Exhibit 10.3

EXECUTION VERSION
SIXTH AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT

Dated as of June 10, 2025

among

PARLEX 2 FINANCE, LLC,

PARLEX 2A FINCO, LLC,
PARLEX 2 UK FINCO, LLC,
PARLEX 2 EUR FINCO, LLC,
PARLEX 2 AU FINCO, LLC,
PARLEX 2 CAD FINCO, LLC,
WISPAR 5 FINCO, LLC,
SILVER FIN II SUB TC PTY LTD,

and any other Person when such Person joins as a Seller under this Agreement from time to time

individually and/or collectively, as the context requires, as Seller,

and

CITIBANK, N.A.,

as Buyer

i

30.	MISCELLANEOUS	101
31.	TAXES	102
32.	JOINT AND SEVERAL OBLIGATIONS	105

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties and Wire Instructions
SCHEDULE I	Prohibited Transferees
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Eligible Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI-I	Representations and Warranties Regarding Each Individual Purchased Loan Which Is Not (i) a Foreign Purchased Loan (AU), (ii) a Participation Interest in a Whole Loan or (iii) a Foreign Purchased Loan (CAD)
EXHIBIT VI-II	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Participation Interest in a Whole Loan
EXHIBIT VI-III	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Foreign Purchased Loan (AU)
EXHIBIT VI-IV	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Foreign Purchased Loan (CAD)
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Request for Margin Excess
EXHIBIT X EXHIBIT XI EXHIBIT XII	Form of Irrevocable Direction Letter Form of Joinder Agreement Form of Facility Asset Chart
EXHIBIT XIII	Intentionally Omitted

EXHIBIT XIV	Reference Rate Terms for Foreign Purchased Loan (GBP)
EXHIBIT XV	Daily Non-Cumulative Compounded RFR Rate

SIXTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of June 10, 2025, by and among PARLEX 2 FINANCE, LLC, a Delaware limited liability company (“Parlex 2”), PARLEX 2A FINCO, LLC, a Delaware limited liability company (“Parlex 2A”), PARLEX 2 UK FINCO, LLC, a Delaware limited liability company (“Parlex 2 UK”), PARLEX 2 EUR FINCO, LLC, a Delaware limited liability company (“Parlex 2 EUR”), PARLEX 2 AU FINCO, LLC, a Delaware limited liability company (“Parlex 2 AU”), PARLEX 2 CAD FINCO, LLC, a Delaware limited liability company (“Parlex 2 CAD”), WISPAR 5 FINCO, LLC, a Delaware limited liability company (“Wispar 5”), and SILVER FIN II SUB TC PTY LTD, a proprietary company incorporated under the laws of Australia (ACN 657 021 577), acting in its personal capacity and as trustee of the Silver Fin II Sub Trust (ABN 36 362 640 907) (“Silver Fin II” and together with Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU, Parlex 2 CAD, Wispar 5 and any other Person when such Person joins as a Seller hereunder from time to time, individually and/or collectively as the context may require, “Seller”), and CITIBANK, N.A., a national banking association (“Buyer”).
1.APPLICABILITY

From time to time, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.
This Agreement amends, restates and replaces in its entirety that certain Fifth Amended and Restated Master Repurchase Agreement, dated as of April 16, 2021 (the “Fifth Amendment and Restatement Date”), by and among Seller and Buyer, as amended by (i) that certain First Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of August 6, 2021, (ii) that certain Second Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of December 24, 2021, (iii) that certain Third Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of May 25, 2022, (iv) that certain Fourth Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of January 24, 2023 and effective January 17, 2023, (v) that certain Fifth Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of June 6, 2024 and effective December 31, 2024, (vi) that certain Sixth Amendment to Fifth Amended and Restated Master Repurchase Agreement, dated as of December 31, 2024, each by and among Seller, Guarantor and Buyer (collectively, the “Original Agreement”). Seller and Buyer acknowledge and agree that the Original Agreement shall be void and of no force or effect from and after the date hereof. All Transactions (as defined in the Original Agreement) outstanding under the Original Agreement as of the Sixth Amendment and Restatement Date shall be deemed to be Transactions (as defined in this Agreement) outstanding under this Agreement and all Confirmations (as defined in the Original Agreement) under the Original Agreement as of the Sixth Amendment and Restatement Date shall be deemed to be Confirmations under this Agreement (and, accordingly, in each case, subject to the terms and conditions hereof) and all references in any

Transaction Document (including, without limitation, any and all Confirmations and assignment documentation executed pursuant to the Original Agreement) to “the Agreement” or any similar formulation intended to refer to the Original Agreement shall be deemed to be references to this Agreement.
2.DEFINITIONS
“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.
“Acceptable Attorney” means (i) Ropes & Gray LLP, (ii) a firm of solicitors regulated by the Solicitors Regulation Authority (with respect to any Foreign Purchased Loan secured by Mortgaged Property located in England) reasonably acceptable to Buyer, (iii) Herbert Smith Freehills LLP, or (iv) any other attorney-at-law or law firm reasonably acceptable to Buyer, or notary (if required in the relevant jurisdiction) that has, in the case of each of (i) through (iv) herein, delivered at Seller’s request an Attorney’s Bailee Letter, as applicable.
“Accepted Servicing Practices” shall have the meaning given to such term in the Servicing Agreement (or, if not defined therein, shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service whole mortgage loans (and senior interests in whole mortgage loans) in the jurisdiction where the related Mortgaged Property is located).
“Account Security Agreement” shall mean, with respect to a Foreign Purchased Loan, an agreement creating security over a bank account maintained by the related Mortgagor.
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, passing a resolution or making of a decree or order for relief by a court having jurisdiction over such Person, or such Person suffering any such petition, resolution, decree or proceeding to be commenced by another which is not consented to, or any substantial part of such Person’s assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect which (i) results in the entry of an order for relief or (ii) is not dismissed within 90 days, (b) the seeking, resolving to, or consenting to the appointment of, or the actual appointment (by a court having jurisdiction over such Person) or otherwise) to such Person, or any substantial part of its assets or property, of an administrator, judicial manager, receiver, interim-receiver, receiver and manager, liquidator, provisional liquidator assignee, custodian, Controller, trustee, sequestrator, administration or similar official for such Person or for any substantial part of its assets or property and such appointment shall remain unstayed and in effect for a period of 90 days (or, solely with respect to the appointment of an administrator to an Australian Obligor, ten (10) days), (c) an order by a court having jurisdiction over such Person or any substantial part of its assets or property ordering the winding up or liquidation of such Person’s affairs, and such order shall remain unstayed and in effect for a period of 90 days, (d) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (e) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (f) the consent by such Person to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, liquidator, assignee, custodian, trustee, Controller, sequestrator or similar official for such Person or for any substantial part of its assets or property, (g) the making by such Person of any general assignment for the benefit of creditors, (h) the admission in writing in connection with a legal proceeding of the inability of such Person to pay its debts generally as they become due, (i) in respect of any Australian Obligor only, such Person being taken under section 459F(1) of the Australian Corporations Act to have failed to comply with a statutory demand, or (j) in respect of any Australian Obligor only, such Person becoming an insolvent under administration (as defined in section 9 of the Australian Corporations Act).

“Actual Knowledge” shall mean, as of any date of determination, the then current actual knowledge of Katharine Keenan, Robert Sitman and F. Austin Pena, without duty of further inquiry or investigation; provided, that if any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor after the date of this Agreement in a capacity comparable to the capacity occupied as of the date of this Agreement, then Seller shall designate promptly another individual reasonably acceptable to Buyer for purposes of satisfying this definition.

“Additional Business Day” shall mean any day specified as such in the Reference Rate Terms.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“AFSL” shall have the meaning specified in Section 24(d) of this Agreement.

“Agreement” shall mean this Sixth Amended and Restated Master Repurchase Agreement, dated as of the date first set forth above, by and among Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU, Parlex 2 CAD, Wispar 5, Silver Fin II and Citibank, N.A., as such agreement may be amended, modified, supplemented, and/or restated and in effect from time to time.

“Anti-Money Laundering Laws” shall have the meaning specified in Section 10(b)(xxiii).

“ANZVPS” shall mean the Australia and New Zealand Valuation and Property Standards published by the Australian Property Institute and the Property Institute of New Zealand.

“Applicable Currency” means U.S. Dollars, Pounds Sterling, Euro, AU Dollars, CA Dollars or such other currency permitted by Buyer, in its sole discretion, as applicable.

“Applicable SOFR” shall mean, with respect to each SOFR Based Transaction, either the SOFR Average or Term SOFR, as applicable, as designated in the related Confirmation.

“Applicable Spread” shall mean, with respect to each Transaction:

(i) so long as no Event of Default shall have occurred and be continuing, the number of basis points (i.e., 1 basis point equals 0.01%) set forth in the related Confirmation; provided, that, notwithstanding the foregoing, with respect to any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing, or which is subject to a breach of a representation and warranty set forth in Exhibit VI hereto in any material respect, and, in each case, for which Buyer has not reduced the Market Value thereof to zero pursuant to the definition of “Market Value,” the Applicable Spread for such Purchased Loan shall increase by twenty five basis points (0.25%) from the number of basis points set forth in the related Confirmation for so long as such Purchased Loan Event of Default or event or circumstances giving rise to such breach is continuing; or

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.00%).

It is understood and agreed that no improvement or decline in the LTV (Loan UPB) after the applicable Purchase Date for a Purchased Loan shall result in any adjustment to the Applicable Spread for such Purchased Loan.

“Appraisal” shall mean an Appraisal Regime-compliant appraisal addressed to Buyer, Seller or Guarantor (or, in the case of a Purchased Loan (AU), the facility agent or the security trustee in respect of that Purchased Loan (AU)), and, where it is market practice in the jurisdiction where the relevant Mortgaged Property is located, the successors and assigns of the addressee (and, if not addressed to Buyer, containing reliance language acceptable to Buyer (acting reasonably and having regard to market practice for appraisals in the jurisdiction in which the relevant Mortgaged Property is located), which language shall be made available by Seller to and approved by Buyer prior to the applicable Purchase Date) and reasonably satisfactory to Buyer of the related Mortgaged Property from a third party appraiser.

“Appraisal Regime” shall mean: (a) with respect to U.S. Purchased Loans, FIRREA, and (b) with respect to Foreign Purchased Loans, RICS, ANZVPS or its equivalent in any applicable jurisdiction, as applicable.

“ARD Loan” shall mean any loan that provides that if the unamortized principal balance thereof is not repaid by a date certain set forth in the related loan documents, such loan will accrue additional interest at the rate specified in the related Mortgage Note and the related Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.
“Assignment Documents in Blank” shall mean,
(a)for each Purchased Loan that is not a Participation Interest, the (i) allonge in blank (in the case of a U.S. Purchased Loan), (ii) Transfer Certificate duly executed by Seller or transferor (howsoever described) with the name of the transferee (howsoever described) and dated in blank (in the case of a Foreign Purchased Loan), (iii) omnibus assignment in blank, (iv) except in the case of each Purchased Loan that is a Senior Interest, Assignment of Mortgage in blank, (v) except in the case of each Purchased Loan that is a Senior Interest or a Foreign Purchased Loan (AU), assignment of Assignment of Leases in blank, and/or (vi) equivalent of each of the foregoing (except with respect to the Transfer Certificate referenced in clause (ii) herein, for which there shall be no equivalent) in the relevant non-U.S. jurisdiction and where so required by Buyer, duly executed by Seller with the name of the transferee or assignee (howsoever described) and dated in blank (in the case of a Foreign Purchased Loan) and
(b)for each Purchased Loan that is a Participation Interest, (i) an endorsement in blank in respect of the related participation certificate and (ii) an assignment and assumption agreement in blank.

“Assignment of Leases” shall mean, with respect to any Mortgage (other than in the case of any Foreign Purchased Loan (AU)), an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable or registerable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable or registerable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.
“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance reasonably acceptable to Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee (in the case of U.S. Purchased Loans) or agent (in the case of Foreign Purchased Loans), of Buyer, or solicitor of Seller (in the case of Foreign Purchased Loans (AU)), as applicable, under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day (or, in the case of a Foreign Purchased Loan (AU), the tenth (10th) Business Day) following the Purchase Date for the related Purchased Loan.
“AU Dollar” and “A$” shall mean the lawful currency of the Commonwealth of Australia.
“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) of Australia.
“Australian Obligor” shall mean each of Silver Fin II and Silver Pledgor (Trust Units) and any other Person who may become obligated in respect of the Repurchase Obligations and is incorporated, or organized, in Australia.
“AU Reference Banks” shall mean (i) the Commonwealth Bank of Australia, (ii) Westpac Banking Corporation, (iii) Australia and New Zealand Banking Group Limited, (iv) National Australia Bank Limited, and (v) such other Person as Buyer and Seller may agree.
“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.
“Basel II” shall mean the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III).
“Basel III” shall mean:
(i)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)    the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.
“Baseline CAS” means, in relation to a Foreign Purchased Loan (GBP), any rate which is either:
(i)Specified as such in the applicable Reference Rate Terms; or
(ii)Determined by Buyer in accordance with the methodology specified in the applicable Reference Rate Terms.
“BBSY Rate” shall mean, with respect to any Pricing Rate Period related to any Foreign Purchased Loan (AU), the Australian Bank Bill Swap Reference Rate (bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over administration of that rate) for a period equal in length to the relevant Pricing Rate Period displayed on the Thomson Reuters screen BBSY page (or such other page as may replace that page on that service, or the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters) as of 10:30 a.m., Sydney time, on the related Pricing Rate Determination Date (the “BBSY Screen Rate”).
If no BBSY Screen Rate is available for any Pricing Rate Period, and such Pricing Rate Period is longer than the minimum period for which a BBSY Screen Rate is displayed, the BBSY Rate for such Pricing Rate Period shall be the rate which results from interpolating on a linear basis between:
(i)    the BBSY Screen Rate for the longest period (for which the BBSY Screen Rate is available) which is less than such Pricing Rate Period; and
(ii)    the BBSY Screen Rate for the shortest period (for which the BBSY Screen Rate is available) which exceeds such Pricing Rate Period (the “Interpolated BBSY Screen Rate”).
If no BBSY Screen Rate is available for any Pricing Rate Period and it is not possible to calculate an Interpolated BBSY Screen Rate for such Pricing Rate Period, Buyer shall request each of the AU Reference Banks quote the buying for bills of exchange accepted by a leading Australian bank for amounts of not less than the Repurchase Price of the applicable Transaction for a period equal to the relevant Pricing Rate Period, as of 10:30 a.m., Sydney time, on the related Pricing Rate Determination Date.
If at least one such offered quotation is provided, the BBSY Rate with respect to the relevant Pricing Rate Period shall be (i) where more than one offered quotation is provided by the AU Reference Banks, the arithmetic mean (rounded upwards to four decimal places) of all of such offered quotations or (ii) where only one offered quotation is provided by the AU Reference Banks, such offered quotation (rounded upwards to four decimal places).
If at or about noon, London time, on the related Pricing Rate Determination Date, no AU Reference Banks have provided quotations, then BBSY with respect to the relevant Pricing Rate Period shall be the rate determined by Buyer, as a percentage rate per annum, of the cost to Buyer of funding an amount not less than the Repurchase Price for the applicable Transaction in AU Dollars from whatever source it may reasonably select.
The BBSY Rate shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. If the calculation of the BBSY Rate with respect to a Pricing Rate Period results in a BBSY Rate of less than zero (0), BBSY shall be deemed to be zero (0) for all purposes of this Agreement with respect to such Pricing Rate Period.
“BBSY Rate Based Transaction” shall mean any Transaction for which the Benchmark is designated as BBSY Rate in the related Confirmation.
“Benchmark” shall mean, (a) for any EURIBOR Based Transaction, initially, EURIBOR, (b) for any BBSY Rate Based Transaction, initially, the BBSY Rate, (c) for any CORRA Based Transaction, initially, Term CORRA, (d) for any SOFR Based Transaction for which the Applicable SOFR designated on the related Confirmation is the SOFR Average, initially, the SOFR Average and (e) for any SOFR Based Transaction for which the Applicable SOFR designated on the related Confirmation is Term SOFR, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark or with respect to any Transaction, as applicable, then “Benchmark” shall mean, with respect to such then-current Benchmark or with respect to any applicable Transaction, as applicable, the related Benchmark Replacement. Notwithstanding the foregoing, if any setting of any Benchmark as provided above would result in such Benchmark setting being less than the applicable Benchmark Floor, such setting of such Benchmark shall instead be deemed to be such Benchmark Floor.
“Benchmark Floor” shall mean the greater of (a) 0.00% and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation.
“Benchmark Replacement” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the sum of (a) the alternate benchmark rate that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided, that such Unadjusted Benchmark Replacement is consistent with the benchmark rate selected by Buyer in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right; provided, further, that in connection with the replacement of a Benchmark pursuant to Section 3(g)(1)(i), (1) with respect to any CORRA Based Transaction, such Unadjusted Benchmark Replacement shall be Daily Compounded

CORRA (so long as no Benchmark Transition Event and Benchmark Replacement Date has occurred with respect to such rate), and (2) with respect to any other Transaction, such Unadjusted Benchmark Replacement shall be Term SOFR (so long as no Benchmark Transition Event and Benchmark Replacement Date has occurred with respect to such rate), as determined by Buyer in its sole discretion. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to, but in no event greater than the spread adjustment or method for calculation in effect under, (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time; provided, that such Benchmark Replacement Adjustment is consistent with the spread adjustment or method for calculating or determining such spread adjustment selected by Buyer for replacement of such Benchmark with the related Unadjusted Benchmark Replacement in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “EURIBOR”, “EURIBOR Based Transaction”, “BBSY Rate”, BBSY Rate Transaction”, “CORRA”, “CORRA Based Transaction”, “Daily Compounded CORRA”, “Pricing Rate Period”, “Pricing Rate Determination Date”, “Reference Time”, “SOFR Average”, “SOFR Based Transaction”, “Term CORRA”, “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of interest or price differential, timing of transaction requests, future advance requests, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any benchmark rate (including, without limitation, EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average and Term SOFR), the formula, methodology or convention for applying the successor Benchmark Floor to any benchmark rate (including, without limitation, EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average and Term SOFR) and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark or Benchmark Replacement, as applicable, and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark or Benchmark Replacement, as applicable, exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” shall mean, with respect to any applicable Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) during which Buyer determines that (a) adequate and reasonable means do not exist for ascertaining such Benchmark (including, without limitation, if the Benchmark (or the published component used in the calculation thereof) cannot be determined in accordance with the definition thereof) or (b) it is unlawful to accrue Price Differential based on such Benchmark or to otherwise use such Benchmark to determine the applicable Price Differential due for any Pricing Rate Period.
“Blocked Account Agreement” shall mean, individually or collectively, as the context may require:
(i) that certain Cash Management Agreement, dated as of May 28, 2025, among Buyer, Parlex 2A and the Depository, relating to the Cash Management Account established by Parlex 2A, as the same may be amended, modified and/or restated from time to time,
(ii) that certain Deposit Account Control Agreement, dated as of the Second Amendment and Restatement Date, among Buyer, Parlex 2 UK, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 UK, as the same may be amended, modified and/or restated from time to time,
(iii) that certain Deposit Account Control Agreement, dated as of the Second Amendment and Restatement Date, among Buyer, Parlex 2 EUR, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 EUR, as the same may be amended, modified and/or restated from time to time,
(iv) that certain Deposit Account Control Agreement, dated as of the Third Amendment and Restatement Date, among Buyer, Parlex 2 AU, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 AU, as the same may be amended, modified and/or restated from time to time,
(v) that certain Deposit Account Control Agreement, dated as of the Fourth Amendment and Restatement Date, among Buyer, Parlex 2 CAD, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 CAD, as the same may be amended, modified and/or restated from time to time,
(vi) that certain Deposit Account Control Agreement, dated on or about May 25, 2022, among Buyer, Silver Fin II, Servicer and the Depository, relating to the Cash Management

Account established by Silver Fin II, as the same may be amended, modified and/or restated from time to time,
(vii) with respect to Parlex 2 and Wispar 5, the Deposit Account Control Agreement or Cash Management Agreement entered into among such Seller, Buyer, Servicer and the Depository and relating to a Cash Management Account established pursuant to this Agreement by such Seller, as the same may be amended, modified and/or restated from time to time,
(viii) each additional Deposit Account Control Agreement or Cash Management Agreement entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, Buyer, Servicer and the Depository and relating to a Cash Management Account established pursuant to this Agreement by such new Seller, as the same may be amended, modified and/or restated from time to time.
“Break Cost” has the meaning given to that term in the applicable Reference Rate Terms.
“Business Day” shall mean a day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange or Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and a day on which commercial banks in the States of New York, Pennsylvania, Kansas (until such time as Midland Loan Services is no longer a Servicer with respect to the Foreign Purchased Loans), Georgia or Minnesota or in London, England, Sydney, Australia, Toronto, Canada, or, as it relates to a specific Foreign Purchased Loan, the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Foreign Purchased Loan is located or the laws of which otherwise govern the Purchased Loan Documents relating to the subject Foreign Purchased Loan (or as otherwise designated in the Purchased Loan Documents relating to the subject Foreign Purchased Loan and stated in the related Confirmation) are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean (x) any day other than a Saturday, a Sunday or a day on which banks in London, England, Sydney, Australia or Toronto, Canada, as applicable, are closed for dealing in foreign currency and exchange and (y) in relation to: (i) any date for payment or purchase of an amount relating to a Foreign Purchased Loan (GBP); (ii) the determination of the first day or the last day of a Pricing Rate Period for a Foreign Purchased Loan (GBP), or otherwise in relation to the determination of the length of such a Pricing Rate Period; or (iii) the Lookback Period for a Foreign Purchased Loan (GBP), a day which is an Additional Business Day relating to that Purchased Loan.
“Buyer” shall mean Citibank, N.A., or any successor or assign.
“CA Dollar” and “C$” shall mean the lawful currency of Canada.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada) or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Cash Management Account” shall mean, individually or collectively, as the context may require, with respect to each Seller, a segregated interest bearing account, in the name of such Seller for the benefit of Buyer, established at the Depository and subject to a Blocked Account Agreement.
“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.
“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.
“Change of Control” shall mean any of the following events shall have occurred without the prior approval of Buyer:
(i)with respect to each Seller other than Wispar 5, Guarantor shall no longer own, directly or indirectly, 100% of the ownership interest in such Seller and Control, directly or indirectly, such Seller;
(ii)with respect to Wispar 5, Guarantor shall no longer own, directly or indirectly, 80% of the ownership interest in Wispar 5 and Control, directly or indirectly, Wispar 5;
(iii)any merger, reorganization or consolidation of Guarantor where Guarantor is not the surviving entity; or
(iv)any conveyance, transfer, lease or disposal of all or substantially all assets of any Seller or Guarantor to any Person or entity other than an Affiliate of such entity.
“CLO” shall mean any collateral loan obligation bond transaction issued pursuant to a CLO Indenture.
“CLO Indenture” shall mean, with respect to each CLO Participation purchased by Buyer, the indenture entered into for the corresponding CLO Non-Controlling Participations in connection with the corresponding CLO, each as the same may be amended, modified and/or restated from time to time.
“CLO Participation” shall mean a Purchased Loan which is (i) a certificated controlling participation interest in a Whole Loan, (ii) a certificated participation interest in a Whole Loan responsible for all future funding obligations under such Whole Loan, and/or (iii) a CLO

Participation X, in each case to the extent that, as of the Purchase Date for such Purchased Loan, a corresponding CLO Non-Controlling Participation is an asset of the corresponding CLO.
“CLO Non-Controlling Participation” shall mean a certificated non-controlling participation in a Whole Loan in which a CLO Participation has been issued pursuant to a CLO Participation Agreement.
“CLO Participation X” shall have the meaning assigned to the term “Participation X” in each applicable CLO Participation Agreement.
“CLO Participation Agreements” shall mean, individually or collectively as the context requires and as applicable to each CLO Participation and/or CLO Non-Controlling Participation, that certain participation agreement entered into in connection with the corresponding CLO with respect to each CLO Participation purchased by Buyer, as each may be amended, modified and/or restated from time to time.
“CLO Servicing Agreement” shall have the meaning assigned to the term “Servicing Agreement” in the applicable CLO Participation Agreements, as the same may be amended, modified and/or restated from time to time.
“Code” shall mean The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.
“Collateral” shall have the meaning specified in Section 6 of this Agreement.
“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto and any other similar information with respect to a Foreign Purchased Loan.
“Column A” shall have the meaning specified in the definition of Facility Asset Chart.
“Column B” shall have the meaning specified in the definition of Facility Asset Chart.
“Column C” shall have the meaning specified in the definition of Facility Asset Chart.
“Column D” shall have the meaning specified in the definition of Facility Asset Chart.
“Column E” shall have the meaning specified in the definition of Facility Asset Chart.
“Compounded Reference Rate” shall mean, in relation to any RFR Banking Day during the Pricing Rate Period of a Foreign Purchased Loan (GBP), the percentage rate per annum which is the aggregate of:
(i)    the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(ii)    the applicable Baseline CAS.
“Concentration Limit” shall mean, unless otherwise agreed to in writing by Buyer (including, without limitation, in a Confirmation), the test that shall be satisfied at any applicable date of determination, if the aggregate outstanding Purchase Price with respect to all Purchased

Loans which are Participation Interests shall not exceed 33% of the Facility Amount (i) which outstanding Purchase Price for Foreign Purchased Loans shall for purposes of such calculations be converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan, and (ii) excluding for purposes of such calculation each CLO Participation issued pursuant to a CLO Participation Agreement for which no Concentration Limit shall be applicable.
“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract and “Controlling” and “Controlled” shall have meanings correlative thereto.
“CORRA” shall mean the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Based Transaction” shall mean any Transaction for which the Benchmark is designated as Term CORRA in the related Confirmation.
“Credit Risk Asset” shall mean, at any time, any Purchased Loan as to which Buyer shall have concluded in its commercially reasonable discretion that a materially elevated risk of default under the related Purchased Loan Documents is existing and shall have notified Seller that Buyer has arrived at such conclusion; provided, that (x) Buyer shall consult with Seller (on a non-binding basis) prior to arriving at a conclusion that a materially elevated risk of default under the related Purchased Loan Documents is continuing and (y) notwithstanding the foregoing, any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing and the Market Value is less than par shall not be eligible to be designated as a Credit Risk Asset.
“Current Appraisal” shall mean, as of any date of determination, an Appraisal approved by Buyer dated within six (6) months (or such greater number of months as Buyer may approve in its sole discretion) of such date of determination.
“Custodial Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Third Amended and Restated Custodial Agreement, dated as of the February 15, 2019, among the Custodian, Sellers and Buyer, as the same may be further amended, modified and/or restated from time to time, and (ii) each additional Custodial Agreement entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, the Custodian and Buyer, as the same may be amended, modified and/or restated from time to time.
“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean U.S. Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).
“Daily Compounded CORRA” shall mean, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback period of five (5) Business Days) being established by Buyer in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. Notwithstanding the foregoing, if any setting of Daily Compounded CORRA as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Daily Compounded CORRA shall instead be deemed to be such Benchmark Floor.
“Daily Non-Cumulative Compounded RFR Rate” shall mean, in relation to any RFR Banking Day during a Pricing Rate Period for a Foreign Purchased Loan (GBP), the percentage rate per annum determined by the Buyer in accordance with the methodology set out in Exhibit XV.
“Debt Yield (Loan UPB)” shall mean, with respect to each Purchased Loan or proposed Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the unpaid principal balance of such Purchased Loan or proposed Purchased Loan, as applicable, on such date of determination.
“Debt Yield (Purchase Price)” shall mean, with respect to each Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the outstanding Purchase Price of such Purchased Loan on such date of determination.
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Defeasance” shall have the meaning specified in Exhibit VI-I.
“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
“Depository” shall mean PNC Bank, National Association, The Toronto-Dominion Bank, Barclays Bank PLC or any successor Depository appointed by Seller with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

“Diversity Threshold Condition” shall mean, on any date of determination, the condition that shall be deemed to have occurred and be continuing at any time either (x) fewer than four (4) Purchased Loans are then subject to Transactions; or (y) the Herfindahl Score is equal to or less than three-and-one-half (3.5).
“Diversity Threshold Level” shall mean seventy percent (70%).
“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, any event or transaction where such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.
“Due Date (Foreign Purchased Loan (AU))” shall have the meaning given to the term “Due Date” in the Servicing Agreement referenced in clause (v) of the definition of Servicing Agreement.
“Due Diligence Package” shall mean: (i) the Collateral Tape, (ii) the items on the Eligible Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.
“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.
“Economic Sanctions” shall have the meaning specified in Section 10(b)(xxi).
“Eligible Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto and any other similar information with respect to a Foreign Purchased Loan.
“Eligible Loans” shall mean fixed or floating rate whole mortgage loans (“Whole Loans”) or senior interests (including “A” notes in an “A/B” note structure) in such Whole Loans (“Senior Interests”) or certificated participation interests in such Whole Loans or Senior Interests which are (1) denominated in an Applicable Currency and (2) secured by stabilized or un-stabilized multi-family or commercial properties (including, but not limited to, office, retail, industrial and hotel properties, but excluding, with respect to potential Foreign Purchased Loans, development and heavy restructuring facilities), which have been approved by Buyer in its sole discretion as a Purchased Loan and which satisfy all of the following criteria as of the applicable Purchase Date:
(a) the Debt Yield (Loan UPB) is equal to or greater than 6.00%,
(b) the LTV (Loan UPB) is 75.00% or less (or such higher percentage as Buyer may agree to in its sole discretion),
(c) the LTV (Aggregate Loan UPB) is 80.00% or less,
(d) a term of not more than five (5) years, and

(e) in the event the maturity date of the subject Whole Loan or Senior Interests (or participation interests therein) shall be later than three (3) years (inclusive of all extension terms) after the expiration of the Facility Availability Period, then the conditions precedent to the exercise of any option that would extend the maturity date of such Whole Loan or Senior Interests (or participation interests therein) beyond such three (3) year period shall include extension conditions satisfactory to Buyer, including but not limited to, enhanced credit metrics relative to those in place at the time of such Purchased Loan’s origination.
Eligible Loans shall also include such other loans and debt instruments (or interests in such loans and debt instruments) as Buyer may approve from time to time in its sole discretion, subject to terms and conditions and document delivery requirements as may be established by Buyer.
“Environmental Law” shall mean, any federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, orders-in-council, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state, provincial, territorial and local or foreign counterparts or equivalents, in each case as amended from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.
“ESA” shall have the meaning specified in Exhibit VI-I.
“EURIBOR” shall mean, with respect to each Pricing Rate Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate), for a three month period, that appears (a) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or (b) on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, in each case as of 11:00 a.m., Brussels time, on the related Pricing Rate Determination Date (the “EURIBOR Screen Rate”). If such page or service ceases to be available, Buyer may specify another page or service displaying the relevant rate after consultation with Seller.

If the EURIBOR Screen Rate is not available, Buyer shall request the principal London office of the Reference Banks to provide (i) (other than where clause (ii) below applies) the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for amounts of not less than the Repurchase Price of the applicable Transaction for the three month period; or (ii) if different, the rate (if any and applied to the relevant Reference Bank and the three month period) which contributors to the EURIBOR Screen Rate are asked to submit to the relevant administrator, in each case, as of 11:00 a.m., Brussels time, on the related Pricing Rate Determination Date.

If at least one such offered quotation is provided, EURIBOR with respect to the relevant
Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be (i) where more than one offered quotation is provided by the Reference Banks, the arithmetic mean (rounded upwards to four decimal places) of all of such offered quotations or (ii) where only one offered quotation is provided by the Reference Banks, such offered quotation (rounded upwards to four decimal places).

If at or about noon, London time, on the related Pricing Rate Determination Date, no
Reference Banks have provided quotations, then EURIBOR with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be the rate determined by Buyer, as a percentage rate per annum, of the cost to Buyer of funding an amount not less than the Repurchase Price for the applicable Transaction from whatever source it may reasonably select.

EURIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. If the calculation of EURIBOR with respect to a Pricing Rate Period results in a EURIBOR rate of less than zero (0), EURIBOR shall be deemed to be zero (0) for all purposes of this Agreement with respect to such Pricing Rate Period.
“EURIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction for which EURIBOR is the applicable Pricing Rate, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

EURIBOR
1 – Reserve Requirement

“EURIBOR Rate Based Transaction” shall mean any Transaction for which the Benchmark is designated as EURIBOR Rate in the related Confirmation.
“EURIBOR Screen Rate” shall have the meaning set forth in the definition of EURIBOR.
“Euros” and “€” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the Treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).
“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.
“Excluded Taxes” shall mean, any of the following Taxes or amounts imposed on or with respect to payment to Buyer or required to be withheld or deducted from such payment, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Transactions pursuant to a law in effect on the date on which such Party (i) acquires such interest in the Transactions or (ii) changes its principal office or the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 31, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 31 of this Agreement, (d) Taxes attributable to Buyer’s failure to comply with its obligations under Sections 19(c), 19(d) or 23(i) of this Agreement, (e) any withholding Taxes imposed under FATCA, (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code, (g) Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth) (other than Australian Tax required to be withheld or deducted from any interest or other payment where such withholding or deduction arose as a result of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation arising after May 25, 2022), and (h) any interest, additions to tax or penalties in respect of the foregoing, and (i) an amount required to be withheld or deducted in accordance with a notice or direction of the Commissioner of Taxation that is issued in connection with section 255 of the Income Tax Assessment Act 1936 (Cth) or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth) or any similar or equivalent provisions of the Australian tax law.
“Exit Fee” shall have the meaning specified in the Fee Agreement.
“Facility Amount” shall mean, subject to Section 30(j) of this Agreement, Two Billion Dollars ($2,000,000,000); provided that whenever under this Agreement Seller and Buyer are required or otherwise need to calculate whether the Facility Amount has been or would be exceeded, then all applicable amounts for Foreign Purchased Loans necessary for such calculation shall be converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan for all purposes of such calculation.
“Facility Asset Chart” shall mean a chart in the form of Exhibit XII to this Agreement setting forth, as of any date of determination, with respect to each Purchased Loan, (i) the current outstanding Purchase Price (under the heading “Current Outstanding Buyer Purchase Prices” and referred to herein as “Column A”), (ii) the current Margin Excess (Other) (under the heading “Current Margin Excess (Other)” and referred to herein as “Column B”), (iii) the available Margin Excess (Future Funding) (under the heading “Adjusted Margin Excess (Future

Fundings)” and referred to herein as “Column C”), (iv) the Maximum Purchase Price (under the heading “Total of A, B, C” and referred to herein as “Column D”), and (v) the potentially available Margin Excess (Future Funding) (under the heading “Potential Margin Excess (Future Fundings)” and referred to herein as “Column E”).
“Facility Availability Period Expiration Date” shall mean the day that is the earlier of (i) the Stated Termination Date (as such date may be extended pursuant to Section 3(o)(i), but without giving effect to any extension of such date pursuant to Section 3(o)(ii)) and (ii) any Accelerated Repurchase Date.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and, for the avoidance of doubt, any agreements entered into pursuant to any of the foregoing.
“FCA Regulations” shall have the meaning specified in Section 23(a) of this Agreement.
“FDIA” shall have the meaning specified in Section 23(f) of this Agreement.
“FDICIA” shall have the meaning specified in Section 23(g) of this Agreement.
“Fee Agreement” shall mean: (i) that certain Eighth Amended and Restated Fee Letter, dated as of the Sixth Amendment and Restatement Date, between Seller and Buyer, as the same may be amended, modified and/or restated from time to time (including through a Joinder Agreement), and (ii) each additional Fee Letter entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, the Custodian and Buyer, as the same may be amended, modified and/or restated from time to time.
“Filings” shall have the meaning specified in Section 6.
“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.
“First Amendment and Restatement Date” shall mean July 28, 2014.
“Foreign Assignment Agreement” shall mean, with respect to a Foreign Purchased Loan, a security agreement or a security deed between the applicable Seller and Buyer pursuant to which such Seller assigns by way of security to Buyer all of its right, title and interest under and in relation to each related Purchased Loan Document relating to such Foreign Purchased Loan (including its rights against any Security Agent) and any professional report delivered with respect to a Foreign Purchased Loan that is addressed to or capable of being relied on by such Seller.

“Foreign Purchased Loan” shall mean: (i) with respect to any Transaction, an Eligible Loan secured by Mortgaged Property located outside of the United States of America or any territory thereof and which is sold by the applicable Seller to Buyer in such Transaction and (ii) with respect to the Transactions for Foreign Purchased Loans in general, all Eligible Loans secured by Mortgaged Property located outside of the United States of America or any territory thereof and which are sold by the applicable Sellers to Buyer.
“Foreign Purchased Loan (AU)” shall mean a Foreign Purchased Loan denominated in AU Dollars.
“Foreign Purchased Loan (CAD)” shall mean a Foreign Purchased Loan denominated in CA Dollars.
“Foreign Purchased Loan (EUR)” shall mean a Foreign Purchased Loan denominated in Euros.
“Foreign Purchased Loan (GBP)” shall mean a Foreign Purchased Loan denominated in Pounds Sterling.
“Foreign Sanctions Authority” shall mean the Financial Conduct Authority, the Foreign & Commonwealth Office, Her Majesty’s Treasury of the United Kingdom, the Department of Foreign Affairs and Trade of Australia, Global Affairs Canada, Public Safety Canada, the United Nations or any other analogous Governmental Authority in any applicable non-U.S. jurisdiction in which a Mortgaged Property securing a Purchased Loan is located.
“Foreign Sanctions List” shall mean any sanctions or “black” list maintained by a Foreign Sanctions Authority.
“Fourth Amendment and Restatement Date” shall have the meaning specified in Section 1 of this Agreement.
“Funding Fee” shall have the meaning specified in the Fee Agreement.
“Future Funding Conditions Precedent” shall have the meaning specified in Section 4(c).
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, provincial, territorial, local or other political subdivision thereof with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Ground Lease” shall have the meaning specified in Exhibit VI-I.
“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Amended and Restated Limited Guaranty, dated as of June 10, 2025, from Guarantor in favor of Buyer, as the same may be further amended, modified and/or restated from time to time.
“Hedging Transactions” shall mean, with respect to any Purchased Loan that is a fixed rate loan, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with either (x) Buyer or an Affiliate of Buyer or (y) one or more other counterparties reasonably acceptable to Buyer and, in the case of clause (y) only, assigned by Seller to Buyer as additional collateral for the applicable Transaction.
“Herfindahl Score” shall mean, as of any date of determination, an amount determined by dividing (i) one by (ii) the sum of the series of products obtained for each Purchased Loan, by squaring the quotient of (x) the outstanding principal balance on such date of each such Purchased Loan and (y) the aggregate outstanding principal balance of all Purchased Loans on such date.
“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (e) Capital Lease Obligations of such Person; and (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.
“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) Other Taxes.
“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.
“Insolvency Laws” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada) and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension or payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insurance Rating Requirements” shall have the meaning specified in Exhibit VI-I.
“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).
“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published by ISDA from time to time.
“Joinder Agreement” shall have the meaning specified in the definition of Seller.
“Junior Interest” shall have the meaning specified in Exhibit VI-I.
“Lien” shall mean any mortgage, lien, encumbrance, charge, hypothec, trust, retention of title or other security interest by way of, or having similar commercial effect to, security for the payment or performance of an obligation, whether arising under contract, by operation of law, judicial process or otherwise, and includes, for the avoidance of doubt, any “security interest” as defined in sections 12(1) or 12(2) of the PPSA and excludes any “security interest” as defined in section 12(3) of the PPSA that does not, in substance, secure the performance or payment of an obligation.
“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.
“LTV (Aggregate Loan UPB)” shall mean, with respect to any Purchased Loan or proposed Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the sum of (x) the unpaid principal balance of such Purchased Loan or proposed Purchased Loan plus (y) the unpaid principal balance of any subordinate or mezzanine debt secured indirectly by the Mortgaged Property and the denominator of which shall equal the “as is” value of such Mortgaged Property securing such Purchased Loan or proposed Purchased Loan as determined by Buyer as of the Purchase Date in its sole discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.
“LTV (Loan UPB)” shall mean, with respect to any Purchased Loan or proposed Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the unpaid principal balance of such Purchased Loan or proposed Purchased Loan, as applicable, and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan or proposed Purchased Loan, as applicable, as determined by Buyer as of the Purchase Date in its sole discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.
“LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the outstanding Purchase Price of such Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer as of the Purchase Date or as of any other Business Day on which the LTV (Purchase Price) is being determined pursuant to this Agreement, in each case, in its sole discretion exercised in good faith, and calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.
“MAI” shall have the meaning specified in Exhibit VI-I.
“Manager Affiliate Information” shall mean information that (i) relates to any Purchased Loan with respect to which the related Mortgagor or any of its beneficial owners is an Affiliate of BXMT Advisors, L.L.C., a Delaware limited liability company (or any successor investment manager of Guarantor that is Controlled by Blackstone Inc.), and (ii) a Seller or Guarantor obtains as a result of its affiliation with such Mortgagor or beneficial owner prior to the provision thereof to the lenders under the related Purchased Loan Documents in accordance with the terms thereof.

“Margin Amount” shall mean, with respect to any Purchased Loan as of any date of determination, an amount equal to the product of the applicable Margin Percentage and the outstanding Purchase Price of such Purchased Loan as of such date.
“Margin Deficit” shall have the meaning specified in Section 4(a).
“Margin Deficit Notice” shall have the meaning specified in Section 4(b).
“Margin Excess” shall mean, as applicable, Margin Excess (Future Funding) or Margin Excess (Other).
“Margin Excess (Future Funding)” shall have the meaning specified in Section 4(c).
“Margin Excess (Other)” shall have the meaning specified in Section 4(e).
“Margin Percentage” shall mean, with respect to any Purchased Loan as of any date of determination, the reciprocal of the applicable Maximum Purchase Price Percentage.
“Market Disruption Rate” shall mean the rate (if any) specified as such in the applicable Reference Rate Terms.
“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, determined as described below:
(x)    with respect to any Purchased Loan as to which a Purchased Loan Event of Default has not occurred and is not continuing, par, or
(y)    with respect to any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing, as determined by Buyer in its commercially reasonable discretion, solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value) in terms of the performance or condition, taken in the aggregate, of (i) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (ii) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any underlying property or other collateral securing such Purchased Loan, (iii) the commercial real estate market relevant to the Mortgaged Property, and (iv) any actual risks posed by any liens or claims on the related Mortgaged Property or Properties).
In addition (and notwithstanding clause (x) above), the Market Value for any Purchased Loan may be deemed by Buyer to be zero or such greater amount (in Buyer’s commercially reasonable discretion) in the event any of the following occurs with respect to such Purchased Loan:
(a)such Purchased Loan is subject to a breach of a representation and warranty set forth in Exhibit VI hereto in any material respect (but without giving effect to any qualifications for Seller’s Actual Knowledge),

(b)any material portion of the Purchased Loan File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (except to the extent disclosed in a Trust Receipt issued by the Custodian on or prior to the Purchase Date),
(c)such Purchased Loan has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement,
(d)a Purchased Loan Event of Default exists with respect to such Purchased Loan,
(e)such Purchased Loan has not been repurchased on the applicable Repurchase Date,
(f)the failure of any Purchased Loan to qualify for safe harbor treatment as contemplated in Section 21,
(g)such Purchased Loan no longer qualifies as an Eligible Asset, or
(h)Seller fails to purchase any related Purchased Loan simultaneously with the repurchase of such Purchased Loan.
For the avoidance of doubt, the Market Value of any Purchased Loan shall be denominated in the same Applicable Currency as the Purchase Price of such Purchased Loan and, if determined in a currency other than such Applicable Currency, shall be converted to such Applicable Currency for the purposes herein based on the applicable Purchase Date Spot Rate with respect to such Purchased Loan.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of Seller and Guarantor, taken as a whole, (b) the ability of Seller or Guarantor to pay and perform its material obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.
“Maximum LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the Maximum Purchase Price of the Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer in its commercially reasonable discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan.
“Maximum Non-Performing Purchased Loans Test” shall mean, as of any date, the test that shall be satisfied in the event the aggregate outstanding Purchase Price of Purchased Loans as to which a Purchased Loan Event of Default has occurred and is continuing is less than twenty percent (20%) of the aggregate outstanding Purchase Price of all Purchased Loans as of such date.

“Maximum Purchase Price” shall have the meaning set forth in the Fee Agreement.
“Maximum Purchase Price Percentage” shall have the meaning set forth in the Fee Agreement.
“Mortgage” shall mean: (x) with respect to U.S. Purchased Loans, a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, or a leasehold interest therein, securing a mortgage note or similar evidence of indebtedness, and (y) with respect to Foreign Purchased Loans, the related mortgage, debenture, hypothec, charge or equivalent security deed or other instrument creating a first priority lien, first priority mortgage, first priority charge, first priority hypothec or first priority security interest in an estate in fee simple in real or immovable property and the improvements thereon, or in a freehold or crown or other leasehold interest therein, securing a mortgage note or similar evidence of indebtedness and any other security deed or other instrument or securing indebtedness under a loan or facility agreement (and any related finance documentation), in each case securing indebtedness under applicable Requirements of Law in the relevant non-U.S. jurisdiction.
“Mortgage Note” shall mean: (x) with respect to U.S. Purchased Loans, a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with such U.S. Purchased Loan, and (y) with respect to Foreign Purchased Loans, any evidence of indebtedness of a Mortgagor that is secured by a Mortgage in connection with such Foreign Purchased Loan (including, without limitation, the applicable facility or loan agreement).
“Mortgaged Property” shall mean the real or immovable property securing repayment of the debt evidenced by (x) with respect to U.S. Purchased Loans, a Mortgage Note, (y) with respect to Foreign Purchased Loans other than Foreign Purchased Loans (CAD), a Mortgage, and (z) with respect to Foreign Purchased Loans (CAD), a Mortgage or Mortgage Note.
“Mortgagee” shall mean the record holder or registered holder (as applicable) of (x) with respect to U.S. Purchased Loans, a Mortgage Note secured by a Mortgage, and (y) with respect to Foreign Purchased Loans, a Mortgage.
“Mortgagor” shall mean the obligor (x) with respect to U.S. Purchased Loans, on a Mortgage Note and the grantor of the related Mortgage, and (y) with respect to Foreign Purchased Loans, that is expressed in the loan agreement for the relevant Foreign Purchased Loan to be the legal or beneficial owner of the relevant Mortgaged Property and which is the grantor of the related Mortgage.
“MTM Representations” shall mean the representations and warranties set forth as items (a) 11, 12, 14, 25, 35, 36, 37, 42, 47, 50 and 55 on Exhibit VI-I of this Agreement, (b) 3, 7, 9, 16 and 20 on Exhibit VI-II of this Agreement, (c) 8, 9, 18, 19, 20, 21, 24 and 30 on Exhibit VI-III of this Agreement, and (d) 10, 11, 13, 22, 28, 29, 30, 35, 39 and 46 on Exhibit VI-IV of this Agreement.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate during the preceding five plan years and which is subject to Title IV of ERISA.

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control
“OFAC List” shall mean the Specially Designated Nationals list maintained by OFAC.
“Omnibus Amendment” shall mean that certain Omnibus Amendment to Other Transaction Documents and Reaffirmation of Guaranty dated as of the Sixth Amendment and Restatement Date, by and among Seller, Guarantor and Buyer.
“Original Agreement” shall have the meaning set forth in Section 1 of this Agreement.
“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including, without limitation, United Kingdom stamp duty and stamp duty reserve tax) that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under any Transaction Document; provided, however, that Other Taxes shall not include (i) Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents or (ii) any Excluded Taxes.
“Parlex 2” shall have the meaning set forth in the preamble of this Agreement.
“Parlex 2A” shall have the meaning set forth in the preamble of this Agreement.
“Parlex 2 AU” shall have the meaning set forth in the preamble of this Agreement.
“Parlex 2 CAD” shall have the meaning set forth in the preamble of this Agreement.
“Parlex 2 EUR” shall have the meaning set forth in the preamble of this Agreement.
“Parlex 2 UK” shall have the meaning set forth in the preamble of this Agreement.
“Participant Register” shall have the meaning specified in Section 19(d).
“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participation Interests” shall have the meaning assigned to such term in Exhibit VI-II.
“Patriot Act” shall have the meaning specified in Section 10(b)(xxi).
“Permitted Encumbrances” shall have the meaning specified in Exhibit VI-I.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, construction, builder’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, (c) Liens securing the unpaid balance of purchase money for property acquired in the ordinary course of business under an instalment contract on the supplier’s standard terms where such unpaid balance is not yet due, and (d) Liens granted pursuant to or by the Transaction Documents.
“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, provincial, territorial, state or local government or any agency or political subdivision thereof.
“PEXA” shall mean the electronic registration platform known as Property Exchange Australia.
“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.
“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.
“Pounds Sterling” and “£” shall mean the lawful currency for the time being of the United Kingdom.
“PPSA” shall mean, (i) with respect to any Foreign Purchased Loan (AU), the Personal Property Securities Act (2009) Cth and any legislative instrument made or any regulations in force at any time under the Personal Property Securities Act (2009) Cth; and (ii) with respect to any Foreign Purchased Loan (CAD), the personal property security legislation of the province or territory and/or other jurisdiction where filing and/or recording is necessary or desirable for perfection of validly created security interests in personal property related to such Foreign Purchased Loan (CAD) in accordance with the terms and requirements of such legislation as is applicable, including the regulations thereto.
“PPS Register” shall mean the Personal Property Securities Register established under section 147 of the PPSA.
“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis (or, in the case of Foreign Purchased Loans (AU) only, a 365-day-per-year basis) for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction). Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Loan.
“Pricing Matrix” shall mean the matrix attached to the Fee Agreement which shall be used to determine the Purchase Price Percentage, Maximum Purchase Price Percentage and the Applicable Spread for each Purchased Loan.
“Pricing Rate” shall mean (A) with respect to any Purchased Loan other than a Foreign Purchased Loan (GBP) for any Pricing Rate Period, an annual rate equal to the sum of (i) the Benchmark (or if the Benchmark is EURIBOR, the EURIBO Rate) plus (ii) the Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Loan and (B) with respect to any Foreign Purchased Loan (GBP) and any related Pricing Rate Period, the rate determined in accordance with Section 3(g)(2). The Pricing Rate shall be subject to adjustment and/or conversion as provided in Section 3(g) of this Agreement.
“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction: (w) except as otherwise provided in the immediately following clauses (x), (y) and (z), the second (2nd) Business Day preceding the first day of such Pricing Rate Period; (x) in the case of any SOFR Based Transaction, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period; (y) in the case of a Foreign Purchased Loan (AU) only, the first day of such Pricing Rate Period; or (z) in the case of a Foreign Purchased Loan (GBP), the fifth (5th) Business Day preceding the end of such Pricing Rate Period.
“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.
“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.
“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List or any Foreign Sanctions List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any

person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.
“Prohibited Transferee” shall mean any of the Persons listed on Schedule I attached to this Agreement.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Property Report” shall mean, with respect to a Foreign Purchased Loan, an original, duplicate or counterpart certificate, report or document of title in relation to the related Mortgaged Property (including, if applicable, a certificate of units in a unit trust or share certificate) that is delivered as a condition precedent to the making of the related Foreign Purchased Loan under the loan agreement for such Foreign Purchased Loan.
“Published Rate” shall mean the applicable RFR.
“Published Rate Contingency Period” means the period specified as such in the applicable Reference Rate Terms.
“Published Rate Replacement Event” means, in relation to a Published Rate:
(a)    the methodology, formula or other means of determining that Published Rate has, in the opinion of Buyer and Seller, materially changed;
(b)    (i)    (A)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)    the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)    the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of Buyer and Seller) temporary; or
(ii)    that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or
(d)    in the opinion of Buyer and Seller, that Published Rate is otherwise no longer appropriate for the purposes of calculating Price Differential under this Agreement.
“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.
“Purchase Date Spot Rate (AU)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (AU), the Spot Rate for converting the Applicable Currency of such Purchased Loan to AU Dollars on the related Purchase Date (which shall be set forth in the applicable Confirmation).
“Purchase Date Spot Rate (CAD)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (CAD), the Spot Rate for converting the Applicable Currency of such Purchased Loan to CA Dollars on the related Purchase Date (which shall be set forth in the applicable Confirmation).

“Purchase Date Spot Rate (EUR)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (EUR), the Spot Rate for converting the Applicable Currency of such Purchased Loan to Euro on the related Purchase Date (which shall be set forth in the applicable Confirmation).
“Purchase Date Spot Rate (GBP)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (GBP), the Spot Rate for converting the Applicable Currency of such Purchased Loan to Pounds Sterling on the related Purchase Date (which shall be set forth in the applicable Confirmation).
“Purchase Date Spot Rate (U.S. Dollars)” shall mean with respect to any Purchased Loan which is not a U.S. Purchased Loan, the Spot Rate for converting the Applicable Currency of such Purchased Loan to U.S. Dollars on the related Purchase Date (which shall be set forth in the applicable Confirmation).
“Purchase Date Spot Rate” shall mean the Purchase Date Spot Rate (AU), the Purchase Date Spot Rate (CAD), the Purchase Date Spot Rate (EUR), the Purchase Date Spot Rate (GBP) or the Purchase Date Spot Rate (U.S. Dollars), as applicable.
“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date (paid in the same Applicable Currency as the related Whole Loan or Senior Interest (or participation interest therein) and stated on the related Confirmation), as adjusted after the Purchase Date, all as set forth below and not to exceed the Maximum Purchase Price. The Purchase Price as of the Purchase Date for any Purchased Loan shall be the amount set forth on the applicable Confirmation (expressed in the same Applicable Currency as the related Whole Loan or Senior Interest (or participation interest therein)) equal to the lesser of (a) the product obtained by multiplying (i) the lesser of the Market Value of such Purchased Loan and the par amount of such Purchased Loan by (ii) the applicable Purchase Price Percentage and (b) the amount that causes the LTV (Purchase Price) to equal 60.00%. The Purchase Price of any Purchased Loan shall thereafter only be modified to be (a) increased by any Margin Excess transferred by Buyer to Seller pursuant to Section 4(c) or 4(e) of this Agreement, not to exceed the Maximum Purchase Price, and (b) reduced by any amount applied to reduce such Purchase Price pursuant to Section 3(f), 4(a) or 5 of this Agreement (or, in the case of Principal Payments made in respect of such Purchased Loan, remitted to the applicable Cash Management Account for application to reduce such Purchase Price pursuant to Section 5).
“Purchase Price Percentage” shall mean, with respect to each Purchased Loan, the amount, expressed as a percentage, determined by dividing (i) the outstanding Purchase Price of such Purchased Loan as of any date of determination hereunder by (ii) the Market Value of such Purchased Loan as of such date, not to exceed the Maximum Purchase Price Percentage.
“Purchased Loan” shall mean a Foreign Purchased Loan or a U.S. Purchased Loan, as applicable.
“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan Event of Default” shall mean for any Purchased Loan, an “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan; provided that, notwithstanding anything herein or in the Purchased Loan Documents to the contrary, if a Purchased Loan Event of Default occurs with respect to a Purchased Loan (subject to the expiration of any applicable notice, cure or grace periods) which is a mezzanine loan, then a Purchased Loan Event of Default shall be deemed to occur with respect to any Purchased Loan in the form of a Whole Loan or Senior Interest secured by the same Mortgaged Property that indirectly secures such mezzanine loan.
“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.
“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.
“Rate Election Notice” shall mean the written notice of the election by Buyer, in its sole discretion, to declare that a “Benchmark Transition Event” shall occur, which Rate Election Notice shall designate the affected Benchmark, the applicable Benchmark Replacement Date and the Benchmark Replacement.
“Recast Insolvency Regulation” shall have the meaning specified in Section 10(b)(xiv).
“Reference Banks” shall mean any four major reference banks in the London interbank market selected by Buyer.
“Reference Rate Terms” shall mean with respect to any Foreign Purchased Loan (GBP), in relation to (a) a Pricing Rate Period for that Foreign Purchased Loan (GBP); or (b) any term of this Agreement relating to the determination of a Pricing Rate or rate of interest in relation to such Foreign Purchased Loan (GBP), the terms set out in Exhibit XIV.
“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (1) if such Benchmark is EURIBOR, 11:00 a.m. (London time) on the Pricing Rate Determination Date, (2) if such Benchmark is the BBSY Rate, 10:30 a.m. (Sydney time) on the Pricing Rate Determination Date, (3) if such Benchmark is Term CORRA, 1:00 p.m. (Toronto time) on the Pricing Rate Determination Date, (4) if such Benchmark is the SOFR Average or Term SOFR, 5:00 p.m. (New York city time) on the Pricing Rate Determination Date, and (5) if the Benchmark is not EURIBOR, the BBSY Rate, Term CORRA, the SOFR Average or Term SOFR, the time on the Pricing Rate Determination Date determined by Buyer in its reasonable discretion.
“Register” shall have the meaning specified in Section 19(c).
“Relevant Governmental Body” shall mean (a) the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, or (b) with respect to any determination in respect of

CORRA, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Relevant Nominating Body” shall mean any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.
“Remittance Date” shall mean:
(a)with respect to U.S. Purchased Loans, the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day;
(b)with respect to Foreign Purchased Loans (AU), either (i) solely to the extent the related Purchased Loan Documents require monthly (as opposed to quarterly) interest payments by the relevant Mortgagor, the twelfth (12th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day or (ii) solely to the extent the related Purchased Loan Documents require quarterly (as opposed to monthly) interest payments by the relevant Mortgagor, January 12, April 12, July 12 and October 12, or the next succeeding Business Day, if such calendar day shall not be a Business Day; provided that, notwithstanding the foregoing, in the event that the Due Date (Foreign Purchased Loan (AU)) applicable to such Foreign Purchased Loan (AU) in any month occurs less than three (3) Business Days prior to the applicable date specified in either of the foregoing clause (b)(i) or (ii), then the Remittance Date for such Foreign Purchased Loan (AU) shall be the date which is three (3) Business Days after such Due Date (Foreign Purchased Loan (AU));
(c)with respect to Foreign Purchased Loans (CAD), either (i) solely to the extent the related Purchased Loan Documents require monthly (as opposed to quarterly) interest payments by the relevant Mortgagor, the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day or (ii) solely to the extent the related Purchased Loan Documents require quarterly (as opposed to monthly) interest payments by the relevant Mortgagor, January 17, April 17, July 17 and October 17, or the next succeeding Business Day, if such calendar day shall not be a Business Day; and
(d)with respect to all other Foreign Purchased Loans, January 25, April 25, July 25 and October 25, or the next succeeding Business Day, if such calendar day shall not be a Business Day,
(e)or, in each case, such other day as is mutually agreed to by Seller and Buyer.
“Replacement Reference Rate” shall mean a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;
(b)in the opinion of the Buyer and the Sellers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)in the opinion of the Buyer and the Sellers, an appropriate successor to a Published Rate.
“Repurchase Date” shall mean, with respect to any Purchased Loan, the earliest to occur of
(a)the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day;
(b)the maturity date of such Purchased Loan (as same may be extended pursuant to the Purchased Loan Documents); provided, that notwithstanding the foregoing, with respect to any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing (whether on the maturity date or prior to the maturity date), then the Repurchase Date shall mean the first (1st) anniversary of the occurrence of such Purchased Loan Event of Default (or if such date is not a Business Day, then the next succeeding Business Day);
(c)the Stated Termination Date;
(d)the Early Repurchase Date with respect to such Purchased Loan;
(e)the date on which a Principal Payment is made in full with respect to such Purchased Loan prior to the related maturity date; or
(f)the Accelerated Repurchase Date.
“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising.
“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction (which price shall be expressed and payable in the Applicable Currency stated on the Confirmation for such Purchased Loan); such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts) and (d) any costs incurred in connection with terminating any related Hedging Transactions entered into with Buyer or an Affiliate of Buyer.
“Request for Margin Excess” shall mean a request for Margin Excess, in the form of Exhibit IX attached hereto.
“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“Required Filing” shall mean, with respect to any Foreign Purchased Loan, to the extent applicable, (v) registration of particulars of the related Mortgage at the Companies Registration Office under the Companies Act 2006 and payment of associated fees, (w) registration of the related Mortgage at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees, (x) registration of the related Mortgage at the land registry, land titles office or similar Governmental Authority (including, where applicable, through PEXA) in the relevant State or Territory of the Commonwealth of Australia in which the related Mortgaged Property is situated, (y) registration of the related Mortgage at the land registry office, land titles office or similar Governmental Authority in the relevant province or territory of Canada in which the related Mortgaged Property is situated, and (z) registration of the related Mortgage with any analogous Governmental Authority in the applicable non-U.S. jurisdiction in which the Mortgaged Property securing the related Mortgage is located.
“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.
“RFR” means the rate specified as such in the applicable Reference Rate Terms.
“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.
“RICS” shall mean the then-current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.
“Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanction.
“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or 50% or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition).
“Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority.
“SEC” shall have the meaning specified in Exhibit VI-I.
“Security Agent” shall mean, with respect to a Foreign Purchased Loan that is in syndicated form, a security agent or a security trustee appointed by the lenders under such Foreign Purchased Loan to hold the benefit of any security agreements relating to such Foreign Purchased Loan on their behalf.
“Seller” shall mean, collectively, Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU, Parlex 2 CAD, Wispar 5, Silver Fin II and each other Person as and when same may be approved by Buyer in its sole discretion from time to time and admitted to this Agreement as a Seller by a joinder agreement executed and delivered by Buyer, Seller and such approved other Seller in the form of Exhibit XI to this Agreement (a “Joinder Agreement”).
“Seller Party” shall mean, collectively or individually, as the context may require, each Seller and Guarantor.
“Senior Interests” shall have the meaning given to such term in the definition of “Eligible Loans”.
“Servicer” shall mean: (x) Midland Loan Services, a division of PNC Bank, National Association (y) with respect to the Purchased Loans sold to Buyer by Parlex 2A, Trimont LLC or (z) any other third party servicer selected by Seller and approved by Buyer in its sole discretion; provided, that notwithstanding the foregoing, such other third party servicer selected by Seller shall be approved by Buyer in its reasonable discretion, so long as such Person’s primary servicer rating shall be at least “above average” by Standard & Poor’s Ratings Service.
“Servicing Agreement” shall mean, individually or collectively, as the context may require, (a) other than with respect to each CLO Participation issued pursuant to a CLO Participation Agreement,
(i)    that certain Servicing Agreement, dated as of June 12, 2013, among Parlex 2, Buyer and Servicer, as the same may be amended, modified and/or restated from time to time,
(ii)    that certain Servicing Agreement, dated as of November 25, 2019, among Blackstone Real Estate Special Situations Advisors L.L.C. and Trimont LLC, as joined by Parlex 2, Parlex 2A and Wispar 5 pursuant to that certain Joinder Agreement, dated as of March 19, 2025 and as supplemented by that certain Servicer Notice and Irrevocable Instruction Letter dated as of May 28, 2025 by and among Buyer, Parlex 2, Parlex 2A, Wispar 5 and Trimont LLC, as the same may be amended, modified and/or restated from time to time,
(iii)that certain Servicing Agreement, dated as of the Second Amendment and Restatement Date, among Parlex 2 UK, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time,
(iv)that certain Servicing Agreement, dated as of the Second Amendment and Restatement Date, among Parlex 2 EUR, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time,
(v)that certain Servicing Agreement, dated as of the Third Amendment and Restatement Date, among Parlex 2 AU, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time,
(vi)that certain Servicing Agreement, dated as of the Fourth Amendment and Restatement Date, among Parlex 2 CAD, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time, and
(vii)any other servicing agreement entered into by a Seller, Buyer and any Servicer approved by Buyer for the servicing of Purchased Loans, as the same may be amended, modified and/or restated from time to time,
(viii)and (b) with respect to each CLO Participation issued pursuant to a CLO Participation Agreement, (x) for so long as the corresponding CLO Non-Controlling Participation is an asset of the applicable CLO, the corresponding CLO Servicing Agreement and (y) at any time such corresponding CLO Non-Controlling Participation is not an asset of such CLO, the servicing agreement entered into in accordance with the applicable CLO Participation Agreement.
“Servicing Records” shall have the meaning specified in Section 29(b).
“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following: (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person as a fee for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.
“Similar Loan” shall have the meaning specified in Section 3(g) of this Agreement.

“Significant Purchased Loan Modification” means any modification or amendment of a Purchased Loan which
(i)    reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Purchase Price,
(ii)    increases the principal amount of a Purchased Loan other than (a) increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances or (b) increases resulting from future fundings made pursuant to the Purchased Loan Documents,
(iii)    modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question, provided, however, that Seller may, without the consent of Buyer change the scheduled payment date of a Purchased Loan within any given calendar month,
(iv)    changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,
(v)    subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, servitudes, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),
(vi)    releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,
(vii)    waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation,
(viii)    waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or
(ix)    waives, amends or modifies the underlying insurance requirements of the Purchased Loan;

provided, however, that this definition of “Significant Purchased Loan Modification” shall not include any modification or amendment to any Purchased Loan Document (including, without limitation, a reduction in the aggregate outstanding principal balance of the applicable CLO Participation, and a corresponding increase in the aggregate outstanding principal balance of the corresponding CLO Non-Controlling Participation via ledger entry) solely in connection with the (i) reallocation of a portion of the principal balance of a CLO Participation to the corresponding CLO Non-Controlling Participation pursuant to Section 29(a), (b) and/or (c) or comparable provision of the applicable CLO Participation Agreement in order to implement a replenishment or rebalancing pursuant to Section 12.2 or comparable provision of the corresponding CLO Indenture, and/or (ii) transfer of a portion of the CLO Participation to the applicable CLO as a Delayed Close Collateral Interest and/or Ramp-Up Collateral Interest (each as defined in the corresponding CLO Indenture) pursuant to Section 12.4, 12.5 or comparable provision of the corresponding CLO Indenture, so long as such reallocation or transfer is implemented in connection with (x) an early repurchase consummated in accordance with Section 3(d) of this Agreement or (y) a pro rata reduction in the outstanding Purchase Price of the relevant Purchased Loan.
“Silver Fin II” shall mean Silver Fin II Sub TC Pty Ltd, a proprietary company incorporated under the laws of Australia (ACN 657 021 577), acting in its personal capacity and as trustee of the Silver Fin II Sub Trust (ABN 36 362 640 907).
“Silver General Security Deed” shall mean that certain General Security Deed, dated as of May 25, 2022, from Silver Fin II in favor of Buyer.
“Silver Pledgor (Trust Units)” shall mean Silver Fin Hold TC Pty Ltd, a proprietary company incorporated under the laws of Australia (ACN 657 021 648), acting in its personal capacity and as trustee of the Silver Fin Hold Trust.
“Silver Pledgor (Trustee Shares)” shall mean Silver HoldCo I, LLC, a Delaware limited liability company.
“Silver Priority Deed” shall mean that certain Deed of Priority, dated as of May 25, 2022, among Buyer, Perpetual Corporate Trust Limited as trustee of the Parlex 2022-1 Issuer Trust and Silver Pledgor (Trust Units).
“Silver Specific Security Deed (Trust Units)” shall mean that certain Specific Security Deed (Units), dated as of May 25, 2022, from Silver Pledgor (Trust Units) in favor of Buyer.
“Silver Specific Security Deed (Trustee Shares)” shall mean that certain Specific Security Deed (Shares), dated as of May 25, 2022, from Silver Pledgor (Trustee Shares) in favor of Buyer.
“Single Purpose Entity” shall have the meaning specified in Exhibit VI-I.
“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.
“Sixth Amendment and Restatement Date” shall mean June 10, 2025.

“SOFR” shall mean the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Average” shall mean the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the 30-Day SOFR Average (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the SOFR Administrator on the SOFR Administrator’s Website for the related Reference Time; provided, however, that if, as of such Reference Time, the 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, the SOFR Average for such setting will be 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of the SOFR Average as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of the SOFR Average shall instead be deemed to be such Benchmark Floor.
“SOFR Based Pricing Rate Determination Date” shall mean, (a) in the case of the first Pricing Rate Period for any Purchased Loan, two (2) U.S. Government Securities Business Days prior to the related Purchase Date for such Purchased Loan, and (b) in the case of each subsequent Pricing Period, two (2) U.S. Government Securities Business Days preceding the first day of such Pricing Rate Period.
“SOFR Based Transaction” shall mean any Transaction for which the Benchmark (or the published component used in the calculation thereof) designated in the related Transaction (or as a result of the occurrence of a Benchmark Transition Event, and the related Benchmark Replacement Date) is either the SOFR Average or Term SOFR.
“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital, and (e) with respect to any Australian Obligor, such Person is able to pay such Person’s debts as and when they fall due and payable, and such Person is solvent within the meaning of section 95A of the Australian Corporations Act, which will be the sole test for solvency of any such Australian Obligor.
“Special Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans and otherwise complies with the requirements of Section 13.
“Spot Rate” shall mean, with respect to an Applicable Currency, as of any date of determination, the rate quoted as the spot rate for the purchase of such Applicable Currency with another Applicable Currency at or about 11:00 a.m., London time (in the case of each Foreign Purchased Loan (EUR) and Foreign Purchased Loan (GBP)) or Sydney time (in the case of each Foreign Purchased Loan (AU)) or Toronto time (in the case of each Foreign Purchased Loan (CAD), on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.
“Standard Qualifications” shall have the meaning specified in Exhibit VI-I.
“Stated Termination Date” shall mean January 24, 2027 (or if such day is not a Business Day, the immediately succeeding Business Day), as such date may be extended pursuant to Section 3(o).
“Survey” shall mean: (x) with respect to U.S. Purchased Loans, a certified ALTA/ACSM (or applicable state standards for the state in which the Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer, (y) with respect to Foreign Purchased Loans (other than Foreign Purchased Loans (AU) or Foreign Purchased Loan (CAD)), a valuation of such Mortgaged Property by a valuer prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors or its equivalent in any applicable jurisdiction, in each case, in form and content satisfactory to Buyer in its commercially reasonable discretion, and (z) with respect to a Foreign Purchased Loan (CAD), a survey certificate, certificate of location or real property report prepared by a provincial land surveyor confirming the boundaries, area and dimensions of the Mortgaged Property, the location of the improvements to the Mortgaged Property and the locations of any encroachments, easements, servitudes or rights of way affecting the Mortgaged Property, and, in the case of the foregoing clause (x) and clause (z), in form and content satisfactory to the company issuing the Title Policy for such Mortgaged Property.
“Taxes” shall mean all present or future Taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto and including any stamp duty, transfer taxes and any value added or goods or services tax.
“Term CORRA” shall mean the forward-looking term rate based on CORRA with a tenor of one month (the “Term CORRA Reference Rate”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the Term CORRA Reference Rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the Term CORRA Administrator as of the related Reference Time; provided, however, that if, as of such Reference Time, the Term CORRA Reference Rate has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to the related Term CORRA Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term CORRA as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term CORRA shall instead be deemed to be such Benchmark Floor.
“Term CORRA Administrator” shall mean Candeal Benchmark Administration Services Inc., TSX Inc. or any successor administrator.
“Term CORRA Pricing Rate Determination Date” shall mean, (a) in the case of the first Pricing Rate Period for any Purchased Loan, two (2) Business Days prior to the related Purchase Date for such Purchased Loan, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the first day of such Pricing Rate Period.
“Term Out Period” shall mean an extension period commencing following the end of the Facility Availability Period Expiration Date and ending on the Repurchase Date of the last remaining Purchased Loan subject to a Transaction.
“Term SOFR” shall mean, the forward-looking term rate based on SOFR with a tenor of one month (the “Term SOFR Reference Rate”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the Term SOFR Reference Rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the Term SOFR Administrator as of the related Reference Time; provided, however, that if, as of the such Reference Time, the Term SOFR Reference Rate has not been published by the Term SOFR Administrator then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term SOFR as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term SOFR shall instead be deemed to be such Benchmark Floor.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.
“Terrorism Cap Amount” shall have the meaning specified in Exhibit VI-I.

“Tier One Step Down Condition” shall mean, on any date of determination, the condition that shall be deemed to have occurred and be continuing at any time more than twenty percent (20%) and up to thirty percent (30%) of the Maximum Purchase Price of the Purchased Loans is attributable to Credit Risk Assets.
“Tier One Step Down Level” shall mean seventy-five percent (75%).
“Tier Two Step Down Condition” shall mean, on any date of determination, the condition that shall be deemed to have occurred and be continuing at any time either (x) more than thirty percent (30%) of the Maximum Purchase Price of the Purchased Loans is attributable to Credit Risk Assets; or (y) there are three (3) or fewer Purchased Loans then subject to Transactions.
“Tier Two Step Down Level” shall mean seventy percent (70%).
“Title Policy” shall have the meaning specified in Exhibit VI-I.
“Transaction” shall have the meaning set forth in Section 1.
“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.
“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, any Custodial Agreement, any Blocked Account Agreement, any Servicing Agreement, any Joinder Agreement, the Omnibus Amendment, the Silver General Security Deed, the Silver Specific Security Deed (Trust Units), the Silver Specific Security Deed (Trustee Shares), the Silver Priority Deed, all Confirmations executed pursuant to this Agreement or the Original Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller or Guarantor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.
“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.
“Transfer Certificate” shall mean, with respect to a Foreign Purchased Loan, any form of transfer or substitution certificate or assignment agreement that is scheduled to the related loan agreement or other equivalent agreement for such Foreign Purchased Loan and that is used to effect the legal transfer or assignment of such Foreign Purchased Loan and (if applicable) any accession or substitution certificate, if any, required for the Buyer to become a beneficiary of the security trust in respect of such Foreign Purchased Loan.
“Treasury Regulations” shall have the meaning specified in Section 19(d) of this Agreement.
“TRIA” shall have the meaning specified in Exhibit VI-I.
“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by

Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.
“UCC” shall have the meaning specified in Section 6 of this Agreement.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Dollars” and “$” shall mean the lawful currency of the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Purchased Loan” shall mean: (i) with respect to any Transaction, an Eligible Loan secured by Mortgaged Property located in the United States of America or any territory thereof and which is sold by the applicable Seller to Buyer in such Transaction and (ii) with respect to the Transactions for U.S. Purchased Loans in general, all Eligible Loans secured by Mortgaged Property located in the United States of America or any territory thereof and which are sold by the applicable Sellers to Buyer.
“Whole Loans” shall have the meaning given to such term in the definition of “Eligible Loans”.
“Wispar 5” shall mean Wispar 5 Finco, LLC, a Delaware limited liability company.
“Zoning Regulations” shall have the meaning specified in Exhibit VI-I.
3.INITIATION; CONFIRMATION; TERMINATION; FEES
(a)Subject to the terms and conditions set forth in this Agreement (including, without limitation, (x) the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement and (y) Section 4(h) of this Agreement), an agreement to enter into a Transaction shall be made, from time to time, in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all Purchased Loans shall not exceed the Facility Amount, and (ii) Buyer shall not have any obligation to enter into new Transactions with Seller after the occurrence and during the continuance of a monetary or material non-monetary Default or an Event of Default or after the Facility Availability Period Expiration Date. Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for Buyer’s underwriting of such Eligible Loan. Upon Buyer’s receipt of the Transaction Request, Due Diligence Package and such additional diligence materials, Buyer shall use commercially reasonable efforts to within five (5) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer or its designee against the transfer of the Purchase Price (which Purchase Price shall be funded in the Applicable Currency of the related Whole Loan or Senior Interest (or participation interest therein) and stated on the applicable Confirmation) to an account of Seller or as directed by Seller in writing (and subject to the last sentence of Section 17).
(b)Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loan, shall identify Buyer and Seller, and shall set forth:
(i)    the Purchase Date,
(ii)    the Purchase Price Percentage, Maximum Purchase Price Percentage, the initial Purchase Price and the Maximum Purchase Price for such Purchased Loan (which initial Purchase Price and the Maximum Purchase Price shall be expressed and payable in the same Applicable Currency as the related Purchased Loan),
(iii)    the Repurchase Date,
(iv)    the Pricing Rate (including the Applicable Spread),
(v)    the Margin Percentage,
(vi)    the LTV (Purchase Price) and Maximum LTV (Purchase Price),
(vii)    the LTV (Loan UPB) and LTV (Aggregate Loan UPB) (if applicable),
(viii)    the Funding Fee, any additional conditions precedent to the availability of Margin Excess (Future Funding) and the type of funding (i.e. table funded/non-table funded),
(ix)    the Applicable Currency (which shall be the same Applicable Currency as the related Purchased Loan),

(x)    the applicable Purchase Date Spot Rates, and
(xi)    any additional reasonable terms or conditions not inconsistent with this Agreement and mutually agreed upon by Buyer and Seller.
With respect to any Transaction other than a Transaction relating to a Foreign Purchased Loan (GBP), the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each subsequent Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such subsequent Pricing Rate Determination Date. With respect to any Transaction relating to a Foreign Purchased Loan (GBP), the Pricing Rate shall be determined in accordance with Section 3(g)(2) or 3(g)(3), as applicable. The Purchase Price for each Transaction shall be funded in the Applicable Currency denominated in the applicable Confirmation. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:
(A)    no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;
(B)    subject to any exceptions reasonably approved by Buyer, the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction, before and after giving effect to such Transaction, as though made on such Purchase Date (except to the extent such representations and warranties are made as of a particular date);
(C)    Buyer shall have received from Seller all corporate and governmental approvals, legal opinions of counsel to Seller and Guarantor (including, without limitation, as to authority, enforceability, perfection under the UCC and, with respect to any Foreign Purchased Loan, the equivalent Requirements of Law under the relevant non-U.S. jurisdiction, bankruptcy safe harbor and the Investment Company Act of 1940) and closing documentation as Buyer may reasonably request pursuant to this Agreement (including, with respect to any Foreign Purchased Loan, a Foreign Assignment Agreement and such other closing documentation necessary to transfer such Foreign Purchased Loan to Buyer and perfect the security interest therein granted by Seller in favor of Buyer in the relevant non-U.S. jurisdiction);
(D)    Seller shall have paid to Buyer (x) the Funding Fee then due and payable with respect to such Transaction pursuant to the Fee Agreement and (y) Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this

Agreement (which amounts referred to in the preceding sub-clauses (D)(x) and (D)(y) may be paid through a holdback to the Purchase Price);
(E)    Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction;
(F)    Buyer shall have determined that no event has occurred which is reasonably likely to result in a Material Adverse Effect; and
(G)    as of the applicable Purchase Date, each of the applicable Concentration Limits is satisfied (unless waived by Buyer).
(c)Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made in writing no less than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller. It is understood and agreed that once a Confirmation has been executed by Buyer and Seller, such Confirmation shall be binding on the parties hereto (absent manifest error) and shall constitute evidence of Buyer’s approval of the applicable Purchased Loan and the terms of the applicable Transaction.
(d)No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default). Seller shall be entitled to terminate a Transaction on demand, in whole or in part (but in the case of a termination in part, solely in connection with the (i) reallocation of a portion of the principal balance of a CLO Participation to the corresponding CLO Non-Controlling Participation pursuant to Section 29(a), (b) and/or (c) (or equivalent provision) of the applicable CLO Participation Agreement in order to implement a replenishment or rebalancing pursuant to Section 12.2 (or equivalent provision) of the corresponding CLO Indenture, and/or (ii) transfer of a portion of the CLO Participation to the applicable CLO as a Delayed Close Collateral Interest and/or Ramp-Up Collateral Interest (each as defined in the corresponding CLO Indenture) pursuant to Section 12.4 or 12.5 (or equivalent provision) of the corresponding CLO Indenture), and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(i)Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date,

(ii)on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for such Transaction, (y) the Exit Fee, if any, then due and payable with respect to such Transaction pursuant to the Fee Agreement (provided, however, that no Exit Fee shall be due and payable in connection with a termination of a Transaction by Seller either (x) in part or (y) in whole in connection with (i) a severing of a CLO Participation into multiple participations representing the funded portion of a CLO Participation following which a severed portion is reallocated to the corresponding CLO Non-Controlling Participation and the other severed portion is the subject of a new Transaction under this Agreement and/or (ii) a transfer of a CLO Participation to the applicable CLO as a Delayed Close Collateral Interest and/or Ramp-Up Collateral Interest (each as defined in the corresponding CLO Indenture) pursuant to Section 12.4, 12.5 or comparable provision of the corresponding CLO Indenture) and (z) any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction, in connection with the transfer to Seller or its agent of such Purchased Loan; provided, however, that no amounts shall be due and payable pursuant to Section 3(i)(ii) of this Agreement in connection with a termination of a Transaction by Seller in part or in whole in the circumstance described in the parenthetical to clause (ii)(y) above,
(iii)on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no unpaid Margin Deficit exists, and
(iv)no Default or Event of Default shall have occurred and be continuing as of such Early Repurchase Date.
Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e)On the Repurchase Date or any Early Repurchase Date (including, without limitation, in order to cure a Margin Deficit), termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.
(f)On any Remittance Date before the Repurchase Date (or any Business Day before the Repurchase Date upon two (2) Business Days prior notice to Buyer, with respect to a reduction in outstanding Purchase Price of greater than $2,000,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination), Seller shall have the right, from time to time, to transfer cash (in the Applicable Currency of the related Purchased Loan) to Buyer for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Collateral or the payment of any Exit Fee or other prepayment fee or penalty; provided, that any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential on the amount of such reduction. Upon any reduction in outstanding Purchase Price in accordance with this Section 3(f), either Seller or Buyer can request an amended and restated Confirmation which shall reflect the decrease in the outstanding Purchase Price (it being acknowledged that the failure by any party to request or deliver such amended and restated Confirmation shall not be a Default).
(g)Effect of a Benchmark Transition Event.
(1)    (i)    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to any Benchmark prior to the Reference Time for any Pricing Rate Determination Date for such Benchmark, the applicable Benchmark Replacement will replace such Benchmark for all purposes under this Agreement or under any other Transaction Document in respect of such setting and all settings on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document). Notwithstanding the foregoing, Buyer and Seller may at any time agree to amend and restate any Confirmation with respect to any Transaction to replace the related Benchmark with respect to such Transaction with the applicable Benchmark Replacement.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation or administration of any Benchmark or Benchmark Replacement, in connection with any Benchmark Replacement Date or as a result of a Benchmark Unavailability Period, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Transaction Document.
(iii)        Market Disruption. During a Benchmark Unavailability Period, the component of the Pricing Rate based on the applicable Benchmark shall, during the continuance of such Benchmark Unavailability Period, be replaced with a Benchmark Replacement reasonably determined by Buyer.
(iv)        Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (a) any Benchmark Replacement Date, (b) the effectiveness of any Benchmark Replacement Conforming Changes and (c) the effectiveness of any changes to the calculation of the Pricing Rate described in Section 3(g)(iii). For the avoidance of doubt, any notice required to be delivered by Buyer as set forth in this Section 3(g) may be provided, at the option of Buyer (in its sole discretion), in one or more notices and may be delivered together with, or as a part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Buyer pursuant to this Section 3(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Buyer’s sole discretion and without consent from Seller or any other party to this Agreement or any other Transaction Document.
(v)[Intentionally Omitted].
(vi)Disclaimer. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average or Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average or Term SOFR (or any other Benchmark) or have the same volume or liquidity as EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average or Term SOFR (or any other Benchmark), (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Section 3(g) or Section 3(i) including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a Benchmark Transition Event, the removal or lack thereof of unavailable or non-representative tenors of EURIBOR, BBSY Rate, CORRA, Daily Compounded CORRA, Term CORRA, SOFR, the SOFR Average or Term SOFR (or any other Benchmark), the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Section 3(g)(1)(iv) or otherwise in accordance herewith, and (d) the effect of any of the foregoing provisions of Section 3(g) or Section 3(i).
(2)    The Pricing Rate for Transactions with respect to Foreign Purchased Loans (GBP) shall be calculated as follows:
(i)    Pricing Rate: The Pricing Rate on each Foreign Purchased Loan (GBP) for each day during a Pricing Rate Period is the percentage rate per annum which is the aggregate of (x) the Applicable Spread; and (y) the Compounded Reference Rate for that day. If any day during a Pricing Rate Period for a Foreign Purchased Loan (GBP) is not an RFR Banking Day, the Pricing Rate on that Foreign Purchased Loan (GBP) for that day will be the Pricing Rate applicable to the immediately preceding RFR Banking Day.
(ii)    Adjustment or Conversion: The Pricing Rate for each Foreign Purchased Loan (GBP) shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

(3)    [Intentionally Omitted].
(4)    With respect to any Transaction relating to a Foreign Purchased Loan (GBP):
(i)    if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency applicable to any Foreign Purchased Loan (GBP), any amendment or waiver which relates to:
(A)    providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and
(B)    (I)    aligning any provision of any Transaction Document to the use of that Replacement Reference Rate;
(II)    enabling that Replacement Reference Rate to be used for the calculation of Price Differential under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(III)    implementing market conventions applicable to that Replacement Reference Rate;
(IV)    providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(V)    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made by the Buyer with the consent of Seller.
Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Buyer shall exercise its rights under this Section 3(g) in a manner substantially similar to Buyer’s exercise of similar rights in agreements with customers similarly situated to Seller where Buyer has comparable contractual rights.

(h)Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer (i) to enter into Transactions as contemplated by the Transaction Documents, then the commitment, if any, of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (ii) to maintain or continue Transactions as contemplated by the Transaction Documents, then the portion of the Pricing Rate for such date of determination (or on such earlier date as may be required by law), and for all subsequent dates of determination, that corresponds to (X) other than in relation to a Foreign Purchased Loan (GBP), the Benchmark and (Y) in relation to a Foreign Purchased Loan (GBP), the Compounded Reference Rate, shall be (A) in the case of any Transaction other than a Transaction relating to a Foreign Purchased Loan (GBP), a Benchmark Replacement determined by Buyer pursuant to clause (iii) of the definition of “Benchmark Replacement” and (B) in the case of any Transaction relating to a Foreign Purchased Loan (GBP), a Transaction based on a rate determined by Buyer in accordance with Section 3(g)(2). If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.
(i)Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any indirect or consequential damages including, without limitation, any lost profit or opportunity) which Buyer sustains or incurs as a consequence of
(i)    default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction,

(ii)    other than in relation to a Foreign Purchased Loan (GBP) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained),

(iii)    a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement, or

(iv)    any determination of the Benchmark which results in a transition to a Benchmark Replacement on a day which is not the last day of the then current Pricing Rate Period.

If an amount is specified as “Break Costs” in the Reference Rate Terms for a Foreign Purchased Loan (GBP), Seller shall pay such amounts (if any) attributable to all or any part of a Repurchase Price being paid by that Seller on a day other than a Remittance Date or the Repurchase Date. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for (i) Indemnified Taxes (with Other Taxes applying for this purpose without the proviso in the definition thereof), (ii) Taxes described in clauses (b) through (i) of the definition of Excluded Taxes and (iii) Connection Income Taxes); or
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Benchmark or Compounded Reference Rate, as applicable, hereunder;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. Any claim by Buyer made under this clause Section 3(j) arising in connection with any Transaction relating to a Foreign Purchased Loan (AU) shall be accompanied by reasonable details of the event giving rise to such claim and, if made more than one hundred eighty (180) days after Buyer becomes aware of and was able to quantify the applicable loss or expense, cannot be made in respect of any period occurring more than one hundred eighty (180) days before the date of the applicable demand.
(k)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital deployed in respect of any Transaction as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. Any claim by Buyer made under this clause Section 3(k) arising in connection with any Transaction relating to a Foreign Purchased Loan (AU) shall be accompanied by reasonable details of the event giving rise to such claim and, if made more than one hundred eighty (180) days after Buyer becomes aware of and was able to quantify the applicable amount, cannot be made in respect of any period occurring more than one hundred eighty (180) days before the date of the applicable demand.
(l)Notwithstanding the foregoing or anything herein or in the Fee Agreement to the contrary, (x) no Exit Fee shall be due and payable in connection with the early repurchase of a Purchased Loan if Seller repurchases such Purchased Loan within sixty (60) days after the Benchmark Replacement Date for the related Transaction, (y) if Buyer notifies Seller of its entitlement to additional amounts pursuant to Section 3(j) or 3(k), then provided Seller pays such additional amounts pursuant to Section 3(j) or 3(k), Seller may consummate an early repurchase of all of the Purchased Loans and terminate this Agreement and the other Transaction Documents without payment of the Exit Fee and (z) no Exit Fee shall be due and payable in connection with any reduction in outstanding Purchase Price or consummation of an early repurchase of a Purchased Loan in accordance with Section 4(a).
(m)Notwithstanding the foregoing or anything herein to the contrary, neither Section 3(i) nor Section 3(k) shall apply with respect to any Transaction relating to a Foreign Purchased Loan (AU) the extent such loss, expense or other amount otherwise covered by such Sections are attributable to the implementation or application of or compliance with Basel II or Basel III, to the extent full details have been officially announced and publicly released prior to the date of this Agreement and which are applicable to the Buyer.
(n)Notwithstanding the foregoing or anything herein to the contrary, Buyer, in consultation with Seller, shall take all reasonable steps consistent with prudent banking practice to mitigate any circumstances which would result in any consequence described in Section 3(h) and any amount becoming payable under any of Sections 3(i) through (k), in each case with respect to each Foreign Purchased Loan (AU) (including transferring its rights and obligations under the Transaction Documents to a related entity of Buyer or changing its lending office), provided that Buyer shall not be obligated to take any steps under this Section 3(n) if, in Buyer’s opinion (acting reasonably), to do so might be prejudicial to it. Seller shall indemnify Buyer and hold Buyer harmless from any reasonable out-of-pocket loss or expense (not to include any lost profit or opportunity or other consequential costs, loss or damages) (including, without limitation, reasonable actual attorneys’ fees and disbursements of outside counsel) which Buyer sustains or incurs as a result of steps required to be taken by it under this Section 3(n).
(o)Extension of Stated Termination Date; Term Out Period.
(i)Seller may elect in writing delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date to extend the Stated Termination Date for a one (1) year period ending on the anniversary date in the following year of the Stated Termination Date then in effect (or if such day is not a Business Day, the next following Business Day) which extension shall be conditioned upon

(a)no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing and no Margin Deficit shall exist for which a Margin Deficit Notice has been delivered, and
(b)all representations and warranties made by Seller in Section 10 (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement) shall be true and correct in all material respects on the date as of which the Stated Termination Date is extended with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(ii)Seller shall have the option exercisable by written notice to Buyer delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the then applicable Stated Termination Date, to extend the Stated Termination Date for a period not to exceed the Term Out Period, which extension may be exercised irrespective of whether or not the extension of the Stated Termination Date described in Section 3(o)(i) occurred and which shall be conditioned upon
(a)no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing and no Margin Deficit shall exist for which a Margin Deficit Notice has be delivered, and
(b)all representations and warranties made by Seller in Section 10 (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement) shall be true and correct in all material respects on and as of the first day of the Term Out Period with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
Seller shall not be permitted to enter into any new Transactions during the Term Out Period.
4.MARGIN MAINTENANCE
(a)If, at any time, (v) the aggregate Market Value of all U.S. Purchased Loans shall be less than the sum of the Margin Amounts calculated individually with respect to each U.S. Purchased Loan, (w) the aggregate Market Value of all Foreign Purchased Loans (EUR) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (EUR), (x) the aggregate Market Value of all Foreign Purchased Loans (GBP) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (GBP), (y) the aggregate Market Value of all Foreign Purchased Loans (AU) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (AU), or (z) the aggregate Market Value of all Foreign Purchased Loans (CAD) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (CAD) (each of the foregoing clauses (v) (w), (x), (y) and (z), a “Margin Deficit”), then in any such case Buyer may by notice to Seller in writing (including therein a description of the then-current Market Value calculation for the Purchased Loan for which a Margin Deficit exists, together with a description of the then-current Market

Value calculation for all other Purchased Loans) require Seller to cure such Margin Deficit by any of the following methods selected by Seller:
(i)transferring to Buyer additional collateral acceptable to Buyer in its sole discretion in an amount at least equal to the sum of the amounts, calculated individually for each U.S. Purchased Loan, Foreign Purchased Loan (EUR), Foreign Purchased Loan (GBP) Foreign Purchased Loan (AU) or Foreign Purchased Loan (CAD), as applicable, equal to the product of (x) the difference between the Margin Amount with respect to such Purchased Loan and the Market Value of such Purchased Loan multiplied by (y) the applicable Maximum Purchase Price Percentage, which collateral acceptable to Buyer in its sole discretion shall be held by Buyer as additional Collateral with respect to the applicable Purchased Loan(s);
(ii)reducing the outstanding Purchase Price of any U.S. Purchased Loan, Foreign Purchased Loan (EUR), Foreign Purchased Loan (GBP), Foreign Purchased Loan (AU) or Foreign Purchased Loan (CAD), as applicable, such that the aggregate Market Value of the U.S. Purchased Loans, Foreign Purchased Loans (EUR), Foreign Purchased Loans (GBP), Foreign Purchased Loans (AU) or Foreign Purchased Loans (CAD), as applicable, is at least equal to or is greater than the sum of the Margin Amounts of the U.S. Purchased Loans, Foreign Purchased Loans (EUR), Foreign Purchased Loans (GBP), Foreign Purchased Loans (AU) or Foreign Purchased Loans (CAD), as applicable; or
(iii)doing an early repurchase on an Early Repurchase Date of any U.S. Purchased Loan, Foreign Purchased Loan (EUR), Foreign Purchased Loan (GBP), Foreign Purchased Loan (AU) or Foreign Purchased Loan (CAD), as applicable, pursuant to Section 3(d) of this Agreement and paying the related Repurchase Price which early repurchase results in a cure of such Margin Deficit.
With respect to this Section 4(a), such payments and/or reductions shall be made by Seller in the Applicable Currency of the related Purchased Loan(s) with respect to which such Margin Deficit exists. Any cash transferred to Buyer pursuant to clause (ii) of this Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the outstanding Purchase Price for such Purchased Loan on a “dollar-for-dollar” basis for which there was a Margin Deficit.
(b)If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day (such notice, a “Margin Deficit Notice”) and Seller elects to transfer cash pursuant to Section 4(a)(i) or (ii), Seller shall transfer cash in the full amount (and in the Applicable Currency) required in Section 4(a)(i) or (ii), by no later than the close of business on the second (2nd) Business Day following the Business Day on which such Margin Deficit Notice is given. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c)At any time prior to the Facility Availability Period Expiration Date, in the event a future funding is contractually required to be made available to the related Mortgagor under a Purchased Loan, Seller may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller, by wire transfer to an account of Seller or as directed by Seller in writing (and subject to the last sentence of Section 17), cash (in the Applicable Currency of such Purchased Loan) in an amount equal to the product of a percentage, not to exceed the applicable Maximum Purchase Price Percentage for such Purchased Loan, multiplied by the amount of such future funding (such product, “Margin Excess (Future Funding)”), which cash shall be applied to increase the outstanding Purchase Price with respect to the Transaction for such Purchased Loan and to satisfy such future funding obligation in part; provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Future Funding) to Seller unless Buyer shall have determined that all of the following conditions precedent (such conditions, the “Future Funding Conditions Precedent”) are satisfied:
(i)if in connection with the entry into the initial Transaction relating to the Purchased Loan that is the subject of a future funding obligation, Buyer and Seller agreed upon additional conditions precedent which are required to be satisfied (e.g. maintenance of or improvement in Debt Yield (Purchase Price) and/or Debt Yield (Loan UPB)) with respect to such Purchased Loan and which are specified in the Confirmation, taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), then such additional conditions precedent are satisfied;
(ii)no Default or Event of Default has occurred and is continuing;
(iii)the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Future Funding) shall be equal to or greater than $250,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination);
(iv)Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions precedent to the future funding obligation under the Purchased Loan documentation shall have been satisfied in all material respects; and
(v)following such increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), no Margin Deficit shall exist;
provided further, that, if taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), the LTV (Purchase Price) will exceed sixty percent (60%), then any determination to fund such Margin Excess (Future Funding) shall be made in Buyer’s sole discretion exercised in good faith. In addition to and in no way limiting Seller’s right to submit to Buyer a Request for Margin Excess in accordance with this Section 4(c), concurrent with or following a future funding made by Seller to a Mortgagor under a

Purchased Loan, Seller may submit to Buyer a written request that Buyer, after applying all of the Future Funding Conditions Precedent referred to above, provide Seller with an indication of the amount of availability created with respect to such Purchased Loan by Seller making such future funding.
(d)If any notice is given by Seller under Section 4(c) of this Agreement on any Business Day, Buyer shall transfer cash as provided in Section 4(c) (and subject to the last sentence of Section 17) by no later than the close of business on the second (2nd) Business Day following the Business Day on which Buyer reasonably determines that the Future Funding Conditions Precedent have been satisfied (or, in Buyer’s sole discretion, waived). The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(c) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(c) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.
(e)At any time prior to the Facility Availability Period Expiration Date, in the event,
(x)(a) Seller elects to transfer cash to Buyer pursuant to Section 4(a)(ii) to satisfy a Margin Deficit and (b) on any date subsequent to such transfer of cash, the Market Value of a Purchased Loan increases such that the outstanding Purchase Price with respect to such Purchased Loan is less than the Maximum Purchase Price with respect to such Purchased Loan,
(y)(a) Seller elects to transfer cash to Buyer pursuant to Section 3(f) or elects to receive on the applicable Purchase Date a Purchase Price lower than the Maximum Purchase Price of such Purchased Loan and (b) on any date subsequent to such transfer of cash or election, Seller desires to receive a re-advance of such cash so transferred or an additional advance of cash in an amount up to the Maximum Purchase Price of such Purchased Loan, or
(z)(a) Buyer determines in its sole business judgment exercised in good faith that a Tier One Step Down Condition, a Tier Two Step Down Condition or a Diversity Threshold Condition which occurred and was continuing has been cured and (b) subsequent thereto, Seller desires to receive a re-advance of the reductions in outstanding Purchase Price made in an amount up to the Maximum Purchase Price of such Purchased Loan (the difference between the actual outstanding Purchase Price, and the Maximum Purchase Price as set forth in the foregoing clause (x), (y) or (z), the “Margin Excess (Other)”), then Seller in either case may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller an amount up to such Margin Excess (Other) (in the Applicable Currency of the Purchased Loan for which such Margin Excess (Other) exists), by wire transfer to an account of Seller or designated by Seller in writing (and subject to the last sentence of Section 17); provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Other) to Seller unless Buyer shall have determined that all of the following conditions precedent are satisfied:

(i)no Default or Event of Default has occurred and is continuing;
(ii)with respect to any Purchased Loan, the amount of cash transferred by Buyer pursuant to clause (x), (y) or (z) above shall not cause the Purchase Price to exceed the Maximum Purchase Price for such Purchased Loan;
(iii)the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Other) shall be equal to or greater than $250,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination);
(iv)following such increase in the outstanding Purchase Price attributable to such Margin Excess (Other), no Margin Deficit shall exist; and
(v)with respect to any Purchased Loan, the amount of cash transferred by Buyer pursuant to clause (z) above shall not result in the occurrence of a Tier One Step Down Condition, Tier Two Step Down Condition or a Diversity Threshold Condition after giving pro forma effect to such transfer of cash by Buyer.
(f)If any Request for Margin Excess is given by Seller on any Business Day under (x) Section 4(e)(x) of this Agreement, Buyer shall transfer cash as provided in Section 4(e) by no later than the close of business on the next succeeding Business Day following the Business Day on which Buyer has completed its calculation of Market Value, or (y) Section 4(e)(y) of this Agreement, Buyer shall transfer cash as provided in Section 4(e) by no later than the close of business on the next succeeding Business Day following the Business Day on which such Request for Margin Excess is submitted. The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(e) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(e) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.
(g)Promptly following the transfer of Margin Excess by Buyer to Seller, or any increase to the Market Value of a Purchased Loan, in each case pursuant to Section 4(c) and 4(d) or 4(e) and 4(f), as applicable, Buyer and Seller shall revise the Confirmation to reflect the revised outstanding Purchase Price, Maximum Purchase Price, Purchase Price Percentage, and Maximum Purchase Price Percentage for such Purchased Loan, as applicable, and any other necessary modifications to the terms set forth on the existing Confirmation.
(h)In the event Seller requests to enter into a Transaction with Buyer with respect to any Eligible Loan which includes Margin Excess (Future Funding) obligations approved by Buyer, or Seller requests a Margin Excess (Future Funding) with respect to any Purchased Loan, and the result of such Transaction with respect to such Eligible Loan or the funding of such Margin Excess (Future Funding) with respect to such Purchased Loan would be that, the sum of Column A plus Column B plus Column C calculated with respect to all Purchased Loans collectively (including for this purpose, such Eligible Loan) (with such calculation with respect to Foreign Purchased Loans to be based on the applicable amounts converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan) would exceed the Facility Amount, then Seller may notify Buyer in writing that Seller elects to reallocate downward, in its sole discretion, the amount referenced in Column C with respect to any Purchased Loan by an amount necessary for the sum of Column A plus Column B plus Column C calculated with respect to all Purchased Loans collectively (including for this purpose, such Eligible Loan) (with such calculation with respect to Foreign Purchased Loans to be based on the applicable amounts converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan) not to exceed, with respect to all Purchased Loans collectively (including for this purpose, such Eligible Loan), the Facility Amount. Notwithstanding the foregoing, Seller shall be permitted, at any time and from time to time, upon written notice to Buyer, to reallocate upward or downward the amount referenced in Column C with respect to any Purchased Loan so long as (a) the sum of Column A plus Column B plus Column C calculated with respect to all Purchased Loans collectively (with such calculation with respect to Foreign Purchased Loans to be based on the applicable amounts converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan) does not exceed the Facility Amount, and (b) any upward reallocation of the amount referenced in Column C for any Purchased Loan does not exceed the amount referenced in Column E with respect to such Purchased Loan. Upon making any such reallocations, Seller shall promptly deliver to Buyer (by e-mail) a Facility Asset Chart, which then-current Facility Asset Chart shall represent the definitive allocation of Buyer’s Margin Excess (Future Funding) obligations with respect to all Purchased Loans. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, Buyer and Seller hereby acknowledge and agree that, as of any date of determination, (i) the amount referenced in Column C of the then-current version of the Facility Asset Chart with respect to any Purchased Loan shall be the maximum amount of Margin Excess (Future Funding) that Buyer would be obligated to transfer to Seller with respect to such Purchased Loan upon satisfaction of the Future Funding Conditions Precedent, in accordance with Sections 4(c) and (d) of this Agreement, and (ii) the sum of Column A plus Column B plus Column C calculated with respect to each Purchased Loan individually, as reflected in Column D, shall not exceed, with respect to all Purchased Loans collectively (with such calculation with respect to Foreign Purchased Loans to be based on the applicable amounts converted to U.S. Dollars based on the Purchase Date Spot Rate (U.S. Dollars) for such Foreign Purchased Loan), the Facility Amount.
(i)In the event the Maximum Non-Performing Purchased Loans Test is not satisfied as of any date, then by not later than the close of business on the second Business Day following the Business Day on which such test is not satisfied as notified to Seller by Buyer in writing, Seller shall reduce the outstanding Purchase Price of Purchased Loans as to which a Purchased Loan Event of Default has occurred and is continuing, as determined by Seller, to cause the Maximum Non-Performing Purchased Loans Test to be satisfied.
(j)With respect to any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing, or which is subject to a breach of a representation and warranty set forth in Exhibit VI hereto in any material respect, and, in each case, for which Buyer has not reduced the Market Value thereof to zero pursuant to the definition of “Market Value,” by not later than the close of business on the second Business Day following the

Business Day on which such Purchased Loan Event of Default or breach has occurred, Seller shall be required to reduce the outstanding Purchase Price of the related Purchased Loan to an amount that is equal to a LTV (Purchase Price) equal to fifty percent (50%), which amount shall be notified by Buyer to Seller. Thereafter, for all purposes of this Agreement (including, without limitation, Section 4), the Purchase Price LTV (Purchase Price) of such Purchased Loan shall not exceed fifty percent (50%).
5.INCOME PAYMENTS AND PRINCIPAL PAYMENTS
(a)Each Cash Management Account shall be established at the Depository and, (i) in the case of Parlex 2 and Wispar 5, such Seller’s Cash Management Account shall be established prior to the Purchase Date for the first Transaction entered into by Buyer and such Seller after the Sixth Amendment and Restatement Date, if any, and the establishment of such Cash Management Account shall be one of the “Transaction Conditions Precedent” with respect to such first Transaction for purposes of Section 3(b) hereof, and (ii) in the case of any Cash Management Account established by any Person that joins as a Seller under this Agreement from time to time, such Cash Management Account shall be established concurrently with the execution and delivery of the Joinder Agreement by which such Person joins as a Seller under this Agreement. Buyer shall have sole dominion and control over each Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the applicable Cash Management Account and shall be remitted by the Depository in accordance with the provisions of the applicable Blocked Account Agreement and Servicing Agreement (which remittances shall be in conformity to the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement).
(b)With respect to each Purchased Loan, Seller shall deliver to each servicer that is not a Servicer an irrevocable direction letter (the “Irrevocable Direction Letter”) in the form attached as Exhibit X to this Agreement (in the case of any Foreign Purchased Loan, with such reasonable changes as are mutually agreed upon by Buyer and Seller to reflect any equivalent terminology, customary market practices, Requirements of Law in the relevant non-U.S. jurisdiction, in each case applicable to such Foreign Purchased Loan) with a simultaneous copy to Servicer, instructing such servicer to pay all amounts payable under the related Purchased Loan to the applicable Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor or such servicer forwards any Income with respect to a Purchased Loan to Seller rather than directly to the applicable Cash Management Account, Seller shall (i) make commercially reasonable efforts to cause such Mortgagor or such servicer to forward such amounts directly to the applicable Cash Management Account and (ii) deposit in the applicable Cash Management Account any such amounts within one Business Day of Seller’s receipt thereof.
(c)On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for each Transaction to the extent not previously paid to Buyer.
(d)So long as no Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments and net sale proceeds) shall be remitted by the Depository on each Remittance Date in the following amounts and order of priority:

(i)first, to the Depository, Servicer and Custodian an amount equal to the depository, servicing and custodial fees due and payable;
(ii)second, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans denominated in the same Applicable Currency as the Purchased Loan from which the Income was received as of such Business Day, such payment to be allocated amongst all such Purchased Loans on a pro rata basis based upon the outstanding Purchase Price of each such Purchased Loan;
(iii)third, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;
(iv)fourth, to pay the amount, if any, payable by Seller in the event any Hedging Transaction is being terminated as of such date;
(v)fifth, in the event a Tier One Step Down Condition or a Tier Two Step Down Condition shall have occurred and be continuing, to remit to Buyer an amount to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the Credit Risk Assets then subject to Transactions until the Purchase Price Percentage of the Purchased Loans then subject to Transactions (other than with respect to the Purchased Loans as to which a Purchased Loan Event of Default has occurred and is continuing) (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Loan) is equal to, in the case of a Tier One Step Down Condition, the Tier One Step Down Level, or in the case of a Tier Two Step Down Condition, the Tier Two Step Down Level; and
(vi)sixth, the remainder, if any, to Seller.
(e)So long as no Event of Default shall have occurred and be continuing, all Principal Payments in respect of each Purchased Loan received by the Depository shall be paid, pursuant to the withdrawal instructions of Seller that have been approved by Buyer, within two (2) Business Days after receipt by Depository, in the following amounts and order of priority:
(i)first, to Buyer to be applied in reduction of the Purchase Price of such Purchased Loan, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Purchase Price Percentage for such Purchased Loan (or in the case of a Principal Payment in full, the amount necessary to reduce the outstanding Purchase Price of the related Purchased Loan to zero) together with accrued and unpaid Price Differential on the amount of such reduction;
(ii)second, prior to the Term Out Period, in the event a Tier One Step Down Condition or a Tier Two Step Down Condition shall have occurred and be continuing, to remit to Buyer an amount to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the Credit Risk Assets then subject to Transactions until the Purchase Price Percentage of the Purchased Loans then subject to Transactions (other than with respect to the Purchased Loans as to which a Purchased Loan Event of Default has occurred and is continuing) (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Loan) is equal to, in the case of a Tier One Step Down Condition, the Tier One Step Down Level, or in the case of a Tier Two Step Down Condition, the Tier Two Step Down Level;
(iii)third, during the Term Out Period, in the event a Diversity Threshold Condition has occurred and is continuing, to remit to Buyer all remaining Principal Payments to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the remaining Purchased Loans then subject to Transactions until the Purchase Price Percentage of the Purchased Loans then subject to Transactions (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Loan) is equal to the Diversity Threshold Level; and
(iv)fourth, the surplus, if any, to Seller.
(f)If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied, upon the direction and instruction of Buyer, by the Depository on the Business Day next following the Business Day on which such funds are deposited in the applicable Cash Management Account as follows:
(i)first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;
(ii)second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;
(iii)third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;
(iv)fourth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans as determined by Buyer in its sole discretion, until the outstanding Purchase Price for all of the Purchased Loans has been reduced to zero;
(v)fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and
(vi)sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(g)Notwithstanding any other provision of this Section 5, Income derived from Foreign Purchased Loans (AU) which require quarterly (as opposed to monthly) interest payments by the relevant Mortgagor, which Income is credited to Parlex 2 AU’s Cash Management Account or Silver Fin II’s Cash Management Account, as applicable, shall only be distributed pursuant to this Section 5 on Remittance Dates specified in clause (b)(ii) of the definition thereof, and shall remain in such Cash Management Account and shall not be applied to any payments pursuant to this Section 5 on any Remittance Date specified in clause (b)(i) of the definition thereof.
6.SECURITY INTEREST
Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans (other than for tax purposes). However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges, assigns and hypothecates all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of Seller’s interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the related documents described herein:
(a)the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;
(b)the Hedging Transactions, if any, entered into pursuant to this Agreement;
(c)each Cash Management Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in each Cash Management Account;
(d)the Foreign Assignment Agreement, if any;
(e)all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and
(f)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
Buyer’s security interest in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall promptly deliver to Seller such UCC termination statements, the equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction (with respect to Foreign Purchased Loans) and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller and, (i) in the case of each Foreign Purchased Loan (AU), the Buyer shall promptly register a financing change statement on the PPS Register amending or removing any registration on the PPS Register relating to such Collateral and (ii) in the case of each Foreign Purchased Loan (CAD), the Buyer shall promptly register a financing change statement on the applicable personal property registry amending or removing any registration on such registry relating to such Collateral. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”) and, in relation to each Foreign Purchased Loan (AU) or Foreign Purchased Loan (CAD), under the applicable PPSA. Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under applicable Requirements of Law in the relevant jurisdiction (including, with respect to U.S. Purchased Loans, the UCC and the other laws of the State of New York). In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby and by any Foreign Assignment Agreement, UCC financing statements and continuation statements or their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction, including any registrations on the PPS Register or any applicable personal property registry in Canada (with respect to Foreign Purchased Loans) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby and by any Foreign Assignment Agreement (including (x) in the case of any Foreign Purchased Loan (AU), upon the request of Buyer, executing a legal or statutory mortgage in favor of Buyer over any real property or any other form of security which Buyer reasonably considers appropriate for the property to be subject to that security, each in form and substance reasonably required by Buyer, and (y) marking its records and files to evidence the interests granted to Buyer hereunder).
With respect to each Foreign Purchased Loan (AU), to the extent the law permits, (a) for the purposes of section 115(1) and 115(7) of the PPSA, Buyer need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and sections 142 and 143 are excluded; (b) for the purposes of section 115(7) of the PPSA, Buyer need not comply with sections 132 and 137(3); and (c) each of Parlex 2 AU and Silver Fin II agrees not to exercise its rights to make any request of Buyer under section 275 of the PPSA, to authorize the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.
7.PAYMENT, TRANSFER AND CUSTODY
(a)On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in writing by Seller relating to such Transaction (and subject to the last sentence of Section 17).
(b)On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day (or, in the case of each Foreign Purchased Loan (AU), the tenth (10th) Business Day) after the related Purchase Date, so long as Seller causes an Acceptable Attorney to deliver to Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such

Purchased Loan to the Custodian on or prior to the Purchase Date (unless otherwise waived by Buyer) with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day (or, in the case of each Foreign Purchased Loan (AU), the tenth (10th) Business Day) after the related Purchase Date):
With respect to each Purchased Loan that is a Whole Loan or Senior Interest, to the extent applicable:
(i)The original Mortgage Note (or senior Mortgage Note in an “A/B” structure), bearing all intervening endorsements and/or assignments (including, with respect to Foreign Purchased Loans, copies of all Transfer Certificates duly executed by the relevant parties).
(ii)An original or copy of any loan agreement and any guarantee executed in connection with the Mortgage Note.
(iii)An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority security in the Mortgaged Property).
(iv)Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction).
(v)An original of the Assignment Documents in Blank.
(vi)An original of the Foreign Assignment Agreement.
(vii)Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority security in the Mortgaged Property).
(viii)Other than in the case of Foreign Purchased Loans (AU), an original or copy of the attorney’s opinion of title and abstract of title or a copy of the mortgagee title insurance policy, as applicable, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).
(ix)An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan and, together, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction necessary to perfect a valid first priority security interest in the relevant Mortgaged Property.
(x)Other than in the case of Foreign Purchased Loans (AU), an original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction necessary to perfect a valid first priority security interest in the relevant Mortgaged Property).
(xi)Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction).
(xii)A copy of the UCC financing statements and all necessary UCC continuation statements (or, with respect to Foreign Purchased Loans, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) with evidence of filing or submission for filing thereon, and UCC assignments (or, with respect to Foreign Purchased Loans, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) prepared by Seller in blank, which UCC assignments or such equivalent shall be in form and substance acceptable for filing.
(xiii)An environmental indemnity agreement (if any).
(xiv)Mortgagor’s certificate or title affidavit (if any).
(xv)Other than in the case of Foreign Purchased Loans (AU), a Survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy (or, with respect to Foreign Purchased Loans, by Buyer).
(xvi)With respect to Foreign Purchased Loans, a Property Report and, an overview thereon prepared by Seller’s (or, to the extent customary in the relevant non-U.S. jurisdiction, the relevant Mortgagor’s) counsel addressed to or capable of being relied on by Buyer or its designee upon registration of Buyer or its designee, as lender of record (if available).
(xvii)A copy of the opinion of Mortgagor’s (or, with respect to any Foreign Purchased Loan, to the extent customary in the relevant non-U.S. jurisdiction, Mortgagee’s) counsel.
(xviii)An assignment of permits, contracts and agreements (if any).
With respect to each Purchased Loan which is a participation interest in a Whole Loan or Senior Interest:
(i)the original or a copy of all of the documents described above with respect to a Purchased Loan which is a whole mortgage loan;
(ii)if applicable, an original participation certificate bearing all intervening endorsements;
(iii)an original or copy of any participation agreement and an original or copy of any intercreditor agreement, co–lender agreement and/or servicing agreement executed in connection with the Purchased Loan; and
(iv)An original of the Assignment Documents in Blank.
From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto, as applicable, irrevocably appointing Buyer or its designee its attorney-in-fact with full power during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, to take the actions described therein, on the terms and conditions set forth therein. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer (or its designee) may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the applicable Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee (to the extent such originals are in the possession or control of the Seller). The possession of the Purchased Loan File by Seller or its designee, is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.
(c)Unless an Event of Default shall have occurred and be continuing, Buyer and/or its designee shall exercise all voting and corporate rights with respect to the Purchased Loans in accordance with Seller’s written instructions; provided, however, that Buyer and/or its designee, shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s commercially reasonable discretion and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law. The rights of Buyer as described in Section 3.07 of the Servicing Agreement in relation to the consideration of and provision to the Servicer of any consents, authorizations, directions and/or instructions shall constitute the exercise of voting and corporate rights with respect to the Purchased Loans for the purpose of this Section 7(c). Upon the occurrence and during the continuation of an Event of Default, Buyer and/or its designee, shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.
8.SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS
(a)Title to all Purchased Loans shall pass to Buyer (or its designee) on the applicable Purchase Date, and Buyer (or its designee) shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer (or its designee) from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement, of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof or of Buyer’s obligations pursuant to Section 19(b).
(b)Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer (or its designee) by Seller.

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.
9.INTENTIONALLY OMITTED
10.REPRESENTATIONS
(a)Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.
(b)In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the date of this Agreement, as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder, as of any Business Day on which Margin Excess is made available by Buyer to Seller, and at all times while this Agreement and any Transaction thereunder is in full force and effect:
(i)Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every jurisdiction where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(ii)Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, court schemes, moratoria, administration, examinership, reorganisation and other limitations on creditors’ rights generally and to equitable principles.
(iii)Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent failure to have such licenses, permits and consents is not reasonably likely to have a Material Adverse Effect.
(iv)Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to Seller’s Actual Knowledge, threatened in writing against Seller or any of its assets, which is reasonably likely to have a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(v)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.
(vi)Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of Seller and other obligations of Buyer pursuant to the terms of this Agreement. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement (together, with respect to any Foreign Purchased Loan, with the relevant Foreign Assignment Agreement) are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)No Default. As of the date of this Agreement and each Purchase Date, no Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents. At all times while this Agreement and any Transaction thereunder is in effect, no monetary Default, material non-monetary Default or Event of Default to Seller’s Actual Knowledge has occurred and is continuing under or with respect to the Transaction Documents.
(viii)Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to Buyer that each Purchased Loan sold in a Transaction hereunder, as of the related Purchase Date for such Transaction and as of any Business Day on which Margin Excess is made available by Buyer to Seller which increases the outstanding Purchase Price of such Purchased Loan, conforms to the applicable representations and warranties set forth in Exhibit VI-I, Exhibit VI-II, Exhibit VI-III and Exhibit VI-IV attached hereto in all material respects, except as disclosed to Buyer in writing. With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage, the Transfer Certificate and any other documents required to be delivered under this Agreement and the applicable Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).
(ix)Adequate Capitalization; No Fraudulent Transfer. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.
(x)Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).
(xi)Members. Seller is a wholly owned subsidiary of Guarantor.

(xii)Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.
(xiii)No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.
(xiv)Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.
(xv)Taxes. Seller and Guarantor have filed or caused to be filed all federal and other material tax returns which are required to be filed with respect to Seller and have paid all federal and other material taxes imposed on or with respect to Seller except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against Seller or its assets (except for Permitted Liens).
(xvi)ERISA. Neither Seller nor any ERISA Affiliate maintains any Plans and neither Seller nor any ERISA Affiliate and makes any contributions to any Plans or any Multiemployer Plans.
(xvii)Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller.
(xviii)Full and Accurate Disclosure. No information contained in the Transaction Documents or in any written statement prepared and delivered by Seller or Guarantor pursuant to the terms of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xix)Financial Information. All financial data concerning Seller and Guarantor that has been delivered by Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. To Seller’s Actual Knowledge, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller and Guarantor or in the operations of Seller and Guarantor or, to Seller’s Actual Knowledge, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect.
(xx)Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth in Annex I. With respect to each Seller other than Silver Fin II, such Seller’s jurisdiction of organization is Delaware. With respect to Silver Fin II, Silver Fin II’s jurisdiction of organization is New South Wales. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.
(xxi)Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act. The Seller Parties are in compliance, in all material respects, with (1) the economic, trade and/or financial sanctions, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by the United States (including, without limitation, its Office of Foreign Assets Control) or by any other Governmental Authority of any jurisdiction in which any Seller Party is located or doing business (the “Economic Sanctions”), including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”). None of the Seller Parties or their respective officers, directors or employees or, to Seller’s Actual Knowledge, any agent or other Affiliate of the Seller Parties will use any part of the proceeds related to any Transaction, directly or indirectly (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Acts (Canada), as amended, or (B) to fund or finance any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or financing, is subject to country-wide or territory-wide Economic Sanctions (including Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk

People’s Republic) or of or with any individual or entity that, at the time of such funding or financing, is subject to Economic Sanctions.
(xxii)Prohibited Persons. None of the Seller Parties nor any of their respective Affiliates is a Prohibited Person and each of the Seller Parties is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and each Foreign Sanctions Authority. None of the Seller Parties nor any of their respective members, directors, executive officers, parents or Affiliates, as applicable: (A) are subject to U.S. or multilateral economic or trade sanctions currently in force; (B) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; or (C) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, the U.S. Department of Commerce, the U.S. Department of State and any Foreign Sanctions Authority. Each of the Seller Parties has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
(xxiii)Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (1) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (2) conducting the requisite due diligence in connection with the origination of each Purchased Loan for purposes of the Anti-Money Laundering Laws, and (3) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.
(xxiv)Centre of Main Interests. Seller has not (A) taken any action that would cause its “centre of main interests” (as such term is used in Section 3(1) of the Regulation (EU) No. 2015/848 on Insolvency Proceedings (the “Recast Insolvency Regulation”)) to be located in the United Kingdom or Europe, (B) with respect to each Seller other than Silver Fin II, registered as a company in any jurisdiction other than Delaware, or (C) with respect to Silver Fin II, registered as a company in any jurisdiction other than New South Wales.
(xxv)Trustee. With respect to each Australian Obligor, such Australian Obligor is not the trustee of any trust or settlement other than as disclosed to, and accepted by, Buyer.

(xxvi)Related Party Benefit and Financial Assistance. With respect to each Australian Obligor, such Australian Obligor has not contravened nor will it contravene Chapter 2E or 2J.3 of the Australian Corporations Act by entering into any Transaction Document to which it is a party or participating in any transaction in connection with any Transaction Document to which it is a party.
(xxvii)PPSA Details. With respect to each Australian Obligor, except as disclosed in writing by such Australian Obligor, or on such Australian Obligor’s behalf, such Australian Obligor’s details in respect of its name and applicable company number (or other equivalent corporate identifier) set out in any Transaction Document governed by the laws of Australia or the state or territories thereof are true and correct in all respects and reflects the information contained in the source from which information in relation to it must be taken for the purposes of the PPSA in order to register a financing statement in respect of any liens granted under any Transaction Document.
11.NEGATIVE COVENANTS OF SELLER
On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:
(a)subject to Seller’s right to repurchase any Purchased Loan, take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;
(b)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;
(c)create, incur or permit to exist any Lien in or on the Purchased Loans, except as described in Section 6 of this Agreement;
(d)create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;
(e)modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));
(f)consent to any amendment or supplement to, or termination of any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement; provided, that Buyer shall not unreasonably withhold or delay its consent to any such proposed amendment, supplement or termination; provided further, that notwithstanding the foregoing, to the extent Buyer’s prior approval is required for any such amendment or termination set forth in this Section 11(f) and Seller delivers a written request for approval to Buyer which is not responded to within five (5) Business Days, then Buyer shall be deemed to have granted its approval to such amendment or termination if Seller proceeds to deliver to Buyer a second written request for approval which is not responded to within five (5) Business Days, so long as such second request is marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A REPURCHASE AGREEMENT BETWEEN THE UNDERSIGNED AND BUYER” and the envelope containing the request must be marked “PRIORITY”;
(g)admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;
(h)enter into any Hedging Transactions other than to the extent required under Section 12(e) (it being understood and agreed Seller shall not have any obligation to enter into Hedging Transactions with respect to individual Purchased Loans or pursue hedging strategies at the level of Seller with respect to the Purchased Loans);
(i)after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;
(j)(i) take any action that will cause its “centre of main interests” (as such term is used in the Recast Insolvency Regulation) to be located in the United Kingdom or Europe, (ii) with respect to each Seller other than Silver Fin II, register as a company in any jurisdiction other than Delaware, or (iii) with respect to Silver Fin II, register as a company in any jurisdiction other than New South Wales;
(k)suffer a Change of Control that Buyer has not consented to or enter into or permit any Division/Series Transaction with respect to Seller; or
(l)with respect to each Australian Obligor, other than as disclosed to and approved by Buyer in writing prior to the date it became an Australian Obligor, become a trustee of any trust or settlement without the prior written consent of Buyer (acting reasonably).
12.AFFIRMATIVE COVENANTS OF SELLER
(a)Seller shall use commercially reasonable efforts to promptly notify Buyer of any change in its business operations and/or financial condition that would be reasonably likely to have a Material Adverse Effect; provided, however, the failure to deliver such notice in accordance with this Section 12(a) shall not give rise to an Event of Default; provided, further, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b)Seller shall provide Buyer with copies of such documents as Buyer may reasonably request and which are in Seller’s possession or control evidencing the truthfulness of the representations set forth in Section 10.
(c)Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens of all Persons (other than security interests by or through Buyer and Permitted Liens) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings (including, in the case of any Foreign Purchased Loan (AU), upon the request of Buyer, executing a legal or statutory mortgage in favor of Buyer over any real property or any other form of security which Buyer reasonably considers appropriate for the property to be subject to that security, each in form and substance reasonably required by Buyer).
(d)Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default of which Seller has written notice or Actual Knowledge and which has not otherwise been disclosed pursuant to the reports delivered in accordance with Section 12(i). Seller shall promptly (and in any event within two (2) Business Days after obtaining Actual Knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Section 10(b)(xxi) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Section 10(b)(xxii) (Prohibited Persons) or Section 10(b)(xxiii) (Anti-Money Laundering Laws).
(e)With respect to each fixed rate Purchased Loan, Seller shall enter into Hedging Transactions designed to mitigate interest rate risk (i.e. not credit risk) pursuant to a hedging strategy reasonably acceptable to Buyer and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer). Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.
(f)Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans within Seller’s possession or control as may be reasonably requested by Buyer from time to time.
(g)Seller will permit Buyer or its designated representative to inspect at Buyer’s sole cost and expense (so long as an Event of Default has not occurred and is not continuing) Seller’s records which are not privileged or confidential (but excluding for this purpose all information received from Mortgagors or other obligors on the Purchased Loans) and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year, so long as an Event of Default has not occurred and is not continuing), subject to the terms of any confidentiality agreement between Buyer and Seller and applicable law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and applicable law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.
(h)At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements or their equivalent under applicable Requirements of Law in any relevant non-U.S. jurisdiction as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith. Seller hereby authorizes Buyer and its counsel to file UCC-1 financing statements in form and substance satisfactory to Buyer, describing the collateral as “all assets of the Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect.
(i)Seller shall provide Buyer with the following financial and reporting information:
(i)Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s and (to the extent prepared separately from Guarantor) Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;
(ii)Within 90 days after the last day of its fiscal year, Guarantor’s audited and (to the extent prepared separately from Guarantor) Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Guarantor, by an unqualified report of a nationally recognized independent certified public accounting firm, Deloitte & Touche LLP or any other accounting firm consented to by Buyer in its reasonable discretion;
(iii)Within 30 days after the last day of each calendar month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls and income statements;
(iv)Within 30 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Guarantor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default has occurred and is continuing; and
(v)With respect to the Purchased Loans and related Mortgaged Properties: (x) within 30 days after the last day of each calendar month, Seller’s monthly operations report covering occupancy, collections, delinquencies, losses, recoveries, cash flows and such other property level information as may reasonably be requested by Buyer and (y) within 30 days after the last day of each calendar quarter in any fiscal year, an asset management report prepared by Seller or Guarantor.
(j)Seller shall at all times comply with all laws, ordinances, rules and regulations of any federal, provincial, territorial, state, municipal or other public authority having jurisdiction over Seller or any of its assets, except to the extent any failure thereof is not reasonably likely to result in a Material Adverse Effect. Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business. Seller shall not violate the representations and warranties contained in Section 10(b)(xxi) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Section 10(b)(xxii) (Prohibited Persons) or Section 10(b)(xxiii) (Anti-Money Laundering Laws). Seller shall use commercially reasonably efforts to comply promptly with so-called “know your customer” information reasonably requested by Buyer from time to time during the term of this facility.
(k)Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(l)Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any Lien upon the Collateral, except for Permitted Liens or similar charges.
(m)Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account.
(n)In the event that Guarantor terminates BXMT Advisors L.L.C. as Guarantor’s external manager pursuant to the Second Amended and Restated Management Agreement, dated as of October 23, 2014, between Guarantor and BXMT Advisors L.L.C., any replacement external manager or switch to internal management shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

(o)Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Seller or Guarantor be deemed to (x) have made any representation or warranty pursuant to this Agreement or any other Transaction Document with respect to, (y) have any obligation under this Agreement or any other Transaction Document to deliver to or notify Buyer of, or (z) possess Actual Knowledge of, any Manager Affiliate Information (or event dependent on Manager Affiliate Information), in each case unless and until such time as such Manager Affiliate Information (or applicable event) is provided to the lenders under the related Purchased Loan Documents in accordance with the terms thereof.
(p)Within ten (10) Business Days after the Sixth Amendment and Restatement Date, Seller shall deliver (or cause to be delivered) to Buyer legal opinions of counsel to Seller and Guarantor as to the matters set forth in Section 3(b)(C) hereof, which opinions shall be in similar form and substance as the opinions previously delivered to Buyer with respect to such matters and otherwise satisfactory to Buyer as to form and substance.
13.SINGLE-PURPOSE ENTITY
Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:
(a)It is and intends to remain Solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from and solely to the extent of its own assets as the same shall become due.
(b)It has complied and will comply with the provisions of its organizational documents (i.e. certificate of formation and operating agreement) in all material respects.
(c)It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.
(d)It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person (except, in each case, to the extent consolidation is permitted under GAAP or as a matter of law), and, to the extent required by law, it will file its own tax returns, if any (except, for the avoidance of doubt, if Seller is included as part of a consolidated, unitary, combined or similar tax return, or if Seller is disregarded as a separate entity for applicable tax purposes).
(e)It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any misunderstanding of which it has Actual Knowledge regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.
(f)It has not owned and will not own any property or any other assets other than Purchased Loans, assets intended to be offered as Eligible Loans pursuant to this Agreement, cash and its interest under any associated Hedging Transactions; provided, however, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates an Eligible Loan under its good faith belief that such Eligible Loan will become a Purchased Loan; provided, further, that in the event Buyer does not approve such Eligible Loan for inclusion in a Transaction after Buyer’s receipt of the applicable Transaction Request, Due Diligence Package and such additional diligence materials in accordance with Section 3(a), then Seller shall convey all of its right, title and interest in such Eligible Loan to a third party by not later than ten (10) Business Days after Buyer disapproves (or is deemed to have disapproved) such Eligible Loan in accordance with Section 3(a).
(g)It has not engaged and will not engage in any business other than the acquisition, origination, ownership, servicing, enforcement, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents and its organizational documents.
(h)It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.
(i)It has not incurred and will not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) with respect to the Purchased Loan Documents, and (B) trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due and do not exceed $500,000.00 in the aggregate or (y) more than ninety (90) days past due and do not exceed $250,000.00 in the aggregate, and are being contested in good faith and for which adequate reserves are maintained, and (C) as otherwise expressly permitted under this Agreement.
(j)It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement and under assets intended to be offered as Eligible Loans pursuant to this Agreement (subject to the provisos to Section 12(f) herein), and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.
(k)It will maintain adequate capital derived from income from its business operations for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
(l)It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.
(m)It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.
(n)It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.
(o)Except as expressly permitted under this Agreement, it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)Seller shall not take any Act of Insolvency without the affirmative vote of the Independent Director.
(q)It shall at all times maintain at least one Independent Director. For so long as the Repurchase Obligations remain outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including, to the extent, applicable without the affirmative vote of such Independent Director).
(r)It shall not pledge its assets to secure the obligations of any other Person.
14.EVENTS OF DEFAULT; REMEDIES
(a)After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller in accordance with Section 7(b) for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall be an Event of Default under this Agreement:
(i)Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;
(ii)Seller fails to cure a Margin Deficit in accordance with Section 4 hereof;
(iii)an Act of Insolvency occurs with respect to Seller or Guarantor;
(iv)Guarantor fails to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code);
(v)either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer (or its designee) to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer (or its designee) in any of the Purchased Loans;
(vi)if an event occurs which would constitute (a) an “event of default” under any Hedging Transaction or (b) a “termination event” or an “additional termination event” under any Hedging Transaction (and, in either case, Seller has failed to cure the “event of default” within the applicable cure period or to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of such Hedging Transaction);
(vii)failure of Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement (other than due to any act or failure to act of Depository to the extent available funds are on deposit in the applicable Cash Management Account), which failure is not remedied within three (3) Business Days after written notice thereof to Seller from Buyer;
(ix)any Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Transaction Documents;
(x)a Change of Control shall have occurred;
(xi)any representation (other than a MTM Representation) made by Seller or Guarantor in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for ten (10) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s acquiring Actual Knowledge of such incorrect or untrue representation (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement made by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided Seller repurchases the related Purchased Loan on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made);
(xii)(i) Guarantor breaches any of the payment obligations set forth in the Guaranty or (ii) Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or (iii) shall have defaulted or failed to perform any of the other obligations under the Guaranty in any material respect and such default or failure referred to in this clause (iii) remains uncured for a period of seven (7) Business Days after the earlier of receipt of notice thereof from Buyer or Seller’s acquiring Actual Knowledge of such default or failure by Guarantor;
(xiii)a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 (in the case of Seller) or $5,000,000 (in the case of the Guarantor) shall have been rendered against Seller or Guarantor, and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment;

(xiv)Seller or Guarantor shall have (x) defaulted under any note, indenture, loan agreement, guaranty or other Indebtedness to which it is a party, which default (A) involves the failure to pay a matured obligation in excess of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) the lesser of (i) 5% of Tangible Net Worth (as such term is defined in the Guaranty) and (ii) $25,000,000 (in the case of Guarantor), or (B) results in the acceleration of the maturity of such Indebtedness in excess of a principal amount of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) the lesser of (i) 5% of Tangible Net Worth (as such term is defined in the Guaranty) and (ii) $25,000,000 (in the case of Guarantor) by any other party to or beneficiary of such note, indenture, loan agreement, guaranty or other Indebtedness or (y) failed to perform any other material non-payment obligation under such note, indenture, loan agreement, guaranty or other Indebtedness with an asserted actual out-of-pocket damages claim in excess of the limits referenced in clause (x) with respect to Seller or Guarantor, as applicable and acceleration occurs under such Indebtedness as a result thereof; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor cures such default or failure to perform, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement; or
(xv)if Seller or Guarantor shall breach or fail to perform any of the terms, agreements, conditions, covenants or obligations applicable to such Person under this Agreement, any other Transaction Document or any Purchased Loan Document to which such Person is a party, other than as specifically otherwise referred to in this definition of “Event of Default” (including, without limitation, the failure by Seller to deliver any report required pursuant to Section 12(i)), and such breach or failure to perform is not remedied within fifteen (15) Business Days after written notice thereof to Seller from the applicable party or its successors or assigns; (each of (i) through (xv), an “Event of Default”).
(b)If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:
(i)At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and
(B)to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis (or, in the case of a Transaction relating to a Foreign Purchased Loan (AU), a 365 day per year basis) for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the outstanding Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and
(C)the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.
(iii)Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner in accordance with Requirements of Law, and with prior written notice to Seller, at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(g).
(iv)The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion in accordance with Requirements of Law, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.
(v)Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence and continuance of an Event of Default with respect to Seller.
(vi)Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, provincial, territorial, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York or, with respect to any Foreign Purchased Loan, the equivalent Requirement of Law in the relevant non-U.S. jurisdiction, to the extent that the UCC or such other Requirement of Law is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Loans in accordance with this Section 12(b)(vi)), in equity, and under any other agreement between Buyer and Seller. In relation to Foreign Purchased Loans (AU) or Foreign Purchased Loans (CAD), the Buyer shall also have the right to appoint any person or persons to be a receiver and manager of the Collateral and, without the need for any consent from Seller or any other Person but subject to the same restrictions and limitations imposed on Buyer as set forth in the Transaction Documents, each receiver will have the power to do all things the law allows an owner of any interest in the Collateral to do. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. The parties hereto agree that the method of valuation of Purchased Loans provided for in this Section 12(b)(vi) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations.
(vii)Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence and continuance of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(ix)Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
(x)With respect to any Foreign Purchased Loan, Buyer may take any steps necessary to vest all or any of such Foreign Purchased Loan in the name of Buyer (or its designee) including completing and submitting any Transfer Certificate to the relevant facility agent and making payment of any transfer fees.  Seller hereby agrees that any such transfer fees paid by Buyer will constitute “Indemnified Amounts” for the purposes of Section 27 of this Agreement.
15.SINGLE AGREEMENT
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any

Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
16.RECORDING OF COMMUNICATIONS
EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.
17.NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial, United States Postal Service, Royal Mail, Australia Post or Canada Post, with proof of delivery, or (d) by email with proof of delivery to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon receipt of confirmation of transmission and delivery, respectively, provided that such notice sent by email was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding the foregoing, in the event that Seller directs Buyer to transfer funds pursuant to a Transaction or otherwise in accordance with Section 3 or 4 to an account or recipient other than Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) authorized officers of Seller.
18.ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.NON-ASSIGNABILITY
(a)The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.
(b)Upon prior written notice to Seller, Buyer shall be entitled to assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, in all such instances, so long as no Event of Default has occurred and is continuing,
(i)Buyer may not assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction or issue one or more participation interests with respect to any or all of the Transactions to any Prohibited Transferee,
(ii)Citibank, N.A. or an Affiliate thereof shall retain control and authority over its rights and obligations under the Transaction Documents and/or under any Transaction,
(iii)Seller shall not be obligated to deal directly or indirectly with any party other than Buyer, and
(iv)Seller shall not be charged for, incur or be required to pay or reimburse Buyer or any assignee, transferee, participant or other third party for any costs that would not have been incurred but for the assignment, participation, bifurcation or allocation by Buyer in accordance with this Section 19(b).
In furtherance of and without limitation to the foregoing, in no event shall Buyer confer on or grant any rights in any Person other than Buyer any right to determine the Market Value of any Purchased Loan, to declare a Margin Deficit, to determine whether a Default or Event of Default has occurred or is continuing, to approve a Purchased Loan, to make available to Seller Margin Excess, or to enforce any provision of any Transaction Documents against Seller or Guarantor, it being understood and agreed that nothing herein shall restrict or limit Buyer’s right to consult with and consider the views and opinions of any assignee, transferee or participant under this Agreement.

(c)Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register for the recordation of each assignment pursuant to Section 19(b) above and the name and address of any assignee, and the Repurchase Price and Price Differential owing to such assignee (the “Register”). The entries in the Register shall be conclusive absent manifest error. Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no transfer or assignment shall be effective unless duly noted in the Register. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable request.
(d)Buyer and each assignee, if any that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it records such sale,

the name and address of the applicable participant and, with respect to each such participant, the participated Repurchase Price and Price Differential (the “Participant Register”). Neither Buyer nor any such assignee shall have any obligation to disclose the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document to any Person except (i) to the extent that the Internal Revenue Service requests such disclosure (from Seller, Guarantor, Buyer, such assignee or otherwise) or such disclosure is otherwise reasonably determined to be required to establish that such obligation is in registered form under Section 5f.103-1I of the United States Treasury Regulations (the “Treasury Regulations”), and (ii) the portion of the Participant Register relating to any such participant requesting (directly or through Buyer or an assignee) payment from Seller under the Transaction Documents shall be made available to Seller upon reasonable request. The entries in the Participant Register shall be conclusive absent manifest error. The applicable Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement and no sale of a participation shall be effective unless duly noted in the Participant Register.
(e)Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
20.GOVERNING LAW
This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof. The parties hereto intend that the provisions of section 5-1401 of the New York General Obligations Law shall apply to this Agreement.
21.NO WAIVERS, ETC.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.
22.USE OF EMPLOYEE PLAN ASSETS
(a)If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.
(c)By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.
23.INTENT
(a)The parties recognize and agree that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, and (iii) the grant of a security interest set forth in Sections 6 and 29(b) hereof and the Guaranty, each of which secures the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”. The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”).
(b) The parties recognize and agree that each of Buyer and Seller is a “repo participant” as that term is defined in Section 101(46) of the Bankruptcy Code.
(c)The parties recognize and agree that each party (for so long as each is either a “financial institution,” “financial participant,” repo participant, or “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement,” including (x) the rights set forth in Sections 3 and 14 and in Section 555, 559, and 561 of the Bankruptcy Code to liquidate the Purchased Loans and/or accelerate or terminate this Agreement, and (y) the right to offset or net out termination payments, payment amounts or other transfer obligations and otherwise exercise contractual rights as set forth in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), and 546 of the Bankruptcy Code.
(d)Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement”, “securities contract” and/or

“master netting agreement”, or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.
(e)It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.
(f)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each of the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).
(g)The parties agree and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(h)In light of the intent set forth above in this Section 23, each Party agrees that, from time to time upon the written request of the other Party (the “Requesting Party”), each Party will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in the Requesting Party’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that either Party’s failure to request, or either Party’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.
(i)Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a loan from Buyer to Seller, and that Seller is and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer (and its assignees and participants, if any) shall treat the Transactions as described in the preceding sentence for all U.S. Federal, state and local income and franchise tax purposes (including, without limitations, on any and all filings with any U.S. Federal, state or local taxing authority).
24.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;
(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and
(d)in the case of Transactions that may be a financial service in Australia, Citibank, N.A. relies upon various exemptions from the need to hold an Australian Financial Services Licence (“AFSL”) including the exemption in ASIC Class Order CO 03/1101. Citibank, N.A. is incorporated in the United States of America and its principal regulators are the US Office of the Comptroller of Currency and Federal Reserve under US laws, which differ from Australian laws. It does not hold an AFSL under the Corporations Act 2001 (Cth) as it enjoys the benefit of an exemption under ASIC Class Order CO 03/1101; and
(e)in the case of Transactions in Canada, the Buyer may be subject to Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations, and they hereby notify all parties that in order to comply with such legislation, rules and regulations, they may be, among other things, required to obtain, verify and record information pertaining to the parties, which information may relate to, among other things, the names, addresses, corporate directors, corporate registration numbers, corporate tax numbers, corporate shareholders and banking transactions of the parties. The Seller hereby agrees to take such actions and to provide, upon request, such information and access to information regarding the Seller that is required to enable the Buyer to comply with such Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations.
25.CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein or, in the case of Silver Fin II, at the address of its authorized agent designated herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Silver Fin II does hereby designate and appoint Parlex 2A Finco, LLC, c/o Blackstone Mortgage Trust, Inc., 345 Park Avenue, New York, New York 10154 as its authorized agent to accept and acknowledge, on its behalf, service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Silver Fin II in the manner provided herein shall be deemed in every respect effective service of process upon Silver Fin II in any such suit, action or proceeding in the state of New York. Silver Fin II (i) shall give prompt notice to Buyer of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which substitute agent and office shall be designated as the person and address for service of process hereunder), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor. Nothing in this Section 25 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.
(d)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
26.NO RELIANCE
Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;
(b)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;
(c)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and
(e)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
27.INDEMNITY
Seller hereby agrees to indemnify Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys’ fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees of outside counsel), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. This Section 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
28.DUE DILIGENCE
Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian. Seller also shall make available to Buyer upon reasonable advance written notice a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28 and for Buyer’s actual costs and out-of-pocket expenses incurred in connection with due diligence reviews with respect to Eligible Loans which Seller proposes to make the subject of a Transaction under this Agreement. Notwithstanding the foregoing, (x) Seller’s obligation to reimburse Buyer for Buyer’s out-of-pocket costs and expenses (including legal expenses) incurred in connection with Eligible Loans which Seller proposes to make the subject of a Transaction shall not exceed (1) with respect to each U.S. Purchased Loan, $15,000 with respect to any individual Eligible Loan without Seller’s prior consent and (2) with respect to each Foreign Purchased Loan, an amount to be agreed upon in writing by Seller and Buyer prior to the commencement of due diligence, each acting reasonably and (y) so long as an Event of Default has not occurred and is not continuing, with respect to any due diligence Buyer proposes to perform with respect to any Purchased Loan after the related Purchase Date which would create a reimbursement obligation on the part of Seller, Buyer shall provide to Seller prior written notice of such due diligence activities (including an estimate of the cost) and a reasonable opportunity for Seller to demonstrate to Buyer that such due diligence need not be performed, provided the final determination to perform or not perform such due diligence shall be made by Buyer.
29.SERVICING
(a)Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan. Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Seller or, upon request by Seller, Servicer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Seller or Servicer to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall cause Servicer to service the Purchased Loans pursuant to the Servicing Agreement, in each case, in accordance with Accepted Servicing Practices. Seller shall obtain the written consent of Buyer prior to appointing any third party Servicer for a Purchased Loan or entering into any Servicing Agreement with a Servicer.
(b)Seller agrees that Buyer is the owner of all servicing records, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or Servicer to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.
(c)Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate any Seller or Servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee to the extent provided in the Servicing Agreement.
(d)Seller shall not employ or permit Servicer to employ sub-servicers to service the Purchased Loans without (x) in the case of U.S. Purchased Loans only, the prior written approval of Buyer in its sole discretion, except to the extent permitted in the applicable Servicing Agreement so long as, such employment of a sub-servicer constitutes a delegation of duties by Servicer which does not relieve Servicer of its primary obligation to perform such duties or (y) in the case of Foreign Purchased Loans, prior to consummating any such appointment, a consultation with Buyer.
(e)The payment of servicing fees under any Servicing Agreement shall be solely the obligation of Seller.

(f)With respect to each CLO Participation issued pursuant to a CLO Participation Agreement, in the event of any inconsistency between the provisions of this Section 29 and of each applicable CLO Participation Agreement and the applicable CLO Servicing Agreement, the terms of such CLO Participation Agreement and such CLO Servicing Agreement shall control with respect to such CLO Participation only.
30.MISCELLANEOUS
(a)All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC or, with respect to Foreign Purchased Loans, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction.
(b)The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.
(c)The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(d)Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer promptly all reasonable actual out-of-pocket costs and expenses (including reasonable expenses for legal services of outside counsel) reasonably incurred in connection with the maintenance of each Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.
(e)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(g)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(h)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(i)The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.
(j)The Transaction with respect to the Purchased Loan referred to as 190 Bowery shall remain as a Transaction for all purposes under the Agreement, but shall not be counted towards the Facility Amount for purposes of determining availability with respect to proposed Purchased Loans or for purpose of Section 3(a)(i) of this Agreement.
31.TAXES
(a)Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 31) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Seller shall indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 31) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable or other evidence of such payment reasonably satisfactory to Seller) delivered to Seller by Buyer shall be conclusive absent manifest error.
(d)Buyer shall deliver to Seller such documentation as prescribed by applicable law or as reasonably requested by Seller as will enable Seller to determine whether or not payments hereunder or under any other Transaction Document to or for the benefit of Buyer (or any assignee or participant thereof) is subject to tax withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if Buyer (or an assignee or participant thereof) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times prescribed by applicable law and otherwise as reasonably requested by Seller, such information, Australian tax file number, Australian Business Number or any other number or exemption details or properly completed and executed documentation as prescribed by applicable law or as reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:
         (i) On or prior to the date on which Buyer becomes a Buyer under this Agreement and prior to the entry in the Register of any assignment to a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) Buyer shall deliver to Seller two (2) executed originals of IRS Form W-9 (or successor forms) certifying that Buyer (and/or such assignee) is exempt from U.S. federal backup withholding tax.

(ii)On or prior to entry in the Register of an assignment to an assignee that is not a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) Buyer shall deliver to Seller two (2) executed originals of IRS Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (or any successor forms thereof, as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such person’s entitlement to exemption from, or reduction in the rate of, withholding Taxes.

(e)If a payment made to Buyer (or any assignee or participant thereof) under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)Buyer may not effect an assignment (and may not reflect such assignment in the Register) to an assignee that is not a U.S. Person, unless such assignee delivers a valid U.S. branch withholding certificate on IRS Form W-8IMY (or any successor thereto) evidencing its agreement with Buyer and Seller to be treated as a U.S. Person for U.S. federal withholding purposes.

(g)Buyer (and each applicable assignee and participant) agrees that if any form or certification it previously delivered (on behalf of itself or any assignee or any participant thereof) expires or becomes obsolete or inaccurate in any respect, it shall update (in the case of an assignee or participant, by obtaining such updated form for such person) such form or certification or promptly notify Seller in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 31 (including by the payment of additional amounts pursuant to this Section 31), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 31 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 31(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 31(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 31(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 31(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Buyer on the one hand, and each of Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU, Parlex 2 CAD and Silver Fin II (as relevant) on the other hand, each confirm that it will take all steps (including without limitation the completion of procedural formalities) reasonably required by the other such that payments by the obligors in respect of the Foreign Purchased Loans can be made without deduction or withholding for or on account of tax so far as legally permissible.
(j)Buyer (and each of its designees) and Parlex 2 UK each confirm that it is entitled to full exemption from tax imposed by the United Kingdom on interest under the terms of the double taxation agreement between the United Kingdom and the United States of America. Buyer (and each of its designees), Parlex 2 AU and Silver Fin II each confirm that: (i) it is entitled to full exemption from Australian interest withholding tax under Division 11A of Part III of the Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth), or (ii) it is not subject to Australian interest withholding tax on the basis that it derives the relevant payment of interest in carrying on a business in Australia at or through a permanent establishment of that entity in Australia for purposes of subparagraph 128B(3)(h)(ii) of the Tax Act.
(k)Buyer agrees that, so long as no Event of Default has occurred and is continuing, it will promptly notify Seller if Buyer (or its designee) assigns or otherwise transfers any interest in any Foreign Purchased Loan where it is aware that to do so could result in any increased deduction or withholding for or on account of tax from amounts payable by the obligors in respect of such Foreign Purchased Loan.

(l)Each party’s obligations under this Section 31 shall survive any assignment of rights by, or the replacement of, Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
32.JOINT AND SEVERAL OBLIGATIONS
(a)Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirement of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and (B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Loan (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Act of Insolvency affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (5) to the extent permitted by Requirement of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 32, result in the release or discharge of any or all Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Loans, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers, and (v) on disposition by Buyer of any property encumbered by any Purchased Loans, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.
(b)Buyer hereby acknowledges and agrees that the provisions of this Section 32 and the obligation of each Seller to be jointly and severally liable for the Repurchase Obligations do not and shall not violate any of the provisions of Section 13 of this Agreement or otherwise cause any Seller to no longer be a Special Purpose Entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.
BUYER:
CITIBANK, N.A.
By: /s/ Alicia L. Mioli
Name: Alicia L. Mioli
Title: Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]
Signature Page to Sixth Amended and Restated Master Repurchase Agreement

SELLER:

PARLEX 2 FINANCE, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory
PARLEX 2A FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory
PARLEX 2 UK FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory
PARLEX 2 EUR FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]

Signature Page to Sixth Amended and Restated Master Repurchase Agreement

PARLEX 2 AU FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory
PARLEX 2 CAD FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory
WISPAR 5 FINCO, LLC, a Delaware limited liability company By: /s/ Ana Gonzalez-Iglesias__________________ Name: Ana Gonzalez-Iglesias Title: Authorized Signatory

Signature Page to Sixth Amended and Restated Master Repurchase Agreement

Executed by SILVER FIN II SUB TC PTY LTD in its personal capacity and as trustee for Silver Fin II Sub Trust in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Christopher John Tynan
Signature of director
Christopher John Tynan
Full name of director who states that they are a director of Silver Fin II Sub TC Pty Ltd
Signature Page to Sixth Amended and Restated Master Repurchase Agreement

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties and Wire Instructions
SCHEDULE I	Prohibited Transferees
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Sellers
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Eligible Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI-I	Representations and Warranties Regarding Each Individual Purchased Loan Which Is Not (i) a Foreign Purchased Loan (AU) (ii) a Participation Interest in a Whole Loan or (iii) a Foreign Purchased Loan (CAD)
EXHIBIT VI-II	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Participation Interest in a Whole Loan
EXHIBIT VI-III	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Foreign Purchased Loan (AU)
EXHIBIT VI-IV	Representations and Warranties Regarding Each Individual Purchased Loan Which Is a Foreign Purchased Loan (CAD)
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Request for Margin Excess
EXHIBIT X	Form of Irrevocable Direction Letter
EXHIBIT XI	Form of Joinder Agreement
EXHIBIT XII	Form of Facility Asset Chart
EXHIBIT XIII	Intentionally Omitted
EXHIBIT XIV	Reference Rate Terms for Foreign Purchased Loan (GBP)
EXHIBIT XV	Daily Non-Cumulative Compounded RFR Rate

ANNEX I

Names and Addresses for Communications Between Parties and Wire Instructions
Buyer:
Citibank, N.A.
388 Greenwich Street, Trading 4th Floor
New York, New York 10013
Attention: Lindsay DeChiaro/Chris Cho
Tel: [redacted]
Email: [redacted]
and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Tel: [redacted]
Email: [redacted]
Sellers:
Parlex 2 Finance, LLC, Parlex 2A Finco, LLC, Parlex 2 UK Finco, LLC, Parlex 2 EUR Finco, LLC, Parlex 2 AU Finco, LLC, Parlex 2 CAD Finco, LLC, Wispar 5 Finco, LLC and Silver Fin II Sub TC Pty Ltd
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Global BREDS Capital Markets
Tel: [redacted]
Email: [redacted]
With copies to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: [redacted]
Email: [redacted]

[redacted]

SCHEDULE I
Prohibited Transferees
[redacted]

EXHIBIT I
CONFIRMATION STATEMENT
Ladies and Gentlemen:
Citibank, N.A., is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Citibank, N.A. shall purchase from you, [____________], LLC (“Seller”), the Purchased Loans identified on Schedule 1, pursuant to the terms of that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (the “Agreement”), among Citibank, N.A. (“Buyer”) and Seller, [list Seller entities other than the “Seller” defined hereunder] and any Person that joins as a Seller (as such term is defined in the Agreement) under the Agreement from time to time, as follows below and on the attached Schedule 1. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchased Loan:	__________ (as identified on attached Schedule 1)
Aggregate Principal Amount of Purchased Loan:	[$/£/€/A$/C$____]
Governing Agreements:	As identified on attached Schedule 1
Purchase Date:	__________, 20__
Repurchase Date:	The earlier of (x) the Facility Expiration Date and (y) the maturity date of the Purchased Loan
Purchase Price Percentage:	[____%]
Maximum Purchase Price Percentage:	[____%]
Pricing Rate:	[one/three] month [EURIBOR/BBSY/CORRA/SOFR Average/Term SOFR] plus [____%][1]
Margin Percentage:	[____%]
LTV (Purchase Price):	[____%]
Maximum LTV (Purchase Price):	[____%]
LTV (Aggregate Loan UPB):	[____%]
LTV (Loan UPB):	[____%]
Purchase Price:	[$/£/€/A$/C$____] (see Transaction Activity Log on Schedule 2)
Maximum Purchase Price as of Purchase Date:	[$/£/€/A$/C$____]
1 Pricing Rate increases by twenty five basis points (0.25%) with respect to any Purchased Loan as to which a Purchased Loan Event of Default has occurred and is continuing.

Funding Fee:	[$/£/€/A$/C$____]
Applicable Currency:	[U.S. Dollars/Pounds Sterling/Euros/AU Dollars CA Dollars]
[Purchase Date Spot Rate (U.S. Dollars):	[____]][2]
[Purchase Date Spot Rate (AU):	[____]][3]
[Purchase Date Spot Rate (CAD):	[____]][4]
[Purchase Date Spot Rate (EUR):	[____]][5]
[Purchase Date Spot Rate (GBP):	[____]][6]
Future Funding Conditions Precedent:	[________]
[Additional Transaction Conditions Precedent:	As identified on attached Schedule 1][7]
[Other Applicable Business Day:	As identified on attached Schedule 1][8]
Type of Funding:	[Table Funding/Non-Table Funding]
Wiring Instructions[9]	As identified on attached Schedule 3

2 For Foreign Purchased Loans.
3 For Foreign Purchased Loans denominated in AU Dollars where underlying Mortgaged Property is denominated in currency other than AU Dollars.
4 For Foreign Purchased Loans denominated in CA Dollars where underlying Mortgaged Property is denominated in currency other than CA Dollars.
5 For Foreign Purchased Loans denominated in Euro where underlying Mortgaged Property is denominated in currency other than Euro.
6 For Foreign Purchased Loans denominated in Pounds Sterling where underlying Mortgaged Property is denominated in currency other than Pounds Sterling.
7 As mutually agreed upon by Buyer and Seller.
8 For Foreign Purchased Loans, as necessary pursuant to clause (iii) of the definition of “Business Day”.
9 If different than the standard wiring instructions on Annex I to the Master Repurchase Agreement, Confirmation requires signature of two officers of Seller.

Name and address for communications:	Buyer: Citibank, N.A. 388 Greenwich Street, Trading 4th Floor New York, New York 10013 Attention: Lindsay DeChiaro/Chris Cho Tel: [redacted] Email: [redacted]
Seller: [___________________], LLC c/o Blackstone Mortgage Trust, Inc. 345 Park Avenue New York, NY 10154 Attention: Global BREDS Capital Markets Tel: [redacted] Email: [redacted]

CITIBANK, N.A.
By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[__________________], LLC,
a Delaware limited liability company
By: ___________________________
Name:
Title:
[By: ___________________________
Name:
Title:]10

10 Second signature of Seller is only needed if Seller is directing Buyer to fund to an account other than Seller’s account specified in Annex I to the Master Repurchase Agreement.

Schedule 1 to Confirmation Statement

Purchased Loan:
[Maximum] Aggregate Principal Amount: [Additional Transaction Conditions Precedent:] [Other Applicable Business Day:]

Schedule 2 to Confirmation Statement

Schedule 3 to Confirmation Statement

Wiring Instructions

Bank Name: _____________
ABA No/BIC/SWIFT: _____________
Acct. No: _______________
Account Name: _____________

EXHIBIT II
AUTHORIZED REPRESENTATIVES OF SELLERS

[See attached.]
[redacted]

II-1

EXHIBIT III
FORM OF CUSTODIAL DELIVERY
On this [______] day of [_______], 20[__], [________________], LLC, a Delaware limited liability company (“Seller”), pursuant to (i) that certain Third Amended and Restated Custodial Agreement, dated as of February 15, 2019 (as amended, modified or supplemented from time to time, the “Custodial Agreement”), among Seller, [list Seller entities other than “Seller” defined hereunder], U.S. Bank National Association, as Custodian, and Citibank, N.A. (“Buyer”) and (ii) that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (as amended, modified or supplemented from time to time, the “Repurchase Agreement”), among Seller, [list Seller entities other than “Seller” defined hereunder], any Person that joins as a Seller (as such term is defined in the Agreement) under the Repurchase Agreement from time to time, and Buyer, does hereby deliver the documents comprising the Purchased Loan File(s) (and listed on Exhibit B hereto with respect to the Purchased Loan(s) identified in Exhibit A hereto) to (a) the applicable Acceptable Attorney, for such Acceptable Attorney to hold and deliver to Custodian as set forth therein, and (b) the Custodian (through such Acceptable Attorney aforesaid, pursuant to Section 7(b) of the Repurchase Agreement and that certain Attorney’s Bailee Letter between such Acceptable Attorney and Seller dated as of [_________], 20[__] (the “Attorney’s Bailee Letter”)). Seller hereby instructs such Acceptable Attorney to comply with the terms of the Attorney’s Bailee Letter, and hereby instructs Custodian to comply with the Custodial Agreement, in each case, holding the Purchased Loan File(s) for the benefit of Buyer.
With respect to the Purchased Loan File(s) delivered herewith, for purposes of issuing its Trust Receipt, Custodian shall review the Purchased Loan File(s) to confirm receipt of each of the documents identified on Exhibit B hereto.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

[Remainder of this page intentionally left blank.]

III-1

IN WITNESS WHEREOF, Seller has caused this Custodial Delivery Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

[__________________], LLC, a Delaware limited liability company By: ___________________________ Name: Title:

III-2

EXHIBIT IV
ELIGIBLE LOAN DUE DILIGENCE CHECKLIST
General Information
Asset Summary Report
Site Inspection Report
Maps and Photos
Investment Committee Memorandum and Underwriting

Borrower/Sponsor Information
Credit Reports
Financial Statements & Tax Returns
Borrower Structure or Org Chart
Bankruptcy and Foreclosure History
Corporate authorizations and solvency certificates delivered at closing of the Purchased Loan (Foreign Purchased Loan)

Property Information
Historical Operating Statements
Rent Rolls
Budget
Insurance Review
Retail Sales Figures
Market Survey
Insurance valuation (Foreign Purchased Loan)
Archaeological survey/ground condition report/structural survey/rights of light report/any other professional report delivered at the closing of the Purchased Loan (Foreign Purchased Loan)
Certificate of Title/Report on Title and overview report of the same delivered at the closing of the Purchased Loan (Foreign Purchased Loan)
Evidence of the release of all prior security affecting all Mortgaged Property and other assets securing the Purchased Loan (Foreign Purchased Loan)
All necessary Land Registry application forms in relation to the transfer of and the charging of all Mortgaged Property securing the Purchased Loan (Foreign Purchased Loan)
A land transaction return in relation to any stamp duty land tax payable in connection with the transfer of any Mortgaged Property to the Mortgagor (Foreign Purchased Loan)
Copies of all authorizations necessary for the transfer and/or charging of all Mortgaged Property and other assets securing the Purchased Loan delivered at closing of the Purchased Loan (Foreign Purchased Loan)

Leasing Information
Stacking Plan

Major Leases and Abstracts (to the extent abstracts are prepared or available)
Tenant Estoppels
Standard Lease Forms
SNDA’s
Copies of all notices to the reversioner of any lease and copies of last rent demands (Foreign Purchased Loan)

Third Party Reports
Appraisals
Environmental Site Assessments (Phase I and, if recommended, Phase II)
Engineering Reports
Insurance Review (including Evidence of Insurance* if not otherwise included in Legal Binder)
Seismic Reports
Title Policy or final Pro Forma or binding “marked commitment”
Survey
Zoning Report
Flood Zone Certificates

Other Information
Hotel Franchise Compliance Reports
Hotel Franchise Agreement and Abstract (to the extent abstracts are prepared or available)
Hotel Franchise Comfort Letters*
Ground Lease and Abstract (to the extent abstracts are prepared or available)
Management Contract
Disclosures provided for in Exhibit VI (Foreign Purchased Loan)
Undertaking from solicitors holding the original title documentation (Foreign Purchased Loan)
Managing agent agreement and associated duty of care agreement (Foreign Purchased Loan)
All tax forms (including VAT registration certificates and double tax treaty confirmations) (Foreign Purchased Loan)

Documentation
Purchase and Sale Agreement
Closing Statement
Complete Legal Binder*
Management Contract and Abstract (to the extent abstracts are prepared or available)
Significant Easements, Declarations of Covenants, Conditions and Restrictions, Planned Development Declarations, and similar documents of record and Abstracts (to the extent
* For an Eligible Asset that is being originated on the related Purchase Date and for which the Purchased Lona File is being delivered after the related Purchase Date, this document may not be available at the time of delivery of the related Due Diligence Package. Seller shall instead deliver current unexecuted versions of the documents constituting the Purchased Loan File at the time of delivery of the Due Diligence Package. Seller shall provide to Buyer blacklines showing any changes between the documents delivered as part of the Due Diligence Package against final versions of such documents when such blacklines are available, and in any case, prior to Buyer’s purchase of the Eligible Asset from Seller.

abstracts are prepared or available) Condominium Declaration, By-laws, and related documents and Abstract (to the extent abstracts are prepared or available)

EXHIBIT V
FORM OF POWER OF ATTORNEY2
Know All Men by These Presents, that [______________], LLC (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages, and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Sixth Amended and Restated Master Repurchase Agreement dated as of June 10, 2025 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), among Buyer, Seller, [list Seller entities other than “Seller” defined hereunder] and any Person that joins as a Seller under the Repurchase Agreement from time to time, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) of the Repurchase Agreement (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) of the Repurchase Agreement.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
2 If any Seller is incorporated in or organized under the laws of a non-U.S. jurisdiction, this Exhibit V shall be reasonably revised as mutually agreed upon by Buyer and Seller to reflect any equivalent terminology, customary market practices and Requirements of Law in the relevant non-U.S. jurisdiction of incorporation or organization of such Seller.
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IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this __ day of ____________, 20[__].

[___________________________], a Delaware limited liability company By: ___________________________ Name: Title:

V-2

EXHIBIT VI-I
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED LOAN WHICH IS NOT (I) A FOREIGN PURCHASED LOAN (AU) (II) A PARTICIPATION INTEREST IN A WHOLE LOAN OR (III) A FOREIGN PURCHASED LOAN (CAD)

On the Purchase Date for each Foreign Purchased Loan (EUR) or Foreign Purchased Loan (GBP) secured by Mortgaged Property located outside of the United Kingdom, the representations and warranties set forth on this Exhibit VI-I shall be revised to the extent necessary, as mutually agreed upon by Buyer and Seller, to reflect any equivalent terminology, customary market practices and Requirements of Law in the relevant non-U.S. jurisdiction, in each case applicable to such Foreign Purchased Loan.

With respect to Foreign Purchased Loans, any reference in this Exhibit to a "Mortgage" shall be deemed to refer to all security documents entered into in connection with such Foreign Purchased Loan and any reference to Mortgaged Property shall mean the real property and other assets and rights securing repayment of the Foreign Purchased Loan.

(1)Whole Loan; Ownership of Purchased Loans.  Except with respect to a Purchased Loan that is part of a Whole Loan, each Purchased Loan is a whole loan and not a participation interest in a Purchased Loan.  Each Purchased Loan that is part of a Whole Loan is a senior portion of a whole mortgage loan evidenced by a senior note or, with respect to any Foreign Purchased Loan, other applicable Purchased Loan Document.  At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage (or, with respect to a Foreign Purchased Loan, any other applicable Purchased Loan Document) was subject to any assignment, participation or pledge, and Seller had good title to, and was the sole owner (or, in relation to a Foreign Purchased Loan, the sole legal and beneficial owner) of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement and rights of the holder of a related “B note” in an “A/B” structure in a commercial real estate loan (a “Junior Interest”).  Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan other than the rights of the holder of a related Junior Interest.

(2)Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’
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rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

(3)Mortgage Provisions.  The Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Loan File (a) the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from any of its material obligations under the Purchased Loan.

(5)Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Mortgagee and, with respect to any Foreign Purchased Loan, assignment of any other applicable Purchased Loan Document, constitutes a legal, valid and binding assignment to the Mortgagee. Each related Mortgage and Assignment of Leases and applicable Purchased Loan Document is freely assignable or transferable without the consent of or any requirement to consult with or obtain authorization or consent from the related Mortgagor.

Each related Mortgage is a legal, valid and enforceable first lien or other first priority security interest on the related Mortgagor’s fee (or if identified in the Due Diligence
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Package, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Loan or allocated loan amount (subject only to (i) Permitted Encumbrances (as defined below); (ii) with respect to any U.S. Purchased Loan, the exceptions to paragraph 6 (“Permitted Liens; Title Insurance”) of this Exhibit VI set forth in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI; and (iii) with respect to any Foreign Purchased Loan, matters that have been disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package (each such exception in the foregoing clauses (i) through (iii), a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy (as hereinafter defined) relating to any U.S. Purchased Loan, or, with respect to any Foreign Purchased Loan, that has been disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package, such Mortgaged Property (subject to and excepting Permitted Encumbrances and Title Exceptions) as of origination was, and currently is, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens (or, with respect to any Foreign Purchased Loan, the equivalent in the relevant non-U.S. jurisdiction) and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary and in relation to U.S Purchased Loans only, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

With respect to Foreign Purchased Loans, all actions have been taken and all filings, recordings and registrations have been made (or will have been submitted in proper form for filing, recording and/or registration within any applicable time limits prescribed by applicable Requirements of Law) in all public places necessary to perfect a valid first priority security interest in the Mortgaged Property and the security created by such Mortgage.

(6)Permitted Liens; Title Insurance.  In respect of any U.S. Purchased Loan, Mortgaged Property securing a Purchased Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Loan (or with respect to a Purchased Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness
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secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Purchased Loan is part of a Whole Loan, the rights of the holder of the related Junior Interest; and (g) if the related Purchased Loan is cross-collateralized and cross-defaulted with one or more mortgage loans, the lien of the Mortgage for another mortgage loan contained in the same cross-collateralized and cross-defaulted group of mortgage loans; provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances” (which term, for the avoidance of doubt, is also applicable to Foreign Purchased Loans for purposes of this Exhibit VI)). Except as contemplated by clause (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. With respect to such U.S. Purchased Loan, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Actual Knowledge, any other holder of such U.S. Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)Junior Liens.  It being understood that B notes secured by the same Mortgage as a Purchased Loan are not subordinate mortgages or junior liens, except for any Junior Interests and Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, there are, as of origination, and to Seller’s Actual Knowledge, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than, as applicable, Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in the Due Diligence Package, Seller has no Actual Knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)Assignment of Leases and Rents.  There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) or, with respect to any Foreign Purchased Loan, other applicable comparable Purchased Loan Document in the applicable jurisdiction. Subject to the Permitted Encumbrances and the Title Exceptions, as applicable, and with respect to any Foreign Purchased Loan, to the extent disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package, each related Assignment of Leases or Purchased Loan Document, as applicable, creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents
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and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases or Purchased Loan Document, as applicable, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Purchased Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)UCC Filings / Required Filings.   With respect to (i) any Foreign Purchased Loan regardless of the type of related Mortgaged Property and (ii) any U.S. Purchased Loan where the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements (or, with respect to any Foreign Purchased Loan, the equivalent under Applicable Requirements of Law in the relevant non-U.S. jurisdiction or Required Filings) in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements (or, with respect to any Foreign Purchased Loan, the equivalent under Applicable Requirements of Law in the relevant non-U.S. jurisdiction or Required Filings) are required in order to effect such perfection.

(10)Condition of Property.  Seller or the originator of the Purchased Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Loan and within thirteen months of the Purchase Date.

An engineering report or property condition assessment (and, with respect to Foreign Purchased Loans, such other engineering, property and technical reports that are customarily prepared in connection with the origination of such Foreign Purchased Loans) was prepared in connection with the origination of each Purchased Loan no more than thirteen months prior to the Purchase Date.  To Seller’s Actual Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, and except as disclosed on any engineering report or property condition assessment (or, with respect to Foreign Purchased Loans, such other engineering, property and technical reports) delivered to Buyer, as of the Purchase Date,
VI-I-5

each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Loan.

(11)Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property, to Seller’s Actual Knowledge, have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)Condemnation.  To Seller’s Actual Knowledge, as of the Purchase Date, Seller has not received written notice from any government agency or body of any proceeding pending or threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)Actions Concerning Purchased Loan.  To Seller’s Actual Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, the Mortgage or any other Purchased Loan Document, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents, (f) the current principal use of the Mortgaged Property or (g) title or ownership of Seller and/or Buyer of the Purchased Loan Documents and/or the rights, title and interests thereunder.

(14)Escrow Deposits.  All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Purchased Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Loan Documents are being conveyed by Seller to Buyer or its servicer.

(15)No Holdbacks.  Except as for Purchased Loans identified to Buyer in connection with the subject transaction as having future advances, the principal amount of the Purchased Loan stated in the Due Diligence Package has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is
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being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (with respect to any Foreign Purchased Loan, other equivalent rating from a comparable rating company) (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million (or, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination) or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency (or other applicable body with respect to a Foreign Purchased Loan) as “a Special Flood Hazard Area” or, with respect to any such Foreign Purchased Loan, otherwise as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (or, with respect to a Foreign Purchased Loan, in such amount as is customary in the applicable non-U.S. jurisdiction).

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate (or, in each case, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination).

With respect to a U.S. Purchased Loan, an architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-”  by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The related Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section due and payable as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Loan obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the Purchased Loan Documents to the lender of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)Access; Utilities; Separate Tax Lots.  To Seller’s Actual Knowledge, based solely upon Seller’s review of the related Title Policy (if applicable) and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a
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public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels (if applicable) which do not include any property which is not part of the Mortgaged Property or, if applicable, is subject to an endorsement under the related Title Policy insuring the Mortgaged Property or, with respect to any Foreign Purchased Loan, except as disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)No Encroachments.  To Seller’s Actual Knowledge based solely on current surveys and, with respect to a U.S. Purchased Loan, the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan, or, with respect to any Foreign Purchased Loan, except as disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or, with respect to a U.S. Purchased Loan, for which encroachments insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or, with respect to a U.S. Purchased Loan, for which encroachments insurance or endorsements were obtained under the Title Policy, and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or, with respect to a U.S. Purchased Loan, for which encroachments insurance or endorsements obtained with respect to the Title Policy.

(19)No Contingent Interest or Equity Participation.  No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date) or an equity participation by Seller (excluding any equity interest held or pledged in connection with a Mezzanine Loan or preferred equity interest).

(20)REMIC.  In respect of a U.S. Purchased Loan, to the extent such Purchased Loan is identified as being REMIC eligible, the Purchased Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Purchased Loan
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to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Loan and (B) either: (a) such Purchased Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Loan was originated at least equal to 80% of the adjusted issue price of the Purchased Loan on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Loan and (B) a proportionate amount of any lien that is in parity with the Purchased Loan; or (b) substantially all of the proceeds of such Purchased Loan were used to acquire, improve or protect the real property which served as the only security for such Purchased Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If such U.S. Purchased Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to such U.S. Purchased Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)Compliance with Usury Laws.  To Seller’s Actual Knowledge, in reliance solely upon legal opinions delivered in connection with a Purchased Loan, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable laws including state or federal laws, regulations and other requirements pertaining to usury.

(22)Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by Buyer.

(23)Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s Actual Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

To the extent applicable, if any Mortgage is held in trust for the lender and/or related parties:

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(a)    a trustee, duly qualified under applicable law to serve as such, is properly designated and serving as such; and

(b)    no fees or expenses other than customary fees, costs and indemnities (including annual agency/security agency fees, transfer fees and fees for management time) are payable to such trustee by Seller if the related Mortgagor does not fulfill its obligations to pay such amounts under the Purchased Loan.

(24)Local Law Compliance.  To Seller’s Actual Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy (if applicable), or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan (or related Whole Loan, as applicable) and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, or, with respect to a Foreign Purchased Loan, matters that have been described in the related Property Report, (ii) are adequately reserved for in accordance with the Purchased Loan Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)Licenses and Permits.  Each Mortgagor covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Actual Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)Recourse Obligations.  The Purchased Loan Documents for each U.S. Purchased Loan provide that such Purchased Loan (a) becomes full recourse to the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged
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Property or equity interests in Mortgagor made in violation of the Purchased Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Purchased Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Purchased Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)Mortgage Releases.  The terms of the related Mortgage or related Purchased Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or (in the case of a U.S. Purchased Loan) partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage, which, in the case of a U.S. Purchased Loan identified as REMIC eligible, at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Loan, (b) upon payment in full of such Purchased Loan, (c) upon a Defeasance defined in paragraph (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a state or other jurisdiction or any political subdivision or authority thereof. With respect to any U.S. Purchased Loan identified as REMIC eligible, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of such Purchased Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause such Purchased Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or Servicer can, in accordance with the related Purchased Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of such Purchased Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

(28)Financial Reporting and Rent Rolls.  Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with
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respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)Acts of Terrorism Exclusion.  With respect to each Purchased Loan over $20 million (or, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination), the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”) (or, with respect to a Foreign Purchased Loan, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Purchased Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Loan, and, to Seller’s Actual Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA (or, with respect to a Foreign Purchased Loan, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (or, with respect to a Foreign Purchased Loan, the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI; provided, that if TRIA (or, with respect to a Foreign Purchased Loan, the equivalent Requirements of Law under the relevant non-U.S. jurisdiction) or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount  of terrorism insurance available with funds equal to the Terrorism Cap Amount.  The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

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(30)Due on Sale or Encumbrance.  Except as otherwise disclosed in the Due Diligence Package, subject to specific exceptions set forth below, each U.S. Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Loan, or future permitted mezzanine debt as set forth in the Due Diligence Package or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Junior Interest of any Purchased Loan or any subordinate debt that existed at origination and is permitted under the related Purchased Loan Documents, (ii) purchase money security interests (iii) any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, as set forth in the Due Diligence Package or (iv) Permitted Encumbrances. The related Mortgage or other Purchased Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. Upon the acceleration of a Foreign Purchased Loan, all related security shall become immediately enforceable.

(31)Single-Purpose Entity.  Except as otherwise disclosed in the Due Diligence Package, each Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding.  Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each Purchased Loan with an unpaid principal balance as of the Purchase Date in excess of $5 million (or, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination) provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Loan with an unpaid principal balance as of the Purchase Date of $50 million (or, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of
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determination) or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Loan has an unpaid principal balance as of the Purchase Date equal to $5 million (or, with respect to any Foreign Purchased Loan, its then-current equivalent based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination) or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or (in the case of U.S. Purchased Loans only) commercial or multi-family properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or (in the case of U.S. Purchased Loans only) commercial or multi-family properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Purchased Loan that is cross-collateralized and cross-defaulted with the related Purchased Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)Defeasance.  With respect to any U.S. Purchased Loan that, pursuant to the related Purchased Loan Documents, can be defeased (a “Defeasance”), (i) the Purchased Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Loan Documents; (ii) the Purchased Loan cannot be defeased within two years after the date of origination of such Purchased Loan; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Senior Loan is an ARD Loan, the entire principal balance outstanding on the anticipated repayment date, and if the Purchased Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating
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agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)Ground Leases.   For purposes of this Exhibit VI, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)    The Ground Lease or a memorandum regarding such Ground Lease has been duly     recorded or registered or submitted for recordation or registration in a form that is acceptable for recording or registration in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or  modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)    The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Loan, or 10 years past the stated maturity if such Purchased Loan fully amortizes by the stated maturity (or with respect to a Purchased Loan that accrues on an actual 360 basis, substantially amortizes);

(d)    The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
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(e)    The Ground Lease does not place, in Seller’s reasonable judgment and to Seller’s Actual Knowledge, commercially unreasonably restrictions on the identity of the Mortgagee and, upon foreclosing on the Mortgage, the Ground Lease is assignable to the holder of the Purchased Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with such Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Purchased Loan and its successors and assigns without the consent of the lessor;

(f)    Seller has not received any written notice of material default (or in the case of a Foreign Purchased Loan, forfeiture) under or notice of termination of such Ground Lease.  To Seller’s Actual Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease, and in the case of a Foreign Purchased Loan, would lead to a forfeiture of such Ground Lease, and to Seller’s Actual Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)    The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)    The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest;

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(k)    In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in an Act of Insolvency.

(35)Servicing.  The servicing and collection practices used by Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

(36)Origination and Underwriting.  The origination practices of Seller (or to Seller’s Actual Knowledge the related originator if Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, in material compliance with applicable law and as of the date of its origination, such Purchased Loan (or the related Whole Loan, as applicable) and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Actual Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI.

(37)No Material Default; Payment Record.  As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, no Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments.  As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, to Seller’s Actual Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit VI (including, but not limited to, the prior sentence).  Solely with respect to a Whole Loan, no person other than the holder of such Purchased Loan may declare any
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event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

(38)Bankruptcy.  To Seller’s Actual Knowledge as of the Purchase Date and the date of the transfer of any Margin Excess to Seller, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal Act of Insolvency, and in the case of any Foreign Purchased Loan, is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, administration, examinership or similar proceeding.

(39)Organization of Mortgagor. With respect to each U.S. Purchased Loan, based solely upon Seller’s reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. With respect to each Foreign Purchased Loan, based solely upon Seller’s reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan (or related Whole Loan, as applicable), the related Mortgagor is an entity organized under the laws of England and Wales, Jersey, Guernsey, Luxembourg, Germany or another jurisdiction in which single purpose entities formed for the purposes of investment in mortgaged properties located in England and Wales or other European countries are commonly organized.  Except with respect to any Purchased Loan that is cross-collateralized and cross defaulted with another Purchased Loan, to Seller’s Actual Knowledge, no Purchased Loan has a Mortgagor that is an affiliate of another Mortgagor. An “Affiliate” for purposes of this Paragraph 39 means, a mortgagor that is under direct or indirect common ownership and control with another mortgagor.

(40)Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither Seller nor the underlying obligor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related Purchased Loan Documents require the borrower to materially comply with all Environmental Laws. Each mortgagor has agreed to either indemnify the mortgagee for any losses resulting from any material, adverse environmental condition (to the extent such condition is not caused by Seller, or from any failure of the mortgagor to abide by such Environmental Laws) or has provided environmental insurance.

(41)Appraisal.  The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Loan origination date, and within 12 months of the Purchase Date.  The appraisal is signed by an appraiser who (i) is a Member of the Appraisal Institute (“MAI”) (or (A) in the case of a Mortgaged Property located in England and Wales, a Charter Surveyor, and (B) in the case of a Mortgaged Property located elsewhere in the European Union, a functional equivalent)
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and (ii), to Seller’s Actual Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of: (i) in the case of a Mortgaged Property located in the United States, the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, (ii) in the case of a Mortgaged Property located in England and Wales, the Valuations Standards (Red Book) published by the Royal Institute of Chartered Surveyors, and (iii) in the case of a Mortgaged Property located elsewhere in the European Union, the appraisal standards uniformly or customarily followed or adopted by the commercial real estate industry within the relevant jurisdiction.

(42)Due Diligence Package.  To Seller’s Actual Knowledge, the information pertaining to each Purchased Loan which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.

(43)[Intentionally Omitted]
(44)Advance of Funds by Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to Seller’s Actual Knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Loan, other than contributions made on or prior to the date hereof.

(45)Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.
The following representations and warranties shall be made (when and as required by the terms of the Agreement) with respect to Foreign Purchased Loans only:
(46)Transferability (Foreign Purchased Loans): Other than consents and approvals obtained or granted pursuant to the related Mortgage and/or Foreign Purchased Loan Documents, no consent or approval by any Person is required in connection with (a) Seller’s sale and/or Buyer’s acquisition of such Foreign Purchased Loan, (b) Buyer’s exercise of any rights or remedies in respect of such Foreign Purchased Loan (except with respect to compliance with any applicable Requirement of Law in connection with the exercise of any rights or remedies by Buyer) or (c) Buyer’s sale, pledge or other disposition of such Foreign Purchased Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
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(47)Condition of the Mortgaged Property (Foreign Purchased Loans): (a) Seller has not received notice of any pending or, to Seller’s Actual Knowledge, threatened steps to affect the compulsory purchase of all or any material portion of the Mortgaged Property and (b) to Seller’s Actual Knowledge (based on valuations obtained in connection with the origination of a Foreign Purchased Loan) as of the date of the origination of such Foreign Purchased Loan, no such valuation disclosed any matter or thing that would materially and adversely affect the value or marketability of the Mortgaged Property.
(48)Title (Foreign Purchased Loans): Seller obtained from its lawyer or other approved party a report on title which showed no adverse entries, or, if such report did reveal any adverse entries, such report satisfactorily indicated that such entries would not have caused a reasonably prudent lender of money secured on commercial property to decline to proceed with the related advance on its agreed terms.
(49)Provisions of Purchased Loan Documents (Foreign Purchased Loans): (a) to Seller’s Actual Knowledge, the representations and warranties in the applicable Purchased Loan Documents are true and correct in all material respects and (b) the applicable Purchased Loan Documents require the Mortgagor to provide Seller with (A) annual audited accounts of the Mortgagor in respect of the Purchased Loans, (ii) semi-annual unaudited management accounts of the Mortgagor in respect of the Purchased Loans, (iii) annual valuations for the Mortgaged Property comprising real estate, (iv) quarterly rent rolls and quarterly forecast of expenses for the Mortgaged Property.
(50)Planning Law (Foreign Purchased Loans): To Seller’s Actual Knowledge, the Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable planning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Mortgaged Property have been obtained and are in full force and effect, except to the extent the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Foreign Purchased Loan or the rights of a holder of the Purchased Loan.
(51)Advancement of Funds (Foreign Purchased Loans): Seller has not advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Foreign Purchased Loan.
(52)Cross-Collaterialization; Cross-Default (Foreign Purchased Loans): The Foreign Purchased Loan is not cross-collateralized or cross-defaulted with any other loan or security.
(53)Acceleration (Foreign Purchased Loans): The applicable Purchased Loan Documents contain provisions for the acceleration of the payment of the unpaid principal balance of the Foreign Purchased Loan if (a) there is a disposal of the Mortgaged Property or the Mortgagor, or (b) any security interests are created over the Mortgaged Property or the Mortgagor in contravention of the Purchased Loan Documents.

(54)Approval Rights (Foreign Purchased Loans): Pursuant to the terms of the applicable Foreign Purchased Loan Documents: (a) no material terms of the Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material
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portion of the Mortgage or the Mortgaged Property may be released without the consent of the holder of the Foreign Purchased Loan, except to the extent such release is permitted under the terms of the applicable Purchased Loan Documents; (b) no material action affecting the value of the Mortgaged Property may be taken by the owner of the Mortgaged Property with respect to the Mortgaged Property without the consent of the holder of the applicable Purchased Loan Documents; and (c) the consent of the holder of the applicable Purchased Loan Documents is required prior to the owner of the Mortgaged Property incurring any additional indebtedness in each case, subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the Mortgaged Property in the jurisdiction in which the Mortgaged Property is located.
(55)Reserves (Foreign Purchased Loans): All reserves, funds, escrows and deposits required pursuant to the Purchased Loan Documents for a Foreign Purchased Loan have been so funded and deposited, are in the possession, or under the control, of an agent of trustee for the holder of the Foreign Purchased Loan and, to Seller’s Actual Knowledge, there are no deficiencies in connection therewith.
(56)Valuation (Foreign Purchased Loans): A valuation of the Mortgaged Property securing the Foreign Purchased Loan was conducted within twelve (12) months of the origination of the Foreign Purchased Loan, and to Seller’s Actual Knowledge, such valuation satisfied in all material respects the requirements for a valuation on a market value basis as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor) (or its equivalent in any applicable jurisdiction).
(57)No Fraud (Foreign Purchased Loans): No fraudulent acts were committed by Seller in connection with its acquisition or origination of the Foreign Purchased Loan nor, to Seller's Actual Knowledge, were any fraudulent acts committed by any person in connection with the origination of the Foreign Purchased Loan.
(58)No Equity Participation; No Contingent Interest (Foreign Purchased Loans): No Foreign Purchased Loan (a) contains an equity participation by the lender or shared appreciation feature or profit participation feature, (b) provides for negative amortization, (c) provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or (d) has capitalized interest included in its principal balance.
(59)Transfer Certificate (Foreign Purchased Loan): Each Transfer Certificate executed by Seller in blank (assuming the insertion of the date and an assignee’s name) will constitute the legal, valid and binding first priority assignment of the related Foreign Purchased Loan from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

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For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.
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EXHIBIT VI-II
REPRESENTATIONS AND WARRANTIES REGARDING EACH INDIVIDUAL PURCHASED LOAN WHICH IS A PARTICIPATION INTEREST IN A WHOLE LOAN

(1)Senior Interest; Ownership of Purchased Loans. The related participation interest (the “Participation Interest”) is a senior participation interest in a Whole Loan. In each case, the related Whole Loan (the “Underlying Whole Loan”) is a mortgage loan secured by a first priority security interest in a commercial or multifamily property. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage related to such Participation Interest was subject to any other assignment, participation (other than senior pari passu Participation Interests in the related Underlying Whole Loan issued in accordance with the Purchased Loan Documents) or pledge, and Seller had good title to, and was the sole owner of, such Participation Interest free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Participation Interest other than any servicing rights appointment or similar agreement and rights of the holder of a related “B note” in an “A/B” structure in a commercial real estate loan (a “Junior Interest”). Seller has full right and authority to sell, assign and transfer such Participation Interest, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Participation Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Participation Interest other than the rights of the holder of a related Junior Interest.
(2)Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the related Participation Interest, each holder of such Participation Interest was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Participation Interest by Buyer.
(3)Due Diligence Package. To Seller’s Actual Knowledge, the information pertaining to such Participation Interest which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.
(4)Absence of Required Consents. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Loan Documents, and assuming that Buyer and any other transferees comply with any intercreditor restrictions set forth in the related Purchased Loan Documents limiting assignees to “Qualified Transferees”, “Qualified Conduit Lenders” or such comparable terms or conditions under the applicable Purchased Loan Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Participation Interest or for Buyer’s exercise of any rights or remedies in respect of such Participation Interest (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer). No third party holds any “right of first
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refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(5)Absence of Required Governmental Actions. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Participation Interest.
(6)Delivery of Original Certificate. Seller has delivered to Buyer or its designee the original participation certificate or other similar document(s) representing ownership of such Participation Interest, however denominated, endorsed by Seller in blank.
(7)No Material Default; Payment Record. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, neither the related Participation Interest nor the related Underlying Whole Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since issuance of such Participation Interest or origination of such Underlying Mortgage Loan, as the case may be, and neither such Participation Interest nor such Underlying Whole Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, to Seller’s Actual Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under such Participation Interest or Underlying Whole Loan, and (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration thereunder, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of such Participation Interest or Underlying Whole Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in Exhibit VI-I and this Exhibit VI-II (including, but not limited to, the prior sentence). No person other than the holder of such Underlying Whole Loan may declare any event of default under such Underlying Whole Loan or accelerate any indebtedness under the related Underlying Whole Loan documents.
(8)Not a Security. Such Participation Interest has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.
(9)No Notice of Liabilities. As of the Purchase Date, Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated under the related Purchased Loan Documents.
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(10)No Advance of Funds. Seller has not advanced funds, or, to Seller’s Actual Knowledge, as of the Purchase Date, received any advance of funds from a party other than the Mortgagor relating to such Participation Interest, directly or indirectly, for the payment of any amount required by such Participation Interest (other than as contemplated by the related Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents).
(11)No Offsets, Defenses, Etc. As of the Purchase Date, with respect to the related Participation Interest, there is no valid offset, defense, counterclaim, abatement or right to rescission with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith that would deny the holder of such Participation Interest the principal benefits intended to be provided thereby, except with respect to the related Underlying Whole Loan as set forth in the representation and warranty in Paragraph 2 (“Loan Document Status”) in this Exhibit VI-II.
(12)Bankruptcy. To Seller’s Actual Knowledge as of the Purchase Date and the date of the transfer of any Margin Excess to Seller, neither the related Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no co-participant, co-lender, Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal Act of Insolvency, and in the case of any Foreign Purchased Loan, is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, administration, examinership or similar proceeding.
(13)No Contingent Interest or Equity Participation. Except for such Participation Interest and such other senior pari passu Participation Interests in the related Underlying Whole Loan issued in accordance with the Purchased Loan Documents, the related Underlying Whole Loan does not have a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date) or an equity participation by Seller (excluding any equity interest held or pledged in connection with a Mezzanine Loan or preferred equity interest).
(14)Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Loan File: (a) the material terms of the related Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the
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related guarantor has been released from any of its material obligations under the Purchased Loan.
(15)Compliance with Usury Laws. To Seller’s Actual Knowledge, in reliance solely upon legal opinions delivered in connection with a Purchased Loan, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of (i) such Purchased Loan and (ii) the related Underlying Whole Loan complied (in the case of clause (i), as of the Purchase Date, and in the case clause (ii), as of the date of origination) with, or was exempt from, applicable laws including state or federal laws, regulations and other requirements pertaining to usury.
(16)Escrow Deposits. All escrow deposits and payments required to be escrowed with Seller pursuant to each related Purchased Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Seller under the related Purchased Loan Documents are being conveyed by Seller to Buyer or its servicer.
(17)Origination and Underwriting. The origination practices of Seller (or, to Seller’s Actual Knowledge, the related originator if Seller was not the originator of the related Underlying Whole Loan or issuer of such Participation Interest) with respect to such Participation Interest and the related Underlying Whole Loan have been, in all material respects, in material compliance with applicable law; and as of the date of its origination or issuance, as applicable, such Participation Interest and the related Underlying Whole Loan (if originated or issued by a Person other than Seller or an Affiliate, to Seller’s Actual Knowledge), the origination or issuance thereof, as applicable, complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination or issuance of such Participation Interest and the related Underlying Whole Loan, as applicable; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI-II.
(18)Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001, with respect to the origination of the related Underlying Whole Loan and the creation of such Participation Interest, the failure to comply with which would have a material adverse effect on such Underlying Whole Loan or such Participation Interest, as the case may be.
(19)Actions Concerning Purchased Loan. To Seller’s Actual Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any related Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property, the related Mortgage or any other related Purchased Loan Document, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of such Mortgage, (c)
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such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by such Purchased Loan Documents, (f) the current principal use of such Mortgaged Property or (g) title or ownership of Seller and/or Buyer of such Purchased Loan Documents and/or the rights, title and interests thereunder.
(20)Underlying Whole Loan Representations and Warranties. Except for the representations and warranties contained in Paragraph 1 (“Whole Loan; Ownership of Purchased Loans”), Paragraph 4 (“Mortgage Status; Waivers and Modifications”), Paragraph 13 (“Actions Concerning Purchased Loan”), Paragraph 19 (“No Contingent Interest or Equity Participation”), Paragraph 21 (“Compliance with Usury Laws”), Paragraph 36 (“Origination and Underwriting”), Paragraph 37 (“No Material Default; Payment Record”), Paragraph 38 (“Bankruptcy”), Paragraph 42 (“Due Diligence Package”) and Paragraph 45 (“Compliance with Anti-Money Laundering Laws”), each of the representations and warranties contained in Exhibit VI-I with respect to Whole Loans is, to Seller’s Actual Knowledge, true and correct with respect to the related Underlying Whole Loan. To the extent the related Underlying Whole Loan is identified in the related Diligence Materials as REMIC eligible, if such Underlying Whole Loan contains a provision for any defeasance of mortgage collateral, the representation and warranty in Paragraph 33 (“Defeasance”) in Exhibit VI-I is also true and correct with respect to such related Underlying Whole Loan if clause (ii) thereof read “(ii) the Whole Loan cannot be defeased within two years after any securitization of such Whole Loan or the related Participation Interest”. For purposes of this Paragraph 20, all references to the term “Seller” (other than in respect of Seller’s Actual Knowledge) and the term “Purchased Loan”, in each case in Exhibit VI-I, shall be deemed to be references to the related “Mortgage lender” and the related “Whole Loan”.

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EXHIBIT VI-III
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED LOAN
WHICH IS A FOREIGN PURCHASED LOAN (AU)
A.    DEFINED TERMS
“Authorisation” shall mean (a) any consent, registration, filing, agreement, notice of non objection, notarisation, certificate, license, approval, permit, authority or exemption; or (b) in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.
“Contamination” shall mean, in respect of a property, the presence of Pollutants (a) in, on or under the property, or (b) in the ambient air and emanating from the property.
“Controller” shall mean a controller as defined in section 9 of the Corporations Act 2001 (Cth).
“Encumbrance” shall mean an interest or power (a) reserved in or over an interest in any asset, including any retention of title, or (b) created or otherwise arising in or over any interest in any asset under a security agreement, bill of sale, mortgage, charge, lien, pledge, trust or power or any other agreement having similar effect, in each case by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes any agreement to grant or create any of the above and includes a security interest within the meaning of section 12(1) of the PPSA.
“Legal Reservations” shall mean (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors; and (b) the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or other Taxes may be void and defenses of set-off or counterclaim.
“Loan Obligor” shall mean, in relation to a Foreign Purchased Loan (AU), (a) any borrower or other person liable for such Foreign Purchased Loan (AU) as principal debtor, (b) any guarantor of such Foreign Purchased Loan (AU), or (c) any other person that provides or has provided a Loan Security in respect of such Foreign Purchased Loan (AU) (including the relevant Mortgagor).
“Loan Secured Assets” shall mean, in respect of a Foreign Purchased Loan (AU), the Mortgaged Properties for such Foreign Purchased Loan (AU) and all other property and rights subject to a Loan Security securing such Foreign Purchased Loan (AU).
“Loan Security” shall mean, in relation to a Foreign Purchased Loan (AU) means (a) each Mortgage, (b) each general security agreement (if applicable), (c) each other Encumbrance, and
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(d) each guarantee, indemnity or assurance, in each case that secures, guarantees or provides assurance or is expressed to secure, guarantee or provide assurance for the payment or repayment or other discharge of the principal amount of such Foreign Purchased Loan (AU), interest or fee on such Foreign Purchased Loan (AU) or any other monies payable in respect of such Foreign Purchased Loan (AU) (and notwithstanding that the terms of the mortgage, charge, Encumbrance, guarantee, indemnity or other assurance may not secure all such amounts or may also secure, guarantee or provide assurance for the payment of other liabilities).
“Pollutant” shall mean a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste.
“Permitted Mortgaged Property Encumbrances” shall mean, in relation to a Mortgaged Property, (a) any lien on the Mortgaged Property relating to rates, land tax and other Taxes in respect of that Mortgaged Property due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of a similar nature registered on the applicable land titles register as a dealing against such Mortgaged Property; (c) other liens and matters to which like properties are commonly subject; (d) the rights of tenants (as tenants only) under Leases (including sub-leases) pertaining to the Mortgaged Property; (e) if the related Foreign Purchased Loan (AU) is a Senior Interest, the rights if the holder of the related Junior Interest; and (f) if the related Foreign Purchased Loan (AU) is cross-collateralised and cross-defaulted with one or more mortgage loans, the mortgage for the other mortgage loan contained in the same cross-collateralised and cross-defaulted group of mortgage loans, provided that none of the above individually, or in aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property, the enforceability of the Mortgage over such Mortgaged Property or the relevant Mortgagor’s ability to pay its obligations in relation to the related Foreign Purchased Loan (AU) as and when they fall due for payment.
“Required Policy” shall have the meaning specified in paragraph 14(b) of this Exhibit VI-III.
“Sub-participation Agreement” shall mean, in respect of a Subparticipated Loan, the agreement between Parlex 2 AU and a creditor in respect of the underlying Whole Loan under which such creditor grants the Borrower a sub-participation interest in the relevant Whole Loan.
“Subparticipated Loan” shall mean a Foreign Purchased Loan (AU) in which Parlex 2 AU has been granted a sub-participation interest and is not a lender of record.

B.    REPRESENTATIONS AND WARRANTIES
(1)Sole Legal and Beneficial Owner. Seller is the sole legal and beneficial owner of (a) such Foreign Purchased Loan (AU) (whether acquired or made) other than a Subparticipated Loan; (b) all of the Purchased Loan Documents in relation to such Foreign Purchased Loan (AU) (other than a Subparticipated Loan) other than any Loan Security which is held by a security trustee; and (c) the Subparticipation Agreement in respect of each Subparticipated Loan, in each case free and clear of any Encumbrance, participation or other ownership interest in relation to its right, title and interest in such
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Foreign Purchased Loan (AU), Purchased Loan Documents or Subparticipated Loan (as applicable), other than a Permitted Lien.
(2)Purchased Loan Document Status. The obligations which are expressed to be assumed by each Loan Obligor in respect of such Foreign Purchased Loan (AU) under the applicable Purchased Loan Documents to which it is a party are legal, valid, binding and enforceable obligations subject only to the Legal Reservations.
(3)No Set-Off, Counterclaim. Any amounts payable under any related Purchased Loan Document will be payable without set-off or counterclaim and Seller is not aware that any Loan Obligor has any valid defense or counterclaim to payment in full of such Foreign Purchased Loan (AU) or any right of rescission in respect of a related Purchased Loan Document.
(4)Waivers and Amendments. Since origination of such Foreign Purchased Loan (AU), except by written instruments included in the related Purchased Loan File: (a) the material terms of the Loan Security in respect of such Foreign Purchased Loan (AU) have not been waived, impaired, modified, altered, satisfied, cancelled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Loan Security; (b) no Loan Secured Assets in respect of such Foreign Purchased Loan (AU) or any portion thereof have been released from the relevant Loan Security in any manner which materially interferes with the security intended to be provided by such Loan Security or the use or operation of the remaining portion of such Loan Secured Assets; and (c) no Loan Obligor in respect of such Foreign Purchased Loan (AU) has been released from any of its material obligations in respect of such Foreign Purchased Loan (AU).
(5)Encumbrance Permitted. No related Purchased Loan Document prohibits or restricts Seller from, or otherwise requires Seller to obtain the consent of, or consult with, any Loan Obligor prior to: (a) granting an Encumbrance over its right, title and interest in and to that Purchased Loan Document (or the rights thereunder); or (b) assigning its rights, or transferring its rights and obligations, under such Purchased Loan Document.
(6)Perfection and Registration. Each Mortgage or other Loan Security in respect of such Foreign Purchased Loan (AU): (a) creates the Encumbrance purported to be created by it over the assets purported to be encumbered by it; (b) has been perfected in relation to all Loan Secured Assets expressed to be subject to that Mortgage or other Loan Security (as applicable); and (c) has the priority it is intended to have.
(7)No Notice of Encumbrances. Other than a Permitted Mortgaged Property Encumbrance or as disclosed by or on behalf of Seller in writing in the Due Diligence Package relating to such Foreign Purchased Loan (AU), Seller has not received notice from any Person that claims to have an Encumbrance ranking in priority to or equal with the Encumbrance held by Seller and constituted by the Loan Security for such Foreign Purchased Loan (AU).
(8)Condition of Mortgaged Property. Seller or the originator of such Foreign Purchased Loan (AU) (if not SEller) inspected or caused to be inspected the Mortgaged Property for such Foreign Purchased Loan (AU) within six (6) months of origination of such Foreign Purchased Loan (AU) and within thirteen (13) months of the related Purchase
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Date; a technical due diligence report was prepared in connection with the origination of such Foreign Purchased Loan (AU) no more than thirteen (13) months prior to the related Purchase Date; and to Seller’s Actual Knowledge, based solely on due diligence customarily performed in connection with the origination of comparable mortgage loans and except as disclosed in any technical due diligence report relating to a related Mortgaged Property delivered to Buyer, as of the related Purchase Date, each Mortgaged Property for such Foreign Purchased Loan (AU) was free and clear of material damage that would materially and adversely affect the use or value of such Mortgaged Property as security for that Foreign Purchased Loan (AU) (excluding any such material damage relating to either deferred maintenance for which reserves were established at origination or which is fully covered by insurance).
(9)Taxes and Assessments. To the extent that prior to the related Purchase Date, there were any delinquent Taxes which could give rise to a lien on the related Mortgaged Property ranking prior or equal to the related Mortgage, to Seller’s Actual Knowledge, such Taxes have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and any reasonably estimated interests and penalties thereon. For the purposes of this paragraph (9), a Tax shall not be considered delinquent until the earlier of the date on which interest and/or penalties would first be payable thereon; and the date on which enforcement action is entitled to be taken by the relevant Governmental Agency.
(10)Subordinated Interests. There are, as of origination, and to Seller’s Actual Knowledge, no Encumbrances affecting the Mortgaged Property relating to such Foreign Purchased Loan (AU) that secure the payment of money which are subordinated or otherwise rank in priority behind the relevant Mortgage other than Junior Interests (if applicable) or Permitted Mortgaged Property Encumbrances; and except as disclosed in the Due Diligence Package for the relevant Foreign Purchased Loan (AU), Seller has no Actual Knowledge of any mezzanine or junior debt secured directly by interests in such Loan Obligor in respect of such Foreign Purchased Loan (AU).
(11)Leases and Rents. Subject to the Legal Reservations, except as disclosed to Buyer in the Due Diligence Package for such Foreign Purchased Loan (AU), the Loan Security for such Foreign Purchased Loan (AU) creates a valid, first priority Encumbrance in rents and certain rights of the related Loan Obligor under any lease or leases of the Mortgaged Property, subject to any Permitted Liens; and the applicable Loan Security provides that upon an event of default (howsoever described) in respect of the such Foreign Purchased Loan (AU), a Controller is permitted to be appointed or the Mortgagee may enter into possession, in either case, to collect rents or for rents to be paid directly to the Mortgagee.
(12)No Litigation. To Seller’s Actual Knowledge as of the related Purchased Date, no litigation, administration proceedings, government investigation or arbitration is pending involving any Loan Obligor in respect of such Foreign Purchased Loan (AU), the relevant Mortgagor’s interest in its Mortgaged Property, or any related Purchased Loan Document, which adversely determined, would be reasonably expected to materially and adversely affect: (a) the relevant Mortgagor’s title to the Mortgaged Property; (b) the validity or enforceability of the relevant Mortgage; (c) the relevant Mortgagor’s ability to perform its obligations in respect of the related Foreign
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Purchased Loan (AU); (d)    the ability of any relevant Loan Obligor that is a guarantor to perform its obligations under the related guarantee; (e) the principal benefit of the security intended to be provided by the related Loan Security; (f) the then current principal use of the relevant Mortgaged Property; or (g) the title or ownership of Seller of the relevant Purchased Loan Documents (or, in the case of a Subparticipated Loan, the relevant Subparticipation Agreement) and/or its rights, title and interest thereunder.
(13)No Additional Funding. Other than a Foreign Purchased Loan (AU) which has been identified to Buyer in writing as requiring further advances, the principal amount of the relevant Foreign Purchased Loan (AU) as stated in the related Due Diligence Package has been, or simultaneously with the provision of the Margin Excess (Future Funding) under the relevant Transaction will be, fully disbursed as at the related Purchase Date and there is no requirement for future advances thereunder (excluding where a portion of the disbursed Foreign Purchased Loan (AU) is escrowed or held in a reserve account pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the relevant Mortgaged Property, the relevant Mortgagor or other considerations determined by Seller to merit such holdback.
(14)Insurance.
(a)    each related Mortgaged Property is, and is required pursuant to the related Purchased Loan Documents to be, insured (i) against damage, destruction and any other risk in an amount (subject to a customary deductible) that is no less than the lesser of (x) the outstanding principal balance of the relevant Foreign Purchased Loan (AU) and (y) the full insurable value on a replacement or reinstatement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in the related Mortgaged Property; and (ii) for workers’ compensation, public liability and business interruption, in each case, with a reputable and substantial insurer;
(b)    as at the related Purchased Date, all premiums on all insurance policies referred to in paragraph (14)(a) above (each a “Required Policy”) relating to the related Mortgaged Property have been paid to the extent the same have fallen due;
(c)    each Required Policy for a related Mortgaged Property (other than a worker’s compensation or public liability insurance policy) names the relevant Mortgagee as the loss payee;
(d)    the relevant Purchased Loan Documents require the Loan Obligors to notify Seller (or any facility or similar agent, or security trustee, in respect of such Foreign Purchased Loan (AU)) of any cancellation or termination of a Required Policy; and
(e)    the relevant Purchased Loan Documents require proceeds from any insurance claim made in respect of a property loss to be applied either (x) to the repair, restoration or reinstatement of all or part of the related Mortgaged Property to which the relevant claim relates where the property loss exceeds 5% of the then outstanding principal balance of such Foreign Purchased Loan (AU), or (y) to the
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payment of the outstanding principal balance of such Foreign Purchased Loan (AU) together with any accrued interest thereon.
(15)No Encroachments. To Seller’s Actual Knowledge, based solely on searches of the land titles registry service for the state or territory in which the related Mortgaged Property is located obtained by Seller in connection with the origination of such Foreign Purchased Loan (AU), (a) all material improvements that were included for the purposes of determining the appraised value of any related Mortgaged Property at the time of origination of such Foreign Purchased Loan (AU) are within the boundaries of the such Mortgaged Property (except for encroachments that do not materially or adversely affect the value or current use of such Mortgaged Property), (b) is no encroachment onto any related Mortgaged Property by improvements on or used with adjoining land which materially and adversely affects the value or current use of such Mortgaged Property, (c) no improvements encroach upon any easements affecting any related Mortgaged Property where such encroachment materially and adversely affects the value and current use of that Mortgaged Property; and (d) the related Mortgaged Property is not affected by any easement, restriction, right, interest or claim derived under the Native Title Act 1993 (Cth).
(16)Authorisations. Each Mortgagor covenants in the relevant Purchased Loan Documents that it shall keep all Authorisations required in relation to the Mortgaged Property in full force and effect where failure to do so will have, or will be reasonably likely to have, a material adverse effect on the Mortgagor’s ability to perform its material obligations under the relevant Purchased Loan Documents or the enforceability or priority of the relevant Mortgage.
(17)Financial Reporting. Each related Purchased Loan Agreement requires one or more of the relevant Loan Obligors to provide the creditor in respect of such Foreign Purchased Loan (AU) (or any facility or similar agent, or security trustee, in respect of such Foreign Purchased Loan (AU)) with the following: (a)    annual audited financial statements for the relevant Loan Obligors (consolidated if applicable); (b) semi-annual unaudited management accounts of the Loan Obligors; (c) quarterly property management reports (other than for single-tenant properties); (d) quarterly rent rolls and forecasts of expenses for any Mortgaged Property (other than a single-tenant property) that has Leases contributing more than 5% of the in place base rent; and (e) annual Appraisals for the relevant Mortgaged Property;
(18)Servicing. The servicing and collection practices used by Seller (or any appointed Servicer) with respect to such Foreign Purchased Loan (AU) have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.
(19)Origination and Underwriting. The origination practices of Seller (or, to Seller’s Actual Knowledge, the relevant originator if Seller was not the originator) with respect to such Foreign Purchased Loan (AU) have been, in all material respects, in material compliance with applicable law; and as of the date of its origination, to Seller’s Actual Knowledge (where Seller was not the originator), such Foreign Purchased Loan (AU) and the origination thereof complied in all material respects with, or was exempt from, all applicable laws relating to the origination of such Foreign Purchased Loan (AU),
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provided that the representation and warranty in this paragraph (19) does not address or otherwise cover any matters with respect to laws otherwise covered in other paragraphs of this Exhibit VI-III.
(20)No Material Default; Payment Record. As of the related Purchase Date and the date of advancing any Margin Excess to Seller in respect of such Foreign Purchased Loan (AU): (a) such Foreign Purchased Loan (AU) has not been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, such Foreign Purchased Loan (AU) is not more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments; and (b) to Seller’s Actual Knowledge, there is no (x) material default, breach, violation or event of acceleration existing under such Foreign Purchased Loan (AU), or (y) event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which in either case, materially and adversely affects the value of such Foreign Purchased Loan (AU) or the value, use or operation of the related Mortgaged Property.
(21)Compulsory Acquisition. Seller has not received notice of any pending or, to its Actual Knowledge, threatened steps to affect the compulsory purchase of all or any material portion of any related Mortgaged Property; and to Seller’s Actual Knowledge (based on Appraisals obtained in connection with the origination of the relevant Foreign Purchased Loan (AU)) as of the date of the origination of such Foreign Purchased Loan (AU), no such Appraisal disclosed any matter or thing that would materially and adversely affect the value or marketability of the relevant Mortgaged Property.
(22)Insolvency. To Seller’s Actual Knowledge as of the related Purchase Date and as of the date of the advance of any Margin Excess to Seller in respect of such Foreign Purchased Loan (AU): (a) neither the related Mortgaged Property, nor any portion thereof, is the subject of any bankruptcy, receivership, administration, insolvent winding up or similar proceeding; and (b) no Controller, trustee in bankruptcy, administrator, liquidator or similar officer has been and remains appointed to a Loan Obligor for such Foreign Purchased Loan (AU) or, where the related Mortgaged Property is a single-tenant property, the tenant of the Mortgaged Property.
(23)Environmental Laws. In relation to such Foreign Purchased Loan (AU) and its related Mortgaged Property: (a) to Seller’s Actual Knowledge, there is no Contamination on, in or under or migrating to or from, that Mortgaged Property which is reasonably likely to have a Material Adverse Effect; (b) there is no material violation of Environmental Law with respect to the Mortgaged Property; (c) the related Purchased Loan Documents require the relevant Loan Obligors to materially comply with all applicable Environmental Laws.
(24)Due Diligence Package. To Seller’s Actual Knowledge, the information pertaining to such Foreign Purchased Loan (AU) which is set for in the relevant Due Diligence Package is true and correct in all material respects as of the related Purchase Date.
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(25)Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations with respect to the origination of such Foreign Purchased Loan (AU) (if originated by Seller), the failure to comply with which would have a material adverse effect on such Foreign Purchased Loan (AU).
(26)Title. Seller obtained from its lawyer or the lawyer for the relevant Loan Obligor(s), a legal property due diligence report covering title matters which showed no adverse entries, or, if such report did reveal any adverse entries, such report satisfactorily indicated that such entries would not have caused a reasonably prudent lender of money secured on commercial property to decline to proceed with the related advance on its agreed terms.
(27)Cross-Collateralisation. No Foreign Purchased Loan (AU) is cross-collateralized with any other loan or security which is not a Purchased Loan.
(28)Acceleration. The applicable Purchased Loan Documents for such Foreign Purchased Loan (AU) contain provisions which give the holder (or, in the case of a syndicated Foreign Purchased Loan (AU), the facility agent on the instructions of holders representing no less than a majority by commitments) the right to accelerate the payment of the unpaid principal balance of such Foreign Purchased Loan (AU) if (a) there is a disposal of any related Mortgaged Property or of the equity interests the relevant Mortgagor, or (b) any Encumbrance is created over any related Mortgaged Property or the relevant Mortgagor, in each case, in contravention of the terms of applicable Purchased Loan Documents (and subject to any applicable grace periods specified in the Purchased Loan Documents for remedy).
(29)Approval Rights. Under the terms of the applicable Purchased Loan Documents:
(a)    no material terms of the related Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material portion of the Mortgage or the related Mortgaged Property may be released without the consent of the holder of such Foreign Purchased Loan (AU) (or where such Foreign Purchased Loan (AU) is syndicated, without the consent of the facility agent for such Foreign Purchased Loan (AU) acting on the instructions of no less than a majority by commitments of the holders of such Foreign Purchased Loan (AU)), except to the extent such release is permitted under the terms of the applicable Purchased Loan Documents;
(b)    no material action adversely affecting the value of the related Mortgaged Property may be taken by the owner of the Mortgaged Property without the consent of the holder of the applicable Purchased Loan Documents (or where such Foreign Purchased Loan (AU) is syndicated, without the consent of the facility agent for such Foreign Purchased Loan (AU) acting on the instructions of no less than a majority by commitments of the holders of such Foreign Purchased Loan (AU)); and
(c)    the consent of the holder of the applicable Purchased Loan Documents (or where such Foreign Purchased Loan (AU) is syndicated, the consent of the facility agent
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for such Foreign Purchased Loan (AU) acting on the instructions of no less than a majority by commitments of the holders of such Foreign Purchased Loan (AU)) is required prior to the owner of the related Mortgaged Property incurring any additional indebtedness subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the Mortgaged Property in Australia.
(30)Reserves. All reserves, funds, escrows and deposits required pursuant to the terms of the Purchased Loan Documents for such Foreign Purchased Loan (AU) have been so funded and deposited, are in the possession, or under the control, of the creditor of such Foreign Purchased Loan (AU) (or an agent or trustee for the creditor (or creditors) of such Foreign Purchased Loan (AU)) and, to Seller’s Actual Knowledge, there are no deficiencies in connection therewith.
(31)Appraisals. An Appraisal of the Mortgaged Property securing such Foreign Purchased Loan (AU) was conducted within twelve (12) months of the origination of such Foreign Purchased Loan (AU).
(32)No Fraud. No fraudulent acts were committed by Seller in connection with its acquisition or origination (as applicable) of such Foreign Purchased Loan (AU) nor, to Seller’s Actual Knowledge, were any fraudulent acts committed by any person in connection with the origination of such Foreign Purchased Loan (AU).
(33)No Equity Participation; No Contingent Interest. No Foreign Purchased Loan (AU) (a) contains an equity participation by the holder of such Foreign Purchased Loan (AU) or shared appreciation feature or profit participation feature, (b) provides for negative amortization, (c) provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or (d) has capitalised interest included in its principal balance.
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EXHIBIT VI-IV
Representations and Warranties Regarding the Silver Purchased Loan
Seller represents and warrants to Buyer that the Silver Purchased Loan, as of the related Purchase Date for the Silver Transaction and as of any Business Day on which Margin Excess is made available by Buyer to Seller which increases the outstanding Purchase Price of the Silver Purchased Loan, conforms to the applicable representations and warranties set forth in Appendix B attached hereto in all material respects, except as disclosed to Buyer in writing. Buyer and Seller agree that the representations and warranties set forth in Appendix B attached hereto shall apply only to the Silver Purchased Loan and not to any other Purchased Loan sold in a Transaction under the Repurchase Agreement.
A.    Defined Terms. For purposes of this Appendix B, the following terms shall be defined as set forth below. In addition, all capitalized terms used in this Appendix B and not otherwise defined in this Amendment shall have the respective meanings set forth in the Repurchase Agreement as modified and amended by this Amendment.
“Appraised Value” means in relation to any underlying Mortgaged Property comprising real estate the value set forth in a valuation made in connection with the origination of the related Purchased Loan (or, where available, the most recent valuation received by Seller prior to Seller’s purchase of a financial interest in such underlying Mortgaged Property comprising real estate) equal to the value of such underlying Mortgaged Property comprising real estate.
“Eligible Interest” means, in relation to the Purchased Loan, 100 percent (100%) of Seller’s unencumbered ownership of any loan advanced by Seller on a secured basis to any company or entity (which interest, for the avoidance of doubt, refers to the lender’s participation in the relevant debt instrument held by the lender and shall not be construed as a requirement that the lender hold the entire loan facility which is made available to a borrower).
“Ground Lease” means a lease for all or any portion of the real property comprising the underlying Mortgaged Property comprising real estate, the Ground Lessee’s interest in which is held by the Mortgagor in respect of the Purchased Loan.
“Ground Lessee” means the ground lessee under a Ground Lease.
“Information” means, with respect to the Purchased Loan, the documents, reports and written information required to be provided by or on behalf of Seller in connection with the pledge of the same by Seller under the Repurchase Agreement, including any conditions precedent thereto.
“PEXA” means the Australian electronic lodgement network in relation to real property known as “Property Exchange Australia”.
“Reservations” means:
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(a)    the principles that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement on public policy grounds or by laws relating to bankruptcy, administration, examinership, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; and
(b)    the time barring of claims under any applicable limitation acts, statutes or equivalent laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty in the applicable State or Territory of Australia may be void and defences of set-off or counterclaim.
B.    Representations and Warranties
1.1.Compliance with law
Such Purchased Loan complies in all material respects with (or is exempt from) all applicable Requirements of Law relating to such Purchased Loan.
1.2.Ownership
(a)    Seller will, immediately prior to the purchase of the same by Buyer from Seller, have an Eligible Interest in such Purchased Loan.
(b)    Immediately prior to the purchase of such Purchased Loan by Buyer from Seller, Seller had good marketable title to, and was the sole legal and beneficial owner of, the Eligible Interest in such Purchased Loan or otherwise had sufficient right, interest or power to grant a security interest in the Purchased Loan, free and clear of any and all Liens.
(c)    The entry into by Seller of the Repurchase Agreement and this Amendment (and the agreements contemplated thereby) in relation to such Purchased Loan does not require Seller to obtain any approval, consent, authorisation or order of or registration or filing with or notice to, any court or Governmental Authority that has not been obtained.
1.3.No default
(a)    The Purchased Loan is thirty (30) days or more delinquent in payment of principal and interest payable under the related Purchased Loan Documents and no Purchased Loan has been thirty (30) days or more past due (without giving effect to any applicable grace period).
(b)    To Seller’s Actual Knowledge, (i) there is no other default under any of the related Purchased Loan Documents, after giving effect to any applicable notice and/or grace period and no such default or breach has been waived in writing by Seller or on its behalf or by Seller’s predecessors-in-interest with respect to the Purchased Loan; (ii) no event has occurred that, with the passing of time or giving notice, would constitute a default under the related Purchased Loan Documents,
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which in the case of clause (i) or (ii) would materially and adversely affect the value of the Purchased Loan or the value, use or operation of the related underlying Mortgaged Property. No Purchased Loan has been accelerated and no enforcement has been initiated in respect of the related Mortgage.
(c)    If the related Mortgage or other Purchased Loan Documents provide for a grace period for delinquent payments of principal and/or interest, such grace period is no longer than ten (10) days from the applicable payment date.
1.4.Nature
The Purchased Loan (exclusive of any default interest, late charges or prepayment premiums) is a fixed rate mortgage loan or floating rate mortgage loan with a fixed term.
1.5.Information
To Seller’s Actual Knowledge, all information contained in the related Due Diligence Package (or as otherwise provided to Buyer) in respect of the Purchased Loan is true, complete and accurate in all material respects.
1.6.Solvency
The relevant Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium, administration, examinership or similar insolvency proceeding under applicable law.
1.7.Mortgages
Subject to the Reservations, the Mortgages related to and delivered in connection with such Purchased Loan constitute valid and enforceable first priority mortgages upon the related underlying Mortgaged Property comprising real estate prior to all other Liens, except for:
(a)    any Lien arising by operation of law and in the ordinary course of trading of the relevant Mortgagor;
(b)    matters to which like properties are commonly subject; and
(c)    any other matters expressly agreed by Buyer,
and none of which matters referred to in item (a) above materially interferes with the security provided by such Mortgage or the marketability or current use of the underlying Mortgaged Property comprising real estate or the current ability of the underlying Mortgaged Property comprising real estate to generate operating income sufficient to service the Purchased Loan (items (a) and (b) above being, the “Permitted Liens”).
1.8.Security Interest
(a)    The Mortgage and general security agreement establishes and creates a legal, valid, subsisting, binding and, subject to the Reservations and Permitted Liens,
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enforceable first priority perfected (save for the giving of any notices to third parties required to perfect the same) Lien in the relevant Mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which the relevant Mortgagor is entitled to occupy, use or possess all or any portion of the related underlying Mortgaged Property comprising real estate (the “Assigned Property”).
(b)    Each grantor under each such Mortgage and general security agreement has the full right to assign by way of security the relevant Assigned Property.
(c)    To Seller’s Actual Knowledge:
(i)     no Person other than the related Mortgagor and the Mortgagee owns any interest in any payments due under the related leases;
(ii)     no person other than the Mortgagee holds or has the benefit of a Lien or other interest in the Purchased Loan other than under a Permitted Lien; and
(iii)    there is no agreement, filing or registration that would enable another person to obtain a priority over its security interest which is inconsistent with the priority contemplated by the Repurchase Agreement and the Transaction Documents.
(d)    Subject to applicable Requirements of Law, the related Mortgage or general security agreement provides for the appointment of a receiver of the rents or allows the holder of the related Mortgage to enter into possession of the related underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Loan Documents.
1.9.Hospitality properties
The Purchased Loan Documents for each Purchased Loan that is secured by a hospitality property operated pursuant to a franchise agreement, operator agreement or management agreement includes an executed tripartite or non-disturbance deed or similar agreement signed by the Mortgagor and franchisor and lender of such property enforceable against such franchisor by the holder of the Mortgage. The Mortgage or related security agreement for each Purchased Loan secured by a hospitality property creates a registered and perfected security interest in the revenues of such property.
1.10.Mortgage status; Waivers and modifications
(a)    Except for releases required or permitted under the terms and conditions of the related Purchased Loan Documents, no Mortgage has been satisfied, cancelled, rescinded or subordinated in whole or in material part, and the related underlying Mortgaged Property comprising real estate has not been released from such Mortgage, in whole or in material part, nor has any instrument been executed that
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would affect any such satisfaction, cancellation, subordination, rescission or release except as specifically set forth by a document in the related Purchased Loan File.
(b)    None of the terms of any Mortgage, general security agreement or other security document or instrument securing such Purchased Loan have been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Purchased Loan File.
(c)    No Mortgage securing such Purchased Loan provides for or permits, without the prior written consent of the holder of the Mortgage, the related underlying Mortgaged Property comprising real estate to secure any other debt or obligation.
1.11.Fixtures
Subject to the Reservations and Permitted Liens, the general security agreement and Mortgage in respect of each Purchased Loan contains valid and enforceable first priority Liens over those items of personal property located on the underlying Mortgaged Property for such Purchased Loan that either: (a) are reasonably necessary for the Mortgagor in respect of the same to operate such underlying Mortgaged Property; or (b) are (as indicated in the valuation obtained in connection with the origination of such Purchased Loan) material to the value of the underlying Mortgaged Property subject to Permitted Liens.
1.12.Registrations and Filings
All acts and things have been done and all filings, recordings and registrations have been made (or will have been submitted in proper form for filing, recording and/or registration within any applicable time limits) in all public places (including the relevant land titles office or registry in the State or Territory of Australia where the property is located (including PEXA (if applicable)) necessary to perfect a valid first priority Lien in each underlying Mortgaged Property securing such Purchased Loan.
1.13.No further advances/no partly paid Assets
(a)    The proceeds of such Purchased Loan have been, or will be on the date of first utilisation of the Purchased Loan, fully disbursed and there is no obligation for future advances with respect thereto.
(b)    All escrow and reserve amounts required to be deposited by each Mortgagor on the date of first utilisation of the Purchased Loan under the related Purchased Loan Documents were deposited on such date.
(c)    All escrow deposits and payments required to be escrowed with lender by the terms of each Purchased Loan are in the possession, or under the control, of Seller (or agent of Seller), and there are no material deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be secured by Seller in favour of Buyer hereunder.
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(d)    With respect to such Purchased Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Purchase Date for the same have been complied with, or any such funds so escrowed have not been released.
(e)    Neither Seller nor any of its Affiliates has any obligation to make any further capital contributions to any Mortgagor under such Purchased Loan.
(f)    Other than as described in paragraph (a) above, in connection with the origination of such Purchased Loan, Seller or its Affiliates has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, any Mortgagor or any other person under or in connection with such Purchased Loan.
1.14.Purchased Loan Documents provisions
To the extent applicable, the Purchased Loan Documents for such Purchased Loan together with applicable law, contain customary and enforceable provisions for comparable underlying Mortgaged Properties similarly situated such as to render the rights and remedies of the lender thereunder adequate for the practical realisation against the related underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby.
There is no exemption available to the related Mortgagor that would interfere with such right of enforcement except (a) any statutory right of redemption or (b) any limitation arising under anti-deficiency laws or by bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
1.15.Security trusts
To the extent applicable, if any Mortgage, general security agreement or other Lien constituted in the Purchased Loan Documents for such Purchased Loan is held on trust for the lenders and/or related parties:
(a)    a trustee, duly qualified under applicable law to serve as such, is properly designated and serving as such; and
(b)    no fees or expenses other than customary fees, costs and indemnities (including annual agency/security agency fees, transfer fees and fees for management time) are payable to such trustee by Seller in the event the related Mortgagor does not fulfil its obligations to pay such amounts under the Purchased Loan.
1.16.Status of the Purchased Loan Documents
The Purchased Loan Documents for such Purchased Loan that were executed by or on behalf of the related Mortgagor are the legal, valid and binding obligation of such Mortgagor(s), enforceable in accordance with its terms except as such enforcement may be limited by anti-
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deficiency laws or bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Loan Documents are or may be unenforceable in whole or in part under applicable laws, but the inclusion of such provisions does not render any of the Purchased Loan Documents invalid as a whole, and such Purchased Loan Documents taken as a whole are enforceable to the extent necessary and customary for the practical realisation of the principal rights and benefits afforded thereby.
1.17.Insurance
(a)    Each underlying Mortgaged Property securing such Purchased Loan is, and is required pursuant to the related Purchased Loan Documents to be, covered by insurance (including, without limitation with respect to fire and extended perils insurance included within the classification “All Risk of Physical Loss”) on the relevant underlying Mortgaged Property and plant and machinery thereon (including fixtures and improvements) at least equal to the lesser of the replacement cost of improvements located on such underlying Mortgaged Property, with no deduction for depreciation, and the outstanding principal balance of such Purchased Loan (subject to customary deductibles) and in any event, the amount necessary to avoid the operation of any co-insurance provisions on a full replacement cost basis of such underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor-in-interest as additional insureds or loss payee, as applicable.
(b)    Each underlying Mortgaged Property comprising real estate securing such Purchased Loan is covered by business interruption or rental loss insurance in an amount at least equal to (i) three (3) years of operations, with an extended indemnity for three (3) additional years after property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the underlying Mortgaged Property.
(c)    Each underlying Mortgaged Property securing such Purchased Loan is covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount usually covered by a reasonably prudent mortgagee of a property of the same nature and in a comparable location.
(d)    The relevant insurance policy for any underlying Mortgaged Property comprising real estate securing such Purchased Loan provides cover in respect of at least three years loss of rent.
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(e)    Such insurance policy contains a standard mortgagee clause that names the Seller (or agent or trustee therefor) in respect of such Purchased Loan (each a “Mortgagee”) in respect of such Purchased Loan as an additional insured and interested party and that requires at least thirty days’ (in the case of termination or cancellation other than for non-payment of premiums) and at least ten days’ (in the case of termination or cancellation for non-payment of premiums or where applicable law so requires) prior notice to the holder of the related Mortgage, and no such notice has been received, including any notice of non-payment of premiums, that has not been cured.
(f)    Each Mortgage and general security agreement securing such Purchased Loan obliges the related Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorises the holder of the Mortgage to maintain such insurance at the related Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.
(g)    Any insurance proceeds in respect of loss, damage or destruction, will be applied either: (i) to the repair or restoration of all or part of the related underlying Mortgaged Property comprising real estate; or (ii) the reduction of the outstanding principal balance of such Purchased Loan, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property comprising real estate and to other exceptions customarily provided for by prudent institutional lenders for similar loans.
(h)    The related underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Loan and having a claims-paying or financial strength rating of at least A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the related underlying Mortgaged Property is located.
(i)    All premiums with respect to the insurance policies insuring each underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Loan Documents, and Seller has not received any notice of cancellation or termination. The relevant Purchased Loan File contains the insurance policy required for such Purchased Loan or a certificate of insurance for such insurance policy.
(j)    None of the Purchased Loan Documents contain any provision that expressly excuses the related borrower from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related borrower maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express
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exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.
1.18.Mortgagor
(a)    The owners of each underlying Mortgaged Property securing such Purchased Loan were duly organised and validly existing and, as of the time of the origination of such Purchased Loan with requisite power and authority to own their assets and to transact the business in which they is now engaged, and such underlying Mortgaged Properties constitute the principal assets of the owners of such underlying Mortgaged Property.
(b)    The owners of each underlying Mortgaged Property comprising real estate securing such Purchased Loan has good and marketable title to such underlying Mortgaged Property comprising real estate and such owners have not received any written notice regarding any violation of any easement, restrictive covenant or similar instrument affecting the underlying Mortgaged Property comprising real estate that would materially and adversely affect the value or marketability of the related underlying Mortgaged Property comprising real estate.
1.19.Leasehold Title
Each underlying Mortgaged Property comprising real estate securing such Purchased Loan consists of the related Mortgagor’s freehold estate or, if such Purchased Loan is secured in whole or in part by the interest of a Mortgagor under a Ground Lease, by the related Mortgagor’s interest in the Ground Lease. With respect to any Purchased Loan secured by a Ground Lease:
(a)    such Ground Lease has, where registerable, been duly registered with the relevant land titles office or registry in the State or Territory of Australia where the property is located (including PEXA (if applicable); such Ground Lease permits the current use of the underlying Mortgaged Property comprising real estate and permits or does not prohibit the interest of the Ground Lessee thereunder to be encumbered by the related Mortgage and does not restrict the use of the related underlying Mortgaged Property comprising real estate by such Ground Lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage by limiting in any way its current use; and there has been no material change in the payment terms of such Ground Lease since the origination or acquisition of the related Purchased Loan, with the exception of material changes reflected in written documents that are a part of the related Purchased Loan File;
(b)    such Ground Lease is in full force and effect, and Seller has received no notice that an event of default has occurred thereunder, and, to Seller’s Actual Knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in a breach of covenant under the terms of such Ground Lease;
(c)    such Ground Lease has an original term (including any extension options set forth therein) which extends at least twenty (20) years beyond the stated maturity date of such Purchased Loan;
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(d)    under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the Lessor and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property comprising real estate, with the Mortgagee having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party (including the relevant insurer) to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender for conduit programs), or to the payment or defeasance of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon;
(e)    such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage;
(f)    such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of Seller in its capacity as lender under the Purchased Loan Documents for such Purchased Loan and any such action without such consent is not binding on Seller in its capacity as lender under such Purchased Loan Documents, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to Seller in its capacity as lender under such Purchased Loan Documents and (iii) (A) such default is curable by Seller in its capacity as lender under such Purchased Loan Documents provided in the Ground Lease but remains uncured beyond the applicable cure period, (B) in the case of any such default that is not curable by such Mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such Mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a liquidator or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such Mortgagee under the related Mortgage upon enforcement;
(g)    upon the enforcement of the related Purchased Loan, the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the date on which Seller purchases an Eligible Interest related to such Asset (or acceptance of a deed in lieu thereof));
(h)    the Ground Lease or ancillary agreement between the lessor and the Ground Lessee requires the lessor to give notice of any default by the Ground Lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no
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notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement;
(i)    a Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease;
(j)    if applicable and to Seller’s Actual Knowledge, the lessor under such Ground Lease consented to and acknowledged: (i) the creation of the Mortgage for such Purchased Loan; and (ii) that any enforcement of such Purchased Loan and related change in ownership of the Ground Lessee will not require the consent of the lessor under such Ground Lease or constitute a default under such Ground Lease; and
(k)    such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee or long leasehold interest and permitted encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee or long leasehold interest unless a non-disturbance agreement is obtained from the holder of any mortgage on the fee or long leasehold interest that is assignable to or for the benefit of the related lessee and the related Mortgagee.
1.20.Advancement of funds to Seller
No Seller or other lender to the owner of such underlying Mortgaged Property has nor have any of its agents or predecessors in interest with respect to the Purchased Loans, in respect of such Purchased Loan, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related underlying Mortgaged Property other than (a) interest accruing on such Purchased Loan from the date of such disbursement of such Purchased Loan to the date which preceded by thirty (30) days the first payment date under the related Purchased Loan and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Loan.
1.21.Cross-collateralisation; Cross-default
Such Purchased Loan is not cross-collateralised or cross-defaulted with any loan or debt securities other than one or more other Purchased Loans.
1.22.Releases of Underlying Mortgaged Property
The Purchased Loan Documents for such Purchased Loan do not require the Mortgagee to release all or any material portion of the related underlying Mortgaged Property from the related Mortgage except upon payment in full of all amounts due under such Purchased Loan in relation to such underlying Mortgaged Property; provided that notwithstanding the foregoing, certain of the Purchased Loans may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 110% of the allocated loan amount, or (b) in the event the portion of the underlying Mortgaged Property being released was
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not given any material value in connection with the underwriting or valuation of the related Purchased Loan.
1.23.Acceleration Right
The Purchased Loan Documents for such Purchased Loan contain provisions for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without complying with the requirements of the related Purchased Loan Documents, (a) the related underlying Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold in a mortgagor, issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in such Mortgagor or an Affiliate thereof, transfers among affiliated Mortgagors with respect to such Purchased Loan which are cross-collateralised or cross-defaulted with other mortgage loans or multi-property loans or transfers of a similar nature (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral), or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a Lien against the related underlying Mortgaged Property, other than any existing permitted additional debt or debt otherwise permitted in the Purchased Loan Documents. The Purchased Loan Documents for such Purchased Loan require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer (of any property which is subject to a Mortgage), assumption or encumbrance requiring lender’s approval.
1.24.Approval Rights
Pursuant to the terms of the Purchased Loan Documents for such Purchased Loan: (a) no material terms of any related Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material portion of such Purchased Loan or the underlying Mortgaged Property may be released without the consent of the holder of such Purchased Loan, except to the extent such release is permitted under the terms of the related Purchased Loan Documents; (b) no material action affecting the value of the related underlying Mortgaged Property may be taken by the owner of the related underlying Mortgaged Property with respect to such underlying Mortgaged Property without the consent of the holder of such Purchased Loan; (c) the holder of such Purchased Loan is entitled to approve the business plan or operational budget of the owner of the related underlying Mortgaged Property as it relates to such underlying Mortgaged Property; and (d) the consent of the holder of such Purchased Loan is required prior to the owner of the related underlying Mortgaged Property incurring any additional indebtedness in each case, subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.
1.25.No equity participation or contingent interest
Such Purchased Loan contains no equity participation by the lender or shared appreciation feature or profit participation feature, does not provide for negative amortisation, does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property and does not have capitalised interest included in its principal balance.
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1.26.Inspections
Seller inspected or caused to be inspected each related underlying Mortgaged Property within twelve (12) months of the related Purchase Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Loan no more than twelve (12) months prior to the related Purchase Date. To the best of the Seller’s Actual Knowledge after due inquiry, there exists no material damage to any underlying Mortgaged Property that would have a material adverse effect on the value of such underlying Mortgaged Property as security for the related Purchased Loan other than those disclosed in the engineering report or property condition assessment.
1.27.Subordinated interests
(a)    Such Purchased Loan does not permit the related underlying Mortgaged Property to be encumbered by any Lien subordinate to or of equal priority with the related Mortgage without the prior written consent of the holder thereof subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.
(b)    To Seller’s Actual Knowledge, none of the underlying Mortgaged Properties securing such Purchased Loan is subject to any Lien which is subordinate to or of equal priority with the related Mortgage subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.
1.28.Origination and Servicing
(a)    The origination (or acquisition), servicing and collection practices used by Seller (and if the Purchased Loan was not originated by Seller, to Seller’s Actual Knowledge, the origination, servicing and collection practices used by such originator) in respect of such Purchased Loan have been in all respects legal, proper and prudent and have met customary industry standards for origination (or acquisition) servicing of commercial property loans (similar to such Purchased Loans).
(b)    The originator of such Purchased Loan was authorised to do business in the jurisdiction in which the related underlying Mortgaged Property is located at all times when it originated and held such Purchased Loan.
1.29.Licenses and permits
The related underlying Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such underlying Mortgaged Property and applicable planning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or
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issued with regard to the underlying Mortgaged Property have been obtained and are in full force and effect, except to the extent the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the underlying Mortgaged Property as it was used and operated as of the date of origination of the Purchased Loan or the rights of a holder of the related Purchased Loan.
1.30.Single purpose entity
The Mortgagor in respect of such Purchased Loan was, as of the origination of such Purchased Loan, a Special Purpose Vehicle. For this purpose, a “Special Purpose Vehicle” shall mean an entity, other than an individual, in relation to who, the Purchased Loan Documents for such Purchased Loan provide that it was formed or organised solely for the purpose of owning and operating one or more related underlying Mortgaged Properties securing such Purchased Loan and prohibit it from engaging in any business unrelated to such underlying Mortgaged Property or Properties and the financing thereof does not have any assets other than those related to its interest in such underlying Mortgaged Property or Properties or the financing thereof, or any indebtedness other than as permitted by the related Mortgage or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person, except as permitted by the related Mortgage or other Purchased Loan Documents.
1.31.Business plan, operational budget or financial statement
The related Purchased Loan Documents for such Purchased Loan require the related Mortgagor to furnish to the mortgagee at least annually a business plan or operational budget statement with respect to the related underlying Mortgaged Property showing amounts expected to be disbursed in the forthcoming year.
1.32.No offsets, defences or counterclaims
Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Loan nor any of the related Purchased Loan Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defence, including the defence of usury, nor will the operation of any of the terms of any such Purchased Loan Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Loan Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defence, including the defence of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defence has been asserted with respect thereto.
1.33.Transferability
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Other than consents and approvals obtained as of the related Purchase Date, or those already granted in the related Mortgage and/or Mortgage Loan, no consent or approval by any Person is required in connection with Seller’s sale and/or the acquisition by Buyer of such Purchased Loan, for Buyer’s exercise of any rights or remedies in respect of such Purchased Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for the sale, pledge or other disposition of such Purchased Loan by Buyer. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
1.34.Valuation
A valuation of the related underlying Mortgaged Property was conducted in connection with the origination of such Purchased Loan, and to Seller’s Actual Knowledge, such valuation satisfied in all material respects the requirements for a valuation on a market value basis as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor) and requirements of ANZVPS (or its equivalent in any applicable jurisdiction) and IVS.
1.35.No Fraud
No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Purchased Loan nor, to Seller’s Actual Knowledge, were any fraudulent acts committed by any Person in connection with the origination of such Purchased Loan.
1.36.Title
Seller (or an agent thereof) has obtained from lawyers appointed by it (or by the related Mortgagor) or with its consent a Certificate of Title (or results from an electronic certificate of title search) which showed no adverse entries, or, if such report did reveal any adverse entry, such entry would not have caused a reasonably prudent lender of money secured on commercial property to decline to proceed with the related advance on its agreed terms.
1.37.Transfer Certificate
Each related Transfer Certificate (as defined in the related Purchased Loan Documents) executed by Seller in blank, (assuming and upon the insertion of an assignee’s name and date) will, at such time but not before, constitute the legal, valid and binding first priority transfer of such Purchased Loan from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).
1.38.Improvements
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None of the improvements that were included for the purpose of determining the valuation of the related underlying Mortgaged Property at the time of the origination of such Purchased Loan lies outside the boundaries and building restriction lines of such underlying Mortgaged Property, except underlying Mortgaged Properties which are non-conforming uses, and no improvements on adjoining properties encroach upon such underlying Mortgaged Property, with the exception in each case of immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such underlying Mortgaged Property. With respect to each Purchased Loan, the property legally described in the survey, if any, obtained for the related underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage.
1.39.No compulsory purchase
To Seller’s Actual Knowledge, there are no proceedings pending or threatened, for the total compulsory purchase of the relevant underlying Mortgaged Property or a partial compulsory purchase of the relevant underlying Mortgaged Property that would have a material adverse effect on the value of such underlying Mortgaged Property as security for the related Purchased Loan.
1.40.Environmental matters
(a)    An environmental site assessment or environmental due diligence report relating to each underlying Mortgaged Property and prepared no earlier than twelve (12) months prior to the Purchase Date was obtained and reviewed by Seller in connection with the origination of such Purchased Loan and a copy is included in the Purchased Loan File.
(b)    To Seller’s Actual Knowledge, except as may be set forth in the environmental site assessment, there are no adverse circumstances or conditions with respect to or affecting the underlying Mortgaged Property that would constitute or result in a material violation of any applicable environmental laws, rules and regulations (collectively, “Environmental Laws”), other than with respect to an underlying Mortgaged Property (i) for which environmental insurance is maintained, (ii) that would require (x) any expenditure less than or equal to five percent (5%) of the outstanding principal balance of the Purchased Loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than five percent (5%) of the outstanding principal balance of such Purchased Loan to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 125% of the estimated cost as set forth in the environmental site assessment, were reserved in connection with the origination of the Purchased Loan and for which the related Mortgagor has covenanted to perform, (iii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the environmental site assessment or required by the applicable Governmental Authority, (iv) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or
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other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, (v) as to which the conditions or circumstances identified in the environmental site assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, (vii) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of five percent (5%) of the outstanding principal balance of such Purchased Loan;
(c)    With respect to any material adverse environmental condition set forth in the environmental site assessment, there exists either (i) environmental insurance with respect to such underlying Mortgaged Property or (ii) an amount in an escrow account charged as security for such Purchased Loan under the relevant Purchased Loan Documents equal to no less than 125% of the amount estimated in such environmental site assessment as sufficient to pay the cost of such remediation or other action in accordance with such environmental site assessment. Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (i) the related underlying Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such underlying Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such underlying Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such underlying Mortgaged Property.
(d)    The related Mortgage or other Purchased Loan Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future Environmental Laws and regulations in connection with the underlying Mortgaged Property.
(e)    For each of the Purchased Loans that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Loan and has a term ending no sooner
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than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Loan. All environmental assessments or updates that were in the possession of Seller and that relate to an underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.
1.41.Governmental action
To Seller’s Actual Knowledge, as of the date of first utilization of the Purchased Loan, and, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor under any Purchased Loan or any underlying Mortgaged Property that, if determined against such Mortgagor or such underlying Mortgaged Property, would materially and adversely affect the value of such underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Loan, or the ability of such Mortgagor and/or the current use of such underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Loan.
1.42.Underwriting
Each Purchased Loan complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s underwriting standards applicable to such Purchased Loan and since origination, the Purchased Loan has been serviced in all material respects in a legal manner in conformance with Seller’s servicing standards.
1.43.Financial statements
The Purchased Loan Documents require the Mortgagor to provide the holder of the Purchased Loan with at least annual financial statements and as initial conditions precedent, rent rolls (if applicable).
1.44.Easements
The following statements are true with respect to the related underlying Mortgaged Property: (a) the underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the underlying Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilised.
1.45.Withholding tax
All payments of principal interest and other sums due from any borrower to Seller in respect of any underlying Mortgaged Property are made to it under any Purchased Loan without any deduction or withholding for or on account of Taxes.

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EXHIBIT VI-V
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED LOAN
WHICH IS A FOREIGN PURCHASED LOAN (CAD)

1.Whole Loan; Ownership of Purchased Loans.  Each Purchased Loan is a whole loan and not a participation interest in a Purchased Loan.  At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage or any other applicable Purchased Loan Document was subject to any assignment, participation or pledge, and Seller had good title to, and was the sole legal and beneficial owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement.  Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges, hypothecs or security interests of any nature encumbering such Purchased Loan.

2.Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset,     defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

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3.Mortgage Provisions.  The Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Loan File (a) the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from any of its material obligations under the Purchased Loan.

5.Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Mortgagee and assignment of any other applicable Purchased Loan Document, constitutes a legal, valid and binding assignment to the Mortgagee. Each related Mortgage and Assignment of Leases and applicable Purchased Loan Document is freely assignable or transferable without the consent of or any requirement to consult with or obtain authorization or consent from the related Mortgagor.

Each related Mortgage is a legal, valid and enforceable first lien or other first priority mortgage, charge, hypothec and security interest on the related Mortgagor’s fee (or if identified in the Due Diligence Package, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Loan or allocated loan amount (subject only to (i) Permitted Encumbrances (as defined below); (ii) the exceptions to paragraph 6 (“Permitted Liens; Title Insurance”) of this Exhibit VI –IV set forth in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI-IV; and (iii) matters that have been disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package (each such exception in the foregoing clauses (i) through (iii), a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy (as hereinafter defined) or that has been disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package, such Mortgaged Property (subject to and excepting Permitted Encumbrances and Title Exceptions) as of origination was, and currently is, free and clear of any recorded mechanics’, construction or builders’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or
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equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).

All actions have been taken and all filings, recordings and registrations have been made
(or will have been submitted in proper form for filing, recording and/or registration within any applicable time limits prescribed by applicable Requirements of Law) in all public places necessary to perfect a valid first priority mortgage, charge, hypothec and security interest in the Mortgaged Property and the security created by such Mortgage.

6.Permitted Liens; Title Insurance.  The Mortgaged Property securing a Purchased Loan is covered by a title insurance policy issued by a title insurer in the course of its business in Canada in a form approved for use in the applicable jurisdiction of Canada (or, if such policy is yet to be issued, by a commitment to insure or acknowledgement confirming that a policy will be issued, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Loan (or with respect to a Purchased Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the [first priority lien] of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; and (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; provided that none of which items (a) through (e), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. With respect to such Purchased Loan, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Actual Knowledge, any other holder of such Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.Assignment of Leases and Rents.  There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) or other applicable comparable Purchased Loan Document. Subject to the Permitted Encumbrances and the Title Exceptions, as applicable, or to the extent disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date as part of the Due Diligence Package, each related Assignment of Leases or other Purchased Loan Document creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases,
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including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases or Purchased Loan Document, as applicable, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Purchased Loan, a receiver or receiver-manager is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

8.PPSA Filings / Required Filings.  Seller has filed and/or recorded or caused to be filed and/or recorded PPSA financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of PPSA financing statements are required in order to effect such perfection.

9.Condition of Property.  Seller or the originator of the Purchased Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Loan and within thirteen months of the Purchase Date.

An engineering report or property condition assessment and such other engineering, property and technical reports that are customarily prepared in connection with the origination of Foreign Purchased Loans (CAD) was prepared in connection with the origination of each Purchased Loan no more than thirteen months prior to the Purchase Date.  To Seller’s Actual Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, and except as disclosed on any engineering report or property condition assessment or other engineering, property and technical reports delivered to Buyer, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Loan.

10.Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase
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Date have become delinquent in respect of each related Mortgaged Property, to Seller’s Actual Knowledge, have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

11.Condemnation.  To Seller’s Actual Knowledge, as of the Purchase Date, Seller has not received written notice from any government agency or body of any proceeding pending or threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

12.Actions Concerning Purchased Loan.  To Seller’s Actual Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, the Mortgage or any other Purchased Loan Document, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents, (f) the current principal use of the Mortgaged Property or (g) title or ownership of Seller and/or Buyer of the Purchased Loan Documents and/or the rights, title and interests thereunder.

13.Escrow Deposits.  All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Purchased Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Loan Documents are being conveyed by Seller to Buyer or its servicer.

14.No Holdbacks.  Except as for Purchased Loans identified to Buyer in connection with the subject transaction as having future advances, the principal amount of the Purchased Loan stated in the Due Diligence Package has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

15.Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form”
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that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance equal to or more than the then-current equivalent of $50 million based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination, 18 months).

If any material part of the improvements located on a Mortgaged Property is located in a flood plain area designated by any applicable Governmental Authority or is otherwise identified as having special flood hazards, the related Mortgagor is required to maintain flood insurance with respect to such improvements and such coverage is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Purchased Loan or (ii) the value of the improvements on the related Mortgaged Property located in such flood plain or other flood hazard area.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than the then-current equivalents of $1 million per occurrence and $2 million in the aggregate based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination.

The related Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section due and payable as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Loan obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the Purchased Loan Documents to the lender of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

16. Access; Utilities; Separate Tax Lots.  To Seller’s Actual Knowledge, based solely upon Seller’s review of the related Title Policy (if applicable) and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels (if applicable) which do not include any property which is not part of the Mortgaged Property or, if applicable, is subject to an endorsement under the related Title Policy insuring the Mortgaged Property.

17.No Encroachments. To Seller’s Actual Knowledge based solely on current surveys and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan, or except as disclosed by or on behalf of the applicable Seller to Buyer in writing prior to the Purchase Date, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements were obtained under the Title Policy, and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements obtained with respect to the Title Policy.

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18.No Contingent Interest or Equity Participation. No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature.

19.Compliance with Usury Laws. To Seller’s Actual Knowledge, in reliance solely upon legal opinions delivered in connection with a Purchased Loan, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable laws including provincial or federal laws, regulations and other requirements pertaining to usury.

20.Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by Buyer.

21.Local Law Compliance. To Seller’s Actual Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy (if applicable), or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, or matters that have been described in the related Property Report, (ii) are adequately reserved for in accordance with the Purchased Loan Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

22.Licenses and Permits. Each Mortgagor covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Actual Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

23.Mortgage Releases. The terms of the related Mortgage or related Purchased Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal
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repayment of not less than a specified percentage, (b) upon payment in full of such Purchased Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation or taking by a state or other jurisdiction or any political subdivision or authority thereof.

24.Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

25.Acts of Terrorism Exclusion. With respect to each Purchased Loan over the then-current equivalent of $20 million based on the Spot Rate with respect to the Applicable Currency of such Purchased Loan as of the date of determination, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”) (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Loan, and, to Seller’s Actual Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in the related report delivered by Seller to Buyer of any exceptions to the representations and warranties set forth in this Exhibit VI-IV; provided, that if TRIA (or the equivalent Requirements of Law under the relevant non-U.S. jurisdiction) or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the
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Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

26.Single-Purpose Entity. Except as otherwise disclosed in the Due Diligence Package, each Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each Purchased Loan with an unpaid principal balance as of the Purchase Date in excess of the then-current equivalent of $5 million, based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination, provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Loan with an unpaid principal balance as of the Purchase Date of the then-current equivalent of $50 million or more, based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination, has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Loan has an unpaid principal balance as of the Purchase Date equal to the then-current equivalent of $5 million, based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination, or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property.

27.Ground Leases. For purposes of this Exhibit VI-IV, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the

With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

a)The Ground Lease has been duly recorded or registered or submitted for         recordation or registration in a form that is acceptable for recording or registration in the     applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related
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Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

b)The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

c)The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Loan, or 10 years past the stated maturity if such Purchased Loan fully amortizes by the stated maturity (or with respect to a Purchased Loan that accrues on an actual 360 basis, substantially amortizes);

d)The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

e)The Ground Lease does not place, in Seller’s reasonable judgment and to Seller’s Actual Knowledge, commercially unreasonably restrictions on the identity of the Mortgagee and, upon foreclosing on the Mortgage, the Ground Lease is assignable to the holder of the Purchased Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with such Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Purchased Loan and its successors and assigns without the consent of the lessor;

f)Seller has not received any written notice of material default or forfeiture under or notice of termination of such Ground Lease. To Seller’s Actual Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease, or would lead to a forfeiture of such Ground Lease, and to Seller’s Actual Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

g)The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

VI-V-11

h)The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

i)The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a Seller in connection with loans originated for securitization;

j)Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest;
k)In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest; and

l)Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in an Act of Insolvency.
28.Servicing. The servicing and collection practices used by Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

29.Origination and Underwriting. The origination practices of Seller (or to Seller’s Actual Knowledge the related originator if Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, in material compliance with applicable law and as of the date of its origination, such Purchased Loan and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Actual Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, provincial or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or
VI-V-12

otherwise cover any matters with respect to federal, provincial or local law otherwise covered in this Exhibit VI-IV.

30.No Material Default; Payment Record. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, no Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, to Seller’s Actual Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit VI-IV (including, but not limited to, the prior sentence). No person other than the holder of such Purchased Loan may declare any event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

31.Bankruptcy. To Seller’s Actual Knowledge as of the Purchase Date and the date of the transfer of any Margin Excess to Seller, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal Act of Insolvency or in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, administration, examinership or similar proceeding.
32.Organization of Mortgagor. Based solely upon Seller’s reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan, the related Mortgagor is an entity organized under the federal or provincial laws of Canada.

33.Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither Seller nor the underlying obligor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related Purchased Loan Documents require the borrower to materially comply with all Environmental Laws. Each mortgagor has agreed to either indemnify the mortgagee for any losses resulting from any material, adverse environmental condition (to the extent such condition is not caused by Seller, or from any
VI-V-13

failure of the mortgagor to abide by such Environmental Laws) or has provided environmental insurance.

34.Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Loan origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who (i) is a member in good standing with the Appraisal Institute Canada holding an Accredited Appraiser Canadian Institute (“AACI”) designation and an Appraisal Institute (“MAI”) designation, and (ii), to Seller’s Actual Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Canadian Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Institute of Canada.

35.Due Diligence Package. To Seller’s Actual Knowledge, the information pertaining to each Purchased Loan which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.

36.Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to Seller’s Actual Knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Loan, other than contributions made on or prior to the date hereof.

37.Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.
38.Transferability: Other than consents and approvals obtained or granted pursuant to the related Mortgage and/or Purchased Loan Documents, no consent or approval by any Person is required in connection with (a) Seller’s sale and/or Buyer’s acquisition of such Purchased Loan, (b) Buyer’s exercise of any rights or remedies in respect of such Purchased Loan (except with respect to compliance with any applicable Requirement of Law in connection with the exercise of any rights or remedies by Buyer) or (c) Buyer’s sale, pledge or other disposition of such Purchased Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
VI-V-14

39.Condition of the Mortgaged Property: (a) Seller has not received notice of any pending or, to Seller’s Actual Knowledge, threatened steps to affect the compulsory purchase of all or any material portion of the Mortgaged Property and (b) to Seller’s Actual Knowledge (based on valuations obtained in connection with the origination of a Purchased Loan) as of the date of the origination of such Purchased Loan, no such valuation disclosed any matter or thing that would materially and adversely affect the value or marketability of the Mortgaged Property.
40.Title: If no Title Policy is obtained by Seller, then Seller obtained from its lawyer or other approved party an opinion on title which discloses only liens and/or Encumbrances that are Title Exceptions.
41.Provisions of Purchased Loan Documents: (a) to Seller’s Actual Knowledge, the representations and warranties in the applicable Purchased Loan Documents are true and correct in all material respects and (b) the applicable Purchased Loan Documents require the Mortgagor to provide Seller with (A) annual audited accounts of the Mortgagor in respect of the Purchased Loans, (ii) semi-annual unaudited management accounts of the Mortgagor in respect of the Purchased Loans, (iii) annual valuations for the Mortgaged Property comprising real estate, (iv) quarterly rent rolls and quarterly forecast of expenses for the Mortgaged Property.
42.Advancement of Funds: Seller has not advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Purchased Loan.
43.Cross-Collaterialization; Cross-Default: The Purchased Loan is not cross-collateralized or cross-defaulted with any other loan or security.
44.Acceleration: The applicable Purchased Loan Documents contain provisions for the acceleration of the payment of the unpaid principal balance of the Purchased Loan if (a) there is a disposal of the Mortgaged Property or the Mortgagor, or (b) any security interests are created over the Mortgaged Property or the Mortgagor in contravention of the Purchased Loan Documents.
45.Approval Rights: Pursuant to the terms of the applicable Purchased Loan Documents: (a) no material terms of the Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material portion of the Mortgage or the Mortgaged Property may be released without the consent of the holder of the Purchased Loan, except to the extent such release is permitted under the terms of the applicable Purchased Loan Documents; (b) no material action affecting the value of the Mortgaged Property may be taken by the owner of the Mortgaged Property with respect to the Mortgaged Property without the consent of the holder of the applicable Purchased Loan Documents; and (c) the consent of the holder of the applicable Purchased Loan Documents is required prior to the owner of the Mortgaged Property incurring any additional indebtedness in each case, subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the Mortgaged Property in the jurisdiction in which the Mortgaged Property is located.
46.Reserves: All reserves, funds, escrows and deposits required pursuant to the Purchased Loan Documents for a Purchased Loan have been so funded and deposited, are in the possession, or under the control, of an agent of trustee for the holder of the Purchased Loan and, to Seller’s Actual Knowledge, there are no deficiencies in connection therewith.
VI-V-15

47.No Fraud: No fraudulent acts were committed by Seller in connection with its acquisition or origination of the Purchased Loan nor, to Seller's Actual Knowledge, were any fraudulent acts committed by any person in connection with the origination of the Purchased Loan.
48.No Equity Participation; No Contingent Interest: No Purchased Loan (a) contains an equity participation by the lender or shared appreciation feature or profit participation feature, (b) provides for negative amortization, (c) provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or (d) has capitalized interest included in its principal balance.
49.Transfer Certificate: Each Transfer Certificate executed by Seller in blank (assuming the insertion of the date and an assignee’s name) will constitute the legal, valid and binding first priority assignment of the related Purchased Loan from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.

VI-V-16

[Redacted]
[Redacted
VII-1

EXHIBIT VIII
FORM OF TRANSACTION REQUEST
Ladies and Gentlemen:
Pursuant to Section 3(a) of that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (the “Agreement”), among Citibank, N.A. (“Buyer”) and [list Seller entities other than the “Seller” defined hereunder] and any Person that joins as a Seller (as such term is defined in the Agreement) under the Agreement from time to time, [__________], LLC (“Seller”) hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Eligible Loan:	[__________________]
Aggregate Principal Amount of Proposed Eligible Loan:	[$/£/€/A$/C$_________________]
Amount of Purchase Price Requested by Seller:	[$/£/€/A$/C$_________________]

VIII-1

Name and address for communications:
Buyer:

Citibank, N.A.
    388 Greenwich Street, Trading 4th Floor
    New York, New York 10013
    Attention:    Lindsay DeChiaro/Chris Cho
    Telephone: [redacted]
    Email: [redacted]

Seller:
[________________], LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Global BREDS Capital Markets
Tel: [redacted]
Email: [redacted]

VIII-2

4912-6153-4536v.5

SELLER: [_________________________], LLC, a Delaware limited liability company By: ___________________________ Name: Title:

VIII-3

4912-6153-4536v.5

Schedule 1 to Transaction Request
(Attachments: Collateral Tape and Eligible Loan Due Diligence Checklist)

Eligible Loan:
Aggregate Principal Amount of Eligible Loan: [$/£/€/A$/C$______________]

VIII-4

4912-6153-4536v.5

Schedule 2 to Transaction Request

Exceptions to Representations and Warranties Set
Forth on Exhibit VI

VIII-5

4912-6153-4536v.5

EXHIBIT IX
FORM OF REQUEST FOR MARGIN EXCESS
Ladies and Gentlemen:
Pursuant to Section [4(c)][4(e)] of that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (the “Agreement”), among Citibank, N.A. (“Buyer”) and [list Seller entities other than the “Seller” defined hereunder] and any Person that joins as a Seller (as such term is defined in the Agreement) under the Agreement from time to time, [__________], LLC (“Seller”) hereby requests that Buyer transfer cash to Seller with respect to the Purchased Loan described below in the amount set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchased Loan:	[__________________]
Amount of Increase in outstanding Purchase Price Requested by Seller:	[$/£/€/A$/C$_________________] [Describe how Amount Calculated]
Type of Margin Excess:	[Margin Excess (Future Funding)] [Margin Excess (Other) – [DESCRIBE REASON: Margin Deficit, Prior Paydown without Release of Collateral, Original Purchase Price less than Maximum Purchase Price]]

Name and address for communications:
Buyer:

Citibank, N.A.
    388 Greenwich Street, Trading 4th Floor
    New York, New York 10013
    Attention:    Lindsay DeChiaro/Chris Cho
    Telephone: [redacted]
    Email: [redacted]
Seller:
[______________________], LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention:     Global BREDS Capital Markets
Telephone: [redacted]
Email: [redacted]

SELLER: [______________________], LLC, a Delaware limited liability company By: ___________________________ Name: Title:

EXHIBIT X
FORM OF IRREVOCABLE DIRECTION LETTER3

[SELLER]

[LETTERHEAD]

IRREVOCABLE DIRECTION LETTER

AS OF [    ], 20[__]
Ladies and Gentlemen:
Please refer to: (a) that certain [Loan Agreement], dated [        ], 20[__], by and among [        ] (the “Borrower”), as borrower, and [_____________] (the “Lender”), as lender; and (b) all documents securing or relating to that certain [$/£/€/A$/C$        ] loan made by the Lender to the Borrower on [        ], 20[__] (the “Loan”).
You are advised as follows, effective as of the date of this letter.
Assignment of the Loan. The Lender has entered into that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (as the same may be amended, supplemented, extended, restated, replaced and/or otherwise modified from time to time, the “Repo Agreement”), with Citibank, N.A. (“Citi”), 388 Greenwich Street, New York, New York 10013, [list Seller entities other than the “Lender” defined hereunder] and any other Person that joins as a Seller under the Repo Agreement from time to time, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Citi. This assignment shall remain in effect unless and until Citi has notified you otherwise in writing.
Direction of Funds. In connection with Lender’s obligations under the Repo Agreement, Lender hereby directs you to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account at [____________] for the benefit of Citi:
________________
________________
________________
Account: _____________
Attn: ____________________
This direction shall remain in effect unless and until Citi has notified you otherwise in writing.
3 On the Purchase Date for each Foreign Purchased Loan, this Exhibit X shall be reasonably revised as mutually agreed upon by Buyer and Seller to reflect any equivalent terminology, customary market practices and Requirements of Law in the relevant non-U.S. jurisdiction, in each case applicable to such Foreign Purchased Loan.

Modifications, Waivers, Etc. No modification or waiver of any party’s obligations in respect of this letter shall be effective without the prior written consent of Citi.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.
[Signature Page Follows]

Very truly yours,

[______________________________], a Delaware limited liability company By: ___________________________ Name: Title:

Date: [        ], 20[__]
Agreed and accepted this [ ]
day of [    ], 20[__]
[            ]
By:______________________
Name: ___________________
Title: ____________________

EXHIBIT XI
FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”) dated as of [●], is made by and among Parlex 2 Finance, LLC, Parlex 2A Finco, LLC, Parlex 2 UK Finco, LLC, Parlex 2 EUR Finco, LLC, Parlex 2 AU Finco, LLC, Parlex 2 CAD Finco, LLC, Wispar 5 Finco, LLC [ADD OTHER PREVIOUSLY ADDED SELLERS], each a Delaware limited liability company, and Silver Fin II Sub TC Pty Ltd, a proprietary company incorporated under the laws of Australia (ACN 657 021 577), acting in its personal capacity and as trustee of the Silver Fin II Sub Trust (ABN 36 362 640 907) (collectively, the “Existing Sellers”), [●], [a Delaware limited liability company] (the “Joining Seller”), and Citibank, N.A. (“Buyer”).
W I T N E S S E T H:
WHEREAS, Existing Sellers and Buyer, entered into that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of June 10, 2025 (as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Repurchase Agreement”), pursuant to which Existing Sellers agreed to sell to Buyer certain Eligible Loans upon the terms and subject to the conditions set forth therein (each such transaction, a “Transaction”);
WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Repurchase Agreement; and
WHEREAS, Existing Sellers and Buyer desire to modify certain terms and provisions of the Repurchase Agreement and the other Transaction Documents to admit Joining Seller to the Repurchase Agreement and the other Transaction Documents as a Seller in accordance with this Joinder Agreement.
NOW, THEREFORE, in order to induce Buyer to enter into a Transaction with Joining Seller, and in consideration of the substantial benefit Joining Seller will derive from Buyer entering into such Transaction, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Joining Seller hereby agrees as follows:
1.    In consideration of Joining Seller becoming a Seller entitled to enter into Transactions with Buyer under and subject to the terms and conditions of the Repurchase Agreement, Joining Seller hereby agrees that, effective as of the date hereof, Joining Seller is, and shall be deemed to be, a “Seller” under the Repurchase Agreement and each of the other Transaction Documents to which a Seller is a party (including, without limitation, the Fee Agreement), and agrees that from the date hereof and so long as the Repurchase Obligations remain outstanding, Joining Seller hereby assumes the obligations of a “Seller” under, and Joining Seller shall perform, comply with and be subject to and bound by each of the terms, covenants and conditions of the Repurchase Agreement and each of the other Transaction Documents which are stated to apply to or are made by a Seller (including, without limitation, the Fee Agreement). Without limiting the generality of the foregoing, Joining Seller hereby represents and warrants that (i) each of the representations and warranties set forth in Section 10 of the Repurchase Agreement are true and correct as to Joining Seller and its related Purchased Loan on and as of the date hereof and (ii) Joining Seller has heretofore received true and correct copies of the Repurchase Agreement and each of the other Transaction Documents as in effect on the date hereof.
2.    Without limiting the foregoing, Joining Seller agrees that it is and shall be obligated to pay the Repurchase Price applicable to its Purchased Loan on the Repurchase Date therefor and perform and pay all of the other Repurchase Obligations applicable to Joining Seller and such Purchased Loan as if it were an original party to the Repurchase Agreement (including, without limitation, all obligations arising under the Fee Agreement) and agrees to execute and deliver such documents, agreements and other instruments as Buyer may reasonably request in connection with such Joining Seller’s obligations hereunder and under the Repurchase Agreement and the other Transaction Documents.
3.    In furtherance of the foregoing, Joining Seller shall execute and deliver or cause to be executed and delivered, at any time and from time to time, such further instruments and documents, and shall do or cause to be done such further acts, as may be reasonably necessary or proper in the opinion of Buyer to carry out more effectively the provisions and purposes of this Joinder Agreement and the Repurchase Agreement.
4.    The Existing Sellers and Joining Seller each acknowledge and agree that, except as modified by this Joinder Agreement, the Repurchase Agreement and each of the other Transaction Documents remains unmodified and in full force and effect and all of the terms, covenants and conditions thereof are hereby ratified and confirmed in all respects.
5.    Notwithstanding any provision, covenant, agreement or requirement to the contrary contained in this Joinder Agreement, the Repurchase Agreement or any other Transaction Document, Seller shall make commercially reasonable efforts to amend, restate, or otherwise modify the Custodial Agreement in order to join the Joining Seller thereto, and for the Joining Seller to enter into a new (a) servicing agreement with Servicer in substantially the same form as the applicable Servicing Agreement and (b) blocked account agreement with Servicer and Depository in substantially the same form as the applicable Blocked Account Agreement establishing a Cash Management Account with Depository in the manner required pursuant to Section 5(a) of the Repurchase Agreement.
6.    Notice information for Joining Seller for purposes of Section 17 and Annex I of the Repurchase Agreement and each other applicable Transaction Document shall be as specified in the signature pages hereto for Joining Seller, or at such other address and person as shall be designated from time to time in a written notice to the other parties hereto in the manner provided for in Section 17 of the Repurchase Agreement.
7.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
8.    This Joinder Agreement may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.
[Remainder of page intentionally left blank; signatures follow on next page.]

IN WITNESS WHEREOF, each of Joining Seller, Exiting Sellers and Buyer has duly executed and delivered this Joinder Agreement as of the date and year first above written.
JOINING SELLER:

[●]

By:    ______________________________
    Name:
    Title:

Address for notices to Joining Seller:

[Joining Seller]
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Global BREDS Capital Markets
Tel: [redacted]
Email: [redacted]

With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: [redacted]
Email: [redacted]

EXISTING SELLERS:

PARLEX 2 FINANCE, LLC

By:    ______________________________
    Name:
    Title:

PARLEX 2A FINCO, LLC

By:    ______________________________
    Name:
    Title:

PARLEX 2 UK FINCO, LLC

By:    ______________________________
    Name:
    Title:

PARLEX 2 EUR FINCO, LLC

By:    ______________________________
    Name:
    Title:

PARLEX 2 AU FINCO, LLC

By:    ______________________________
    Name:
    Title:

PARLEX 2 CAD FINCO, LLC

By:    ______________________________
    Name:
    Title:

WISPAR 5 FINCO, LLC

By:    ______________________________
    Name:
    Title:

Executed by SILVER FIN II SUB TC PTY LTD in its personal capacity and as trustee for Silver Fin II Sub Trust in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of company secretary/director [delete position as appropriate]

Full name of director who states that they are a director of Silver Fin II Sub TC Pty Ltd	Full name of company secretary/director [delete position as appropriate] who states that they are a company secretary/director [delete position as appropriate] of Silver Fin II Sub TC Pty Ltd

BUYER:

CITIBANK, N.A.

By:    ______________________________
    Name:

    Title:

2

EXHIBIT XII
FORM OF FACILITY ASSET CHART

Facility Asset Chart

[DATE]

			Column A	Column B		Column C	Column D	Column E
Purchased Loan	Seller Loan Commitment Amount	Current Seller Outstandings	Current Outstanding Buyer Purchase Prices	Current Margin Excess (Other)	Current Outstanding Purchase Prices Plus Current Margin Excess (Other)	Adjusted Margin Excess (Future Fundings)	Total of A, B, C	Potential Margin Excess (Future Fundings)
Total	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
XII-1

EXHIBIT XIII

INTENTIONALLY OMITTED

XIII-1

EXHIBIT XIV
REFERENCE RATE TERMS FOR FOREIGN PURCHASED LOANS (GBP)

CURRENCY:	Pounds Sterling.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	0.00 per cent. per annum or such other percentage rate per annum specified in the Confirmation in relation to the relevant Foreign Purchased Loan (GBP).
Break Costs:	None.
Business Day Conventions:	(1) If any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period:

(a)    subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)    if a Pricing Rate Period begins on the last Business Day of a calendar month, that Pricing Rate Period shall end on the last Business Day in the calendar month in which that Pricing Rate Period is to end.

(2)    If a Pricing Rate Period would otherwise end on a day which is not a Business Day, that Pricing Rate Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time or any successor rate to, or replacement rate for, that rate.
Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Buyer) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available, calculated by excluding the highest spread (or, if there is more than one highest spread, one only of those highest spreads) and lowest spread (or, if there is more than one lowest spread, one only of those lowest spreads) of the Central Bank Rate over the relevant period.
Central Bank Rate Spread:	In relation to any RFR Banking Day, the number (expressed as a percentage rate per annum) calculated by the Buyer which is equal to:
(a) the RFR for that RFR Banking Day; less (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day, provided that if such amount is less than zero, the Central Bank Rate Spread shall be zero.
Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(1) the RFR for that RFR Banking Day; or
(2) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(a) the Central Bank Rate for that RFR Banking Day; and
(b) the applicable Central Bank Rate Adjustment; or
(3) if paragraph (2) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
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(a) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(b) the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in each case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.
Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	Not Applicable.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Published Rate Contingency Period	One month.
Reporting Times	Not Applicable.
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EXHIBIT XV
DAILY NON-CUMULATIVE COMPOUNDED RFR RATE
The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during a Pricing Rate Period for a Foreign Purchased Loan (GBP) is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Buyer when performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:
where:
“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;
“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Pricing Rate Period;
“dcc” means 365 (being the market convention for sterling);
“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and
the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Pricing Rate Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Buyer when performing the calculation, taking into account the capabilities of any software used for that purpose):
where:
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“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Pricing Rate Period to, and including, that Cumulated RFR Banking Day;
“dcc” has the meaning given to that term above; and
the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:
where:
“d0” means the number of RFR Banking Days in the Cumulation Period;
“Cumulation Period” has the meaning given to that term above;
“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;
“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;
“dcc” has the meaning given to that term above; and
“tni” has the meaning given to that term above.

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